As filed with the Securities and Exchange Commission on April 20, 2023

Registration No. 333-271184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHARING SERVICES GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	7374	30-0869786
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5200 Tennyson Pkwy, Suite 400

Plano, TX, 75024

(469) 304-9400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Thatch

Chief Executive Officer

5200 Tennyson Pkwy, Suite 400

Plano, TX, 75024

(469) 304-9400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Darrin M. Ocasio, Esq.

Jay Yamamoto, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: +1-212-930-9700

As soon as practicable after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED APRIL 20, 2023

SHARING SERVICES GLOBAL CORPORATION

280,528,500 shares of Common Stock

(par value $0.0001 per share)

This prospectus is being furnished to you as a stockholder of DSS, in connection with the planned distribution to its stockholders of shares of common stock, par value $0.0001 per share (the “Common Stock”) of Sharing Services Global Corporation (the “Company,” “Sharing Services,” “we,” “our” or “us” as applicable) beneficially held by DSS, Inc. (formerly Document Security Systems, Inc.) (“DSS”), directly and through its subsidiary, Decentralized Sharing Systems, Inc. (“DSSI”) (the “Distribution”).

As a major shareholder of Sharing Services, DSS is focused on identifying opportunities that will foster the long-term growth of the Company and strengthen its ability to turnaround its direct sales business. In concert with this, DSS, together with its subsidiary DSSI, plans to distribute an aggregate of approximately 280 million shares of our Common Stock (the “Sharing Services Shares”) beneficially held by DSS and DSSI in a distribution to holders of DSS common stock, par value $0.0001 per share (“DSS Common Stock”) as of April 28, 2023 (the “Record Date”). As of the Record Date, Mr. Chan, individually and through affiliates, beneficially held 140,264,250 shares of DSS Common Stock (the “Affiliate Shares”).  Except for the Affiliate Shares, each share of DSS Common Stock outstanding as of 5:00 p.m., New York City time, held on a Record Date, will entitle the holder thereof to receive two (2) Sharing Services Shares.

Immediately prior to the Distribution, DSS, together with its subsidiary DSSI, will beneficially hold 81.1% or 305,349,589 of the issued and outstanding shares of our Common Stock. The Distribution will be effective as of 5:00 p.m., New York City time, on May 4, 2023 (“Distribution Date”).

The Distribution will not occur until this Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”). The Distribution will be made in book-entry form by a distribution agent.

Our Common Stock is currently traded on the OTCQB Marketplace (“OTCQB”) operated by the OTC Markets Group, Inc. under the symbol “SHRG.” The Sharing Services Shares may become illiquid as we cannot predict whether any trading market will develop after the Distribution. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock.

DSS stockholders are not required to vote on or take any other action in connection with the Distribution. We are not asking you for a proxy, and we request that you do not send us a proxy. DSS stockholders will not be required to pay any consideration for the Sharing Services Shares that they receive in the Distribution, and they will not be required to surrender or exchange their shares of DSS Common Stock or take any other action in connection with the Distribution.

Investing in our securities involve a high degree of risk. Before buying any securities, you should carefully consider the matters described in the section titled “Risk Factors” beginning on page 6 of this Prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Prospectus is April 20, 2023.

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QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following questions and answers briefly address some commonly asked questions about the Distribution. They may not include all the information that is important to you. We encourage you to read carefully this entire Prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.

Q:	What is the Distribution?

A:

The Distribution is a method by which we will begin to separate from DSS. DSS currently beneficially owns, together with its subsidiary, Decentralized Sharing Systems, Inc. (“DSSI”), 305,349,589 shares of our Common Stock, representing 81.1% of our issued and outstanding capital stock. In connection with the Distribution, DSS, together with its subsidiary DSSI, will distribute to holders of DSS Common Stock an aggregate of 280,528,500 Sharing Services Shares. Following the Distribution, DSS, together with its subsidiary DSSI, will retain shares representing an approximately 6.6% ownership interest in the Company.

Q:	Will the number of shares of DSS Common Stock I own change as a result of a Distribution?

A:	No, the number of shares of DSS Common Stock you own will not change as a result of a Distribution.

Q:	What are the reasons for the Distribution?

A:	The Distribution is a method by which DSS will begin to carry out the intention of management and the board of directors of DSS (“DSS Board”) to reward DSS stockholders via the issuance of the Sharing Services Shares.

Q:	What will I receive in a Distribution?

A:	As a holder of DSS Common Stock, you will receive a dividend of two (2) Sharing Services Shares for every share of DSS Common Stock you hold on the Record Date. The distribution agent will distribute only whole Sharing Services Shares in the Distribution. Your proportionate interest in DSS will not change as a result of the Distribution. For a more detailed description, see “The Distribution.”

Q:	What is being distributed to holders of DSS Common Stock in the Distribution?

A:	DSS will together with its subsidiary DSSI distribute 280,528,500 Sharing Services Shares in the Distribution, which constitutes approximately 74.5 % of our issued and outstanding shares of Common Stock. For more information on the shares being distributed in the Distribution, see “Description of Our Capital Stock—Common Stock.”

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Q:	What is the record date for the Distribution?

A:	The DSS Board has designated 5:00 p.m., New York City time, on April 28, 2023, as the record ownership date for the Distribution.

Q:	When will the Distribution to holders of DSS Common Stock occur?

A:	The Distribution will be effective as of 5:00 p.m., New York City time on May 4, 2023 (the “Distribution Date”). On or shortly after the Distribution Date, the Sharing Services Shares will be credited in book-entry accounts for stockholders entitled to receive those shares in the Distribution. We expect that it may take the distribution agent up to two weeks after each Distribution Date to fully distribute the Sharing Services Shares to DSS stockholders. See “Questions and Answers About the Distribution—How will DSS distribute the Sharing Services Shares?” for more information on how to access your book-entry account or your bank, brokerage or other account holding Sharing Services Shares that you will receive in the Distribution.

Q:	What do I have to do to participate in the Distribution?

A:	You are not required to take any action, but we urge you to read this Prospectus carefully. Holders of DSS Common Stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of DSS Common Stock, in order to receive Sharing Services Shares in the Distribution. No stockholder approval of the Distribution is required. We are not asking you for a vote, and we request that you do not send us a proxy card.

Q:	If I sell my shares of DSS Common Stock on or before the Distribution Date, will I still be entitled to receive shares of Common Stock in the Distribution?

A:	If you hold shares of DSS Common Stock as of the Record Date and decide to sell them on or before the relevant Distribution Date, you will not be entitled to receive Sharing Services Shares. You should discuss these alternatives with your bank, broker or other nominee.

Q:	How will DSS distribute the Sharing Services Shares?

A:	Registered stockholders: If you are a registered stockholder (meaning you own your shares of DSS Common Stock directly through DSS’s transfer agent, American Stock Transfer & Trust Company, LLC), VStock Transfer, LLC our transfer agent, which is serving as the distribution agent in connection with the Distribution, will credit the Sharing Services Shares you receive in the Distribution to a new book-entry account on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of Sharing Services Shares you own. You will be able to access information regarding your book-entry account holding the Sharing Services Shares at VStock Transfer, LLC.

“Street name” or beneficial stockholders: If you own your shares of DSS Common Stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the Sharing Services Shares you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders, even if requested. See “The Distribution—When and How You Will Receive Company Shares” for a more detailed explanation.

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Q:	What is the U.S. federal income tax consequences to me of the Distribution?

A:	DSS shareholders will be subject to being taxed on the distribution of the Sharing Services Shares.

See “Material U.S. Federal Income Tax Consequences of the Distribution” for more information regarding the potential tax consequences to you from the Distribution.

You should consult your own tax advisors regarding the particular tax consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

Q:	Does the Company intend to pay cash dividends?

A:	Following the Distribution, we do not anticipate paying any dividends on Sharing Services Shares in the foreseeable future. See “Dividend Policy” for more information.

Q:	How will our Common Stock trade?

A:

Our shares of Common Stock are currently traded on the OTCQB under the symbol “SHRG.” However, our shares of Common Stock are not listed on any securities exchange and the Sharing Services Shares may be illiquid as we cannot predict whether any trading market will develop after the Distribution. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock.

Q:	Will my shares of DSS Common Stock continue to trade on the NYSE American LLC exchange (“NYSE Amex”) following the Distribution?

A:	Yes. Following the Distribution, DSS Common Stock will continue to trade on the NYSE Amex under the symbol “DSS” through and after the Distribution Date.

Q:	Will the Distribution affect the trading price of my DSS Common Stock?

A:	We do not expect the trading price of shares of DSS Common Stock immediately following the Distribution to be materially lower or higher than immediately prior to the Distribution. However, until the market has fully analyzed the value of DSS without its ownership of the Sharing Services Shares, the trading price of shares of DSS Common Stock may fluctuate. We cannot assure you that, following the Distribution, the combined trading prices of the DSS Common Stock and Sharing Services Shares will equal or exceed what the trading price of DSS Common Stock would have been in the absence of the Distribution. It is possible that after the Distribution, the combined equity value of DSS and the Sharing Services Shares will be less than DSS’s equity value before the Distribution.

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Q:	Do I have appraisal rights in connection with the Distribution?

A:	No. Holders of DSS Common Stock are not entitled to appraisal rights in connection with the Distribution.
Q:	What will the relationship be between DSS and the Company?

A:	Following the Distribution, DSS, together with its subsidiary DSSI, will still have a continuing stock ownership interest in the Company.

Q:	Who is the transfer agent and registrar for our Common Stock? Who is the distribution agent in connection with the Distribution?

A:	VStock Transfer, LLC is the transfer agent and registrar for our Common Stock and is serving as the distribution agent in connection with the Distribution.

Q:	Are there risks associated with owning shares of our Common Stock?

A:	Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Distribution. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this Prospectus.

Q:	Are there any conditions to completing the Distribution?

A:	Yes. The Distribution is conditional upon a number of matters, including but not limited to the authorization and approval of the DSS Board (which has been obtained) and the declaration of effectiveness of our Registration Statement on Form S-1, of which this Prospectus is a part, by the Securities and Exchange Commission. See “Summary—Summary of the Distribution— Conditions to the Distribution” for a more detailed explanation of the conditions to completing the Distribution.

Q:	Can DSS decide to not proceed with the Distribution even if all the conditions to the Distribution have been met?

A:	Yes. Until the Distribution has occurred, the DSS Board has the right to not proceed with the Distribution, even if all the conditions are satisfied.

Q:	Could there be any other classes of capital stock of the Company outstanding after the Distribution?

A:	Yes. After giving effect to the Distribution, the classes of our capital stock then outstanding is expected to be our Common Stock and our Preferred Stock.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent, VStock Transfer, LLC, at:

VStock Transfer, LLC 18 Lafayette Place

Woodmere, NY 11598

+1 212-828-8435

info@vstocktransfer.com

www.vstocktransfer.com

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SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus and may not contain all the information that is important to you. To understand fully and for a more complete description of the terms and conditions of the Distribution, you should read this Prospectus in its entirety, including the information presented under the section titled “Risk Factors” and the consolidated financial statements and related notes, and the documents to which you are referred. See “Where You Can Find More Information.”

Except where the context otherwise requires, or where otherwise indicated, references to the “Company,” “Sharing Services,” “we,” “us,” or “our” are to are to Sharing Services Global Corporation and its subsidiaries.

Company Overview

Sharing Services Global Corporation aims to build shareholder value by developing or acquiring businesses, products and technologies in the direct selling industry and other industries that augment the Company’s products and services portfolio, business competencies, and geographic reach. Our primary growth strategy is built on focused innovation and creativity positioned to capture profitable market share of diverse business models.

Our combined platform leverages the capabilities and expertise of various companies that market and sell products direct to the consumer through independent contractors. The Company’s new shared service platform will service this direct selling “gig economy” sector by providing needed services (such as equity and inventory financing, advisory services, mobile application tools, merchant processing services, commercial insurance, and event planning) to smaller direct sales companies initially in the United States (“U.S.”).

Currently, the Company, through its subsidiaries, markets and distributes its health and wellness and other products primarily in the U.S. and Canada using a direct selling business model. The Company’s U.S. subsidiaries market our products and services through an independent sales force, using their proprietary websites, including: www.elevacity.com and www.thehappyco.com.

Our common stock is traded under the symbol “SHRG” in the OTCQB Market, an over-the-counter trading platforms market operated by OTC Markets Group Inc.

In March 2021, Sharing Services changed its fiscal year-end from a fiscal year ending on April 30th to a fiscal year ending on March 31st. In connection with this change, Sharing Services decided not to restate the information reported for prior accounting periods, because: (a) our businesses are not inherently seasonal, (b) the change in fiscal years did not otherwise materially distort comparability of the Company’s results of operations and cash flows, and (c) the cost to restate the data reported for prior periods outweighs the usefulness of such restated data. Accordingly, the consolidated financial statements included herein reflect the results of operations and cash flows for the fiscal year ended March 31, 2022 (365 days) compared to the eleven months ended March 31, 2021 (335 days).

The Company intends to continue to grow its business both organically and by making strategic acquisitions from time to time of businesses and technologies that augment its product portfolio, complement its business competencies, and fit its growth strategy.

Our History

Sharing Services was originally incorporated in the State of Nevada under the name Sharing Services, Inc. in April 2015. In December 2017, Sharing Services, through its U.S.-based subsidiaries, launched its Elevate brand of health and wellness products.

In January 2019, Sharing Services, Inc. changed its corporate name to Sharing Services Global Corporation to better reflect the Company’s strategic intent to grow its business globally. In connection with the name change, we adopted the trading symbol SHRG effective April 4, 2019. Prior to this, our common stock was traded under the trading symbol SHRV.

In February 2021, we rebranded our product offerings under the new marketing banner, “The Happy Co TM,” to capitalize on its vision that Everyone Deserves to be Happy. As part of this business initiative, we updated our customer messaging to re-emphasize the Company’s core values, including, among others: “harnessing the power of happiness;” “offering products you love;” “achieving more together;” and “offering products by people, for people.”

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In September 2021, we expanded our geographical footprint, and through our wholly owned subsidiary, commenced operations in the Republic of Korea (South Korea).

In late 2022, through our subsidiary, Hapi Travel Destinations (“MyTravelVentures” or “MTV”), we launched a subscription-based travel service. MyTravelVentures’ services are designed to offer the deepest discounts for travel relating to airfare, cruises, hotels, resorts, time shares and rental cars for destinations throughout the world for people of all ages, demographics, and economic backgrounds. MTV will also provide entrepreneurial opportunities to its subscribers by capitalizing on both the direct selling model and the retail travel business model.

Strategic Growth Initiatives

The Company intends to grow its business by pursuing a multipronged growth strategy, that includes expanding: (a) its product offerings, both within the health and wellness category and in new product categories, (b) its direct-to consumer geographic footprint (primarily in Asia), and (c) its membership-based consumer travel products line worldwide. This growth strategy may also include the use of strategic acquisitions of businesses that augment the Company’s product and services portfolio, business competencies and geographic reach.

Risks Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” beginning on page 6, that represent challenges that we face in connection with the successful implementation of our strategy. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition, and results of operations. Such risks include, but are not limited to:

●	We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

●	Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

●	Our future profitability, overall financial condition, results of operations and cash flows.
●	Our ability to operate as a going concern.

●	We may be unable to find sources of funding if and when needed, resulting in the failure of our business.

●	Our ability to raise sufficient capital to sustain or grow our business.

●	Our ability to manage growth will have an impact on our business, financial condition, and results of operations.

●	Certain of our executive officers and directors may be in a position of conflict of interest.

●	Compliance with the United States Food and Drug Administration (the “FDA”) regulations can be costly and time-consuming, and violations can lead to severe fines, administrative or judicial sanctions, and other penalties that could be disruptive to our business.

●	If we are ultimately unable to obtain any necessary or desirable FDA and comparable foreign regulatory authorities’ approvals or clearances, or if such approvals or clearances are significantly delayed, our business will be substantially harmed.

●	We are exposed to foreign exchange fluctuations that may adversely affect our costs, earnings and the value of some of our assets.

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●	Our common stock price may be volatile.
●	The lack of liquidity in our common stock.

●	We do not intend to pay regular future dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

●	We may seek to raise additional funds, finance acquisitions, or develop strategic relationships by issuing securities that would dilute your ownership.

Corporate Information

Our principal place of business is located at 5200 Tennyson Pkwy, Suite 400, Plano, TX, 75024. Our telephone number is 469-304-9400, and our website address is www.shrginc.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Summary of the Distribution

Distributing Company	DSS, Inc., a New York corporation, which beneficially owns directly and through its subsidiary Decentralized Sharing Systems, Inc. 305,349,589 shares of our Common Stock, representing 81.1% of our outstanding shares of our Common Stock prior to the Distribution. After the Distribution, DSS will own shares representing an approximately 6.6% ownership interest in our Common Stock.

Distributed Company	Sharing Services Global Corporation, a Nevada corporation and a subsidiary of DSS. At the time of the Distribution, the Company, through its subsidiaries, markets and distributes its health and wellness and other products primarily in the U.S. and Canada using a direct selling business model. The Company’s U.S. subsidiaries market its products and services through an independent sales force, using their proprietary websites, including: www.elevacity.com and www.thehappyco.com.

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Distributed Securities in the Distribution	280,528,500 shares of our Common Stock indirectly owned by DSS, which represent approximately 74.5% of our Common Stock issued and outstanding immediately prior to the Distribution. Based on 140,264,250 shares of DSS Common Stock outstanding as of the close of business on the Record Date, not including the Affiliate Shares, this reflects a distribution ratio of two (2) Sharing Services Shares for every one (1) share of DSS Common Stock.

Record Date	The Record Date is 5:00 p.m., New York City time, on April 28, 2023.

Distribution Date	The Distribution Date is May 4, 2023, and we expect that the Distribution will be effective as of 5:00 p.m., New York City time.

Distribution Ratio	Each holder of DSS Common Stock will receive two (2) shares of our Common Stock for every one (1) share of DSS Common Stock it holds on the Record Date. The distribution agent will distribute only whole shares of our Common Stock in the Distribution.

Please note that if you sell your shares of DSS Common Stock on or before the Distribution Date, the buyer of those shares will in most circumstances be entitled to receive the shares of our Common Stock to be distributed in respect of the DSS shares that you sold.

The Distribution	On the Distribution Date, DSS will release the shares of our Common Stock to the distribution agent to distribute to DSS stockholders. DSS will distribute our shares in book-entry form, and thus we will not issue any physical stock certificates. We expect that it will take the distribution agent up to two weeks to electronically issue shares of our Common Stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. If you own your shares of DSS Common Stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole shares of our Common Stock that you receive in the Distribution on or shortly after the Distribution Date. You will not be required to make any payment, surrender or exchange your shares of DSS Common Stock or take any other action to receive your shares of our Common Stock.

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Conditions to the Distribution	The Distribution is subject to the satisfaction, or the DSS Board’s waiver, of the following conditions:

●	the DSS Board shall have authorized and approved the Distribution directly and by its subsidiary Decentralized Sharing Systems, Inc. and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to DSS stockholders;
●	the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of DSS shall have occurred or failed to occur that prevents the consummation of the Distribution; and
●	no other events or developments shall have occurred prior to the Distribution Date that, in the sole judgment of the DSS Board, would result in the Distribution having a material adverse effect on DSS or its stockholders;

The fulfillment of the foregoing conditions will not create any obligation on the part of DSS to effect the Distribution. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution. DSS has the right not to complete the Distribution if, at any time, the DSS Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of DSS or its stockholders or is otherwise not advisable. For a more detailed description, see “The Distribution—Conditions to the Distribution.”

Trading Market

All of our outstanding shares of Common Stock are currently traded on the OTCQB operated by the OTC Markets Group, Inc. under the symbol “SHRG.”

The Common Stock after the Distribution may be illiquid as we cannot predict whether any trading market will develop.

Tax Consequences to DS Stockholders	DSS shareholders will be subject to a taxable event on the distribution of the Sharing Services Shares. See “Material U.S. Federal Income Tax Consequences of the Distribution” for more information regarding the potential tax consequences to you of the Distribution.

You should consult your own tax advisors regarding the particular tax consequences of the Distribution to you, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.

Dividend Policy	Following the Distribution, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. See “Dividend Policy” for more information.

Transfer Agent and Distribution Agent	VStock Transfer, LLC, the transfer agent and registrar for our Common Stock, will serve as distribution agent in connection with the Distribution.

Risk Factors	Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the Distribution. Accordingly, you should read carefully the information set forth under the section titled “Risk Factors.”

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RISK FACTORS

You should carefully consider all the information in this Prospectus and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Distribution. Some risks relate principally to the securities markets and ownership of our Common Stock. The risks and uncertainties described below are not the only ones faced by us. Additional risks and uncertainties not presently known or that are currently deemed immaterial also may impair our business operations. If any of the following risks occur, our business, financial condition, operating results and cash flows and the trading price of our Common Stock could be materially adversely affected.

Risks Relating to the Distribution

The Distribution may not be completed on the terms or timeline currently contemplated, if at all.

While we are actively engaged in planning for the Distribution, unanticipated developments could delay or negatively affect the Distribution, including, but not limited to, those related to the filing and effectiveness of appropriate filings with the SEC and receiving any required regulatory approvals. In addition, until a Distribution has occurred, the DSS Board, in its sole discretion, has the right to not proceed with the Distribution, even if all the conditions are satisfied. Therefore, the Distribution may not be completed on the terms or timeline currently contemplated, if at all.

DSS expects the Distribution to be treated as a taxable non-liquidating distribution to its stockholders. As a result, a U.S. stockholder of DSS may have a U.S. Federal income tax liability in respect of the Distribution without the receipt of cash from DSS or Impact.

DSS expects the Distribution to be treated as a taxable, non-liquidating distribution to its stockholders. As such, for U.S. federal income tax purposes, each U.S. stockholder of DSS receiving shares of Sharing Services Shares in the Distribution would be treated as if such stockholder had received a distribution in an amount equal to the fair market value of Sharing Services Shares received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of DSS’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis (but not below zero) in DSS common stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the DSS Common Stock. Accordingly, such stockholder may have a U.S. federal income tax liability in respect of the Distribution without the receipt of cash from DSS or Impact.

For a more detailed discussion, see the section entitled “The Distribution – U.S. Federal Income Tax Consequences of the Distribution” below.

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Risks Associated with the Direct Selling Business Model:

The dependence of some of our subsidiaries upon a direct selling business model to sell our products, and the highly competitive and dynamic nature of the direct selling industry.

Our subsidiaries operate in the direct selling industry market and distribute our products and services through a sales force of independent contractor distributors. The distribution of our products and services depends upon their continued efforts to recruit, train, and retain qualified and effective independent distributors. The success of their efforts to recruit and retain distributors may be affected by the competitive environment among direct-to-consumer companies, the conditions of the general labor market, including levels of employment, the occurrence of demographic and cultural changes in the workforce, and the extent to which their brand is recognized in the geographies in which they operate. There can be no assurance that our subsidiaries will be successful in recruiting and retaining enough independent distributors to grow their business worldwide.

The direct selling industry worldwide is highly competitive and dynamic, and generally there are few barriers to entering the industry. In addition, the sale of health and wellness products by direct selling industry participants, online resellers, and others is highly competitive. There are several companies, including many with more resources than the Company that offer competing health and wellness products. The primary competitive factors for health and wellness products are (a) price; (b) the quality, perceived value, brand recognition and package appeal of the product; (c) the skills and effectiveness of the independent distributor and customer service staff interacting with the customer or potential customer; and (d) the continuous availability of enough product to fulfill orders promptly. There can be no assurance that our subsidiaries will remain competitive or that competition in the industry will not intensify.

If our subsidiaries do not remain competitive and promptly and effectively respond to increased competition, including competition for independent distributors, and to marketplace changes in the future, future sales of our products and services could decline. This could have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

Our subsidiaries’ ability to attract and retain independent distributors; the ability of a distributor to successfully perform his or her role; and the potential adverse impact of the loss of a high-level distributor or a significant number of distributors for causes out of our subsidiaries’ control.

Our subsidiaries operating in the direct selling industry depend on the skills and marketability of their independent distributors to promote their brand and to market and distribute our products and services. The direct selling industry generally experiences a relatively high rate of salesforce turnover and is very competitive. The success of our subsidiaries’ efforts to recruit and retain distributors may be affected by the competitive environment among direct-to-consumer companies, the conditions of the general labor market, including levels of employment, the occurrence of demographic and cultural changes in the workforce, and the extent to which our subsidiaries’ brand is recognized in the geographies in which they operate. Our subsidiaries’ inability to attract and retain qualified distributors in the future, the inability or failure of a distributor to fulfill his or her role, including his or her role to comply with all laws and regulations applicable to direct-to-consumer sales activities, the ineffectiveness of a distributor as a spokesperson for our subsidiaries’ brand and products, or the loss of a high-level distributor or a significant number of distributors for causes out of their control may adversely affect future sales of our products and services. This could have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

Changes to our subsidiaries’ sales compensation plan could be negatively perceived by members of their independent sales force, could fail to achieve the desired long-term goals, and could adversely impact future sales.

Some of our subsidiaries operating in the direct selling industry modify aspects of their sales compensation plan from time to time in efforts to keep their sales compensation plan competitive and attractive to their existing and future sales force, to address changing market conditions, to provide incentives that they believe will help grow their business, and to ensure conformance with evolving government regulations, among other reasons. In addition, our subsidiaries may be required to modify their sales compensation plan from time to time to comply with existing or new regulations in the future, including in response to potential governmental enforcement action. Changes to our subsidiaries’ sales compensation plan, including changes perceived to reduce sales commissions earned by their independent sales force, could be negatively received by their sales force, could fail to achieve the desired long-term goals, and could adversely impact future sales. This, in turn, could adversely affect our consolidated business, financial condition, results of operations and cash flows.

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Certain of our subsidiaries may be held responsible for certain taxes or assessments relating to the activities of their independent distributors.

The success of our subsidiaries operating in the direct selling industry depends on the effective use of an independent sales force to market and distribute our products and services. Our subsidiaries’ business activities and the activities of their independent distributors are subject to various local, state, and national laws and regulations and, in some instances, governmental agencies may seek to impose on our subsidiaries an obligation to collect taxes, such as sales or value-added tax, to maintain appropriate tax records, or to otherwise ensure compliance with local, state, or national laws and regulations by their distributors. In addition, some jurisdictions may challenge a company’s classification of its distributors as independent contractors and seek to make the company pay additional compensation to its distributors or seek to make the company responsible to withhold and remit payroll and similar taxes with respect to compensation paid to its distributors or with respect to the activities of its distributors. For example, in 2020, the State of California passed legislation which seeks to expand the classification of employees. Other states and other jurisdictions where we operate, now or in the future, may pass similar laws or interpret existing laws, rules, and regulations to expand the classification of employees. Although the California legislation provides an exemption for direct sellers, such as the Company’s subsidiaries operating in the direct selling industry, there can be no assurance that other jurisdictions where we operate now or in the future will provide a similar exemption or that judicial or regulatory authorities will not assert interpretations of law that would mandate that we change our classification. In the event that any governmental agency challenges the classification of our subsidiaries’ distributors as independent contractors or otherwise seeks to make our subsidiaries responsible to withhold and remit payroll or other taxes in connection with the activities of their independent distributors, we may incur significant costs and expenses to defend us and our subsidiaries from such actions, with no assurance that we will prevail, and our subsidiaries may ultimately be held responsible for such taxes in those jurisdictions in the future. The occurrence of any of these conditions could have a material adverse effect on our consolidated business, financial condition, results of operations and cash flows.

Civil or governmental challenges to our subsidiaries’ direct selling system or independent distributor policies could harm our business.

The direct-to-consumer industry is subject to extensive governmental scrutiny, including as a result of various national, state, and local laws and regulations. For example, in the U.S., the FTC has actively warned several direct selling companies, and the industry as a whole, about certain business practices associated with direct selling and has entered into settlements with several direct selling companies that required those companies to modify their compensation plans and business models. Those settlements resulted from FTC enforcement actions involving a variety of alleged violations of consumer protection laws, including allegations of earnings potential misrepresentations and challenges about the legal validity of the distributor compensation plans and business models. Elements of the network marketing system or distributor policies of some of our subsidiaries may also be challenged by third parties, including their independent distributors, by competing direct-to-consumer companies, and by others.

In the countries where we operate, the direct selling industry relies on the implementation of distributor rules and policies designed to protect consumers, prevent inappropriate sales activities and marketing practices, and distinguish between legitimate direct selling distribution systems and unlawful pyramid schemes. We and our subsidiaries have adopted formal rules and policies that we believe are consistent with best domestic and global direct-to-consumer industry standards. The laws and regulations covering the direct selling industry, however, often involve a high level of subjectivity and are subject to judicial interpretation. Because of this, there can be no assurance that elements of our subsidiaries’ network marketing system, including representations made by their independent distributors, or elements of their distributor policies will not be challenged in civil or governmental actions, or that the application and interpretation of laws or regulations governing the direct-to-consumer industry in the future would not be harmful to our subsidiaries’ business. The occurrence of any of these conditions could have a material adverse effect on our consolidated business, financial condition, results of operations and cash flows.

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Risks Associated with our Growing Business:

The success of our growth initiatives, including our efforts to attract new customers, build brand awareness, and expand into international areas, and our efforts to generate recurring customer orders, which we call “SmartShip” orders.

Our long-term success is dependent on our ability to achieve sustained growth. We are a developing company and had no significant sales history prior to December 2017, when our U.S.-based subsidiaries launched their Elevate health and wellness product line. During the period from December 2017 through October 2019, our consolidated sales increased at a fast pace. During the following three years, however, we have experienced sales declines or stagnation. In efforts to restore growth, in the fourth quarter of our fiscal year ended March 31, 2021, we launched a multipronged growth strategy intended to accelerate sales growth, including by: (a) expanding our product offerings in the U.S., (b) initiating operations in countries like South Korea, Singapore, Malaysia, Japan, Thailand, and the Philippines, among others, and (c) launching our previously announced membership-based consumer travel products line worldwide. In addition, we have made significant investments in developing and launching a new business brand, “The Happy Co.,” in February 2021, in the U.S. There can be no assurance that these strategic initiatives will result in the consolidated sales growth we anticipate, or any sales growth at all, which could have a material adverse effect on our consolidated business, financial condition, results of operations and cash flows.

Our ability to anticipate and effectively respond to changes in consumer preferences and buying trends in several countries in a timely manner.

Our success depends in part on our ability to anticipate, evaluate, and respond in a timely manner to changes in consumer preferences and buying trends, particularly for health and wellness products, in the countries we operate. We anticipate that continuously changing consumer preferences and buying trends will affect future worldwide demand for health and wellness products, and other consumer products and services. If we do not effectively identify and respond in a timely manner to evolving consumer preferences and buying trends, including consumer demands for health and wellness products and services, our consolidated business, financial condition, results of operations and cash flows may be adversely affected.

Our ability to maintain a positive image and brand acceptance in the dynamic, highly competitive, and sometimes unpredictable marketplace, including the impact of social media.

In recent years, there has been a significant increase in the use by businesses of social media platforms, including informal blogs, social media websites, and other forms of internet-based communications. Social media can enable a business to reach a wide selection of consumers and other targeted audiences, generally in a more cost-effective way than more traditional forms of marketing and advertising. However, negative, inaccurate, or false information about a company or the products it sells may be circulated through social media quickly and may damage a company’s reputation and business. In addition, negative, inaccurate, or false information about a company or the products it sells may be circulated through more traditional communication means. Many consumers and independent distributors of direct-to-consumer companies value readily available information and often act on such information without further investigation. The harm caused by the circulation of negative, inaccurate, or false information about a company or its products may be immediate, and opportunities to redress and correct the information may be slow and costly. If we were the victim of allegations, or the dissemination of negative, inaccurate, or false information, circulated through social media or otherwise, this could adversely impact our reputation and business and could result in the loss of independent distributors and in a decline in our future sales.

The Company also uses social media platforms, including Facebook and Instagram, to communicate with existing and prospective customers, independent distributors, vendors, and employees, and to otherwise promote its products and services. Laws and regulations intended to govern the use of the Internet and social media platforms are complex and evolving. If we, our employees, our subsidiaries’ independent distributors, or other third parties acting on our behalf were found to be in violation of any of these laws and regulations, this could result in fines and enforcement actions and adversely impact our reputation and business.

The occurrence of any of these conditions could have a material adverse effect on our consolidated business, financial condition, results of operations and cash flows.

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Our dependence on one merchant processor for a material portion of our sales proceeds.

The availability of merchant processing providers willing to serve smaller companies is limited. Substantially all our credit card sales in the U.S. are processed by one merchant processor. In addition, as of March 31, 2022, and 2021, our accounts receivable balance includes $1.5 million due from a single merchant processor. Any disruption in the operations of this merchant processor, as a result of organized labor disputes, natural disasters, acts of cyberterrorism or otherwise, could disrupt or substantially decrease our cash flows from operation. If this occurred, particularly for an extended period, we may not be able to meet our obligations, including servicing our debt now or in the future. The occurrence of any of these conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our long-term success depends on our ability to attract and retain talented employees and management, and to develop effective management succession plans.

As a growing business, our long-term success depends in large part on our ability to attract and retain talented employees and senior executives who have strong knowledge, experience, and managerial skills, including in the direct selling industry. From time to time, key employees may retire or otherwise leave our business, and we may experience delays or be unsuccessful in attracting and integrating the new staff required to grow and operate our business profitably. In addition, as a growing company with a relatively limited number of executives currently on staff, our ability to develop effective management succession plans is limited. Effective management succession planning is important to our long-term success because failure to effectively transfer knowledge and to complete a smooth management transition could hinder or disrupt our strategic planning initiatives and/or adversely affect future execution of those initiatives and our performance. The occurrence of any of these conditions could have a material adverse effect on our consolidated business, financial condition, results of operations and cash flows.

Our ability to effectively manage and control our operating expenses.

We are a growing company and have not achieved sustained growth and profitability. Our ability to consistently generate earnings from operations depends in large part on our ability to successfully control our operating costs and expenses, while we continue to invest in strategic initiatives intended to grow our sales volume and business infrastructure, including our international footprint. In furtherance of this goal, we have intensified our ongoing activities to control operating costs and expenses, including by strengthening our financial management processes. There can be no assurance that our strategic initiatives and cost control efforts will result in the levels of profitability and positive cash flows that we expect, if at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our quarterly and annual financial performance and potential fluctuations therein.

Our quarterly and annual financial performance may fluctuate and adversely affect the price of our Common Stock, often for causes outside of our control. For example, consumer demand for our products and services and, as a result, our quarterly and annual consolidated sales levels, may increase or decrease materially, among other things, because of changes in actual or anticipated levels of employment, changes in the interest rates applicable to consumer credit cards, inflation, national or local political uncertainty, increased competition, and changes in consumer sentiment in general in the countries where we operate. In addition, our results of operations and cash flows may decrease because of, among other things, potential increases in our product costs beyond that which we can pass along to our customers, changes in the willingness or ability of our suppliers to provide product to us in a timely manner, increases in labor costs and in payroll tax rates, and changes in the regulatory environment in the countries where we operate. The occurrence of any of these conditions could have a material adverse effect on our quarterly financial performance and adversely affect the price of our Common Stock.

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Our ability to generate sustained positive cash flows from operations or to obtain additional financing, if needed, with which to fund our working capital needs, including servicing or refinancing our debt, now and in the future.

We are a developing company and have not consistently generated sustained positive cash flows from operations. We have experienced significant fluctuations in our operating cash flows, or have otherwise depended on the issuance of equity securities and debt, including convertible notes and short-term borrowings under financing arrangements, in order to meet our working capital needs. For example, during the fiscal year ended March 31, 2022, and 2021, our net cash used in operating activities was $15.2 million and $1.6 million, respectively. If the Company is unable to generate sustained positive cash flows from operations or to obtain additional equity or debt financing, if needed, this could inhibit the Company’s ability to implement its business strategies and to grow its business, service its debt, now or in the future, and otherwise meet its business goals. This could, in turn, have a material adverse effect on its financial condition, results of operations and cash flows.

Our financial performance could be adversely affected by economic downturns, particularly over an extended period.

Our results of operations may be materially impacted by changes in general economic conditions in the countries where our products are sold. The economies in such countries may be adversely affected by changes in government policy and/or by, among other things, changes in levels of employment, changes in tax laws, increases in energy costs, geopolitical conflict, natural disasters or acts of terrorism, widespread health crises, changes in consumer credit card interest rates, inflation, and changes in consumer sentiment in general. For example, as further discussed below, business activity in several sectors of the global economy were severely reduced because of the recent COVID pandemic. These conditions, in turn, resulted in significant economic contraction in countries where we operate. In the event of a significant economic downturn, particularly over an extended period of time, whether as a result of a similar health crisis or otherwise, consumer spending habits could be adversely affected over a longer term, and we could experience lower than expected sales. Any economic downturn could also adversely affect one or more of our key suppliers. The occurrence of any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Our business and financial performance could be adversely affected by inflation.

In recent history, the inflation has generally been low in the geographies where we operate. However, at the time of this Registration Statement, the inflation rate in the United States has reached a 40-year high, primarily as a result of higher energy costs and global supply chain disruptions. In the event of a significant increase in consumer prices, particularly over an extended period of time, consumer demand for discretionary products, such as our health and wellness products, could be adversely affected, and we could experience lower than expected sales. In addition, if any of our suppliers implemented price increases, in response to higher raw material, labor, and energy costs or otherwise, we may not be able to pass along such price increases to our customers and our profitability may be reduced. The occurrence of any of these events could have a material adverse effect on our business, financial condition, and results of operations.

The success of our efforts to register our trademarks and to protect certain intellectual property rights.

We have applied for, or are in the process of applying for, trademark protection in the U.S. and in other jurisdictions where we market and distribute or intend to market and distribute our products. We have obtained 28 trademarks and have over 13 pending trademark applications in the U.S. We anticipate securing additional U.S. trademarks and foreign trademarks. Trademark protection is increasingly important to our business. If we fail to register or enforce our intellectual property rights or if our intellectual property rights are successfully challenged, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Several of our products are manufactured under formulations and processes owned by some of our key vendors. Some of our key vendors have registered or applied for patent registrations to maintain exclusivity over the ingredients, formulation and processes, and the integrated products they supply to us. Such existing or potential patents, the underlying ingredients, formulation and processes, and integrated products could be material to our business. The Company reserves the right to join in any actions to defend against any infringement on such vendor-owned patents that could adversely affect the products the Company sells. If we, and our vendors were unsuccessful in protecting such intellectual property rights, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Our potential unintended infringement on the intellectual property rights of others.

The health and wellness industry is competitive and characterized by the need for trademarks to protect intellectual property rights, and by claims of infringement or other violation of intellectual property rights. A third-party may assert that one or more of our products violates that party’s intellectual property rights. Any successful intellectual property claim against us in the future could result in significant financial liability and/or prevent us from selling the affected product afterwards. In addition, the resolution of infringement claims may require that we redesign our products, obtain licenses to use intellectual property belonging to a third party, or cease using the intellectual property altogether. Moreover, any intellectual property claim, regardless of its merits, could be expensive and time-consuming to defend against. As a result, claims based on allegations of infringement or other violations of intellectual property rights, regardless of the outcome, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

From time to time, we are a party to lawsuits and other claims that may result in adverse outcomes.

In recent years, we have been a party to several claims and lawsuits arising from a wide variety of business activities, including acquisition-related contingencies, disputes between the Company and certain former officers, disputes between the Company and certain shareholders, and disputes between the Company and former independent distributors. Litigation and other claims are subject to inherent uncertainties and management’s assessment of these uncertainties may change in the future, including as a result of new information. A material adverse impact to our consolidated financial position and results of operations could occur in a period in which an unfavorable outcome becomes probable and reasonably estimable, and a material adverse cash flow could occur in the period when these lawsuits or claims are settled.

Our efforts to expand into foreign markets will increasingly expose us to foreign currency exchange rate fluctuations, and other risks inherent to foreign operations.

During the fiscal year ended March 31, 2022, and 2021, 87% and 94%, respectively, of our sales have been to customers and independent distributors located in the United States. However, as part of our strategic growth initiatives, in recent years we initiated efforts to expand our operations in other countries, mainly in Asia. As a result, the amount of our reported consolidated sales, expenses, and cash flows may be significantly affected by fluctuations in the relevant foreign currency exchange rates, as we translate the financial statements of our foreign operations from their functional currency into our reporting currency, the U.S. Dollar. In addition, as a multinational consolidated group, we and some of our domestic or foreign affiliates may obtain and hold assets and liabilities denominated in a currency different from our or their functional currency, in the normal course of business. As a result, we and some of our affiliates may incur foreign currency transaction gains and losses in connection with such assets and liabilities.

Our business may also become exposed to more adverse economic, regulatory, and other conditions in the international areas to which we market and distribute our products now or in the future, compared to those in the U.S. For example, our future international operations may result in exposure to more restrictive consumer safety, product labeling and other consumer product regulations; more restrictive labor laws and regulations; more frequent or unexpected changes in the regulatory environments; more economic volatility; higher rates of inflation; or higher political instability, compared to the U.S. Furthermore, our international operations may expose us to higher consolidated income tax rates, import and export restrictions and tariffs, restrictions on the expatriation of cash to the U.S., and potentially adverse changes in trade agreements between the U.S. and a particular foreign country where we market and distribute our products now or in the future.

The occurrence of any of these conditions could have a material adverse effect on our future business, financial condition, results of operations and cash flows.

Our ability to respond to any natural disasters, epidemics, and other health emergencies, or acts of violence or terrorism that may affect our customers and/or our business effectively and cost-efficiently.

The occurrence of natural disasters, epidemics or other health emergencies, or acts of violence or terrorism in the geographies we market and distribute our products now and in the future, could result in physical damage to our property, the temporary or long-term closure of a facility, the temporary or long-term disruption in the supply of products (or a substantial increase in the cost of those products) to us, the temporary or long-term reduction in our ability to sell products and grow our business, and/or the temporary reduction in consumer demand for our products and services. In addition, if one or more natural disasters, epidemics, or other health emergencies, or acts of violence or terrorism were to impact our global business, our insurance costs may rise significantly afterwards. The occurrence of any of these conditions could have a material adverse effect on our financial condition, results of operations and cash flows.

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Risks Associated with our Products, and with Product and Consumer Laws and Regulations:

Our dependence on one supplier for a substantial portion of the products we sell and the potential for material disruptions in our supply chain or potential increases in the prices of the products we purchase beyond what we can pass along to our customers.

We depend on one supplier for a significant portion of the products we sell. Any disruption or substantial decrease in the supply of product by this supplier, as a result of a shortage of raw materials, organized labor disputes, natural disasters, acts of cyberterrorism, or otherwise, could disrupt or substantially decrease our ability to fulfill customer orders. If this occurred, particularly for an extended period, we may not be able to continue to offer these or similar products and our future sales may decline. In such event, we may not be able to offset the decline in sales through substitution of product, price increases, or otherwise. In addition, if this supplier or any of our suppliers implemented unilateral price increases, we may not be able to pass along such price increases to our customers and our profitability may be reduced. Further, if this supplier or any of our suppliers fails to continue to supply product of adequate quality and in a timely fashion to us, this could adversely affect our future sales. The occurrence of any of these conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Past or future reformulations of our products, including in response to potential governmental enforcement action, could be negatively received by our independent sales force and customers, and adversely impact future sales.

As part of our commitment to continuously improve our products, we introduce product reformulations and other product enhancements from time to time. In addition, we may be required to modify our product formulations from time to time to comply with existing or new regulations in the future, including in response to potential governmental enforcement action. Changes to our product formulations, whether as a result of potential governmental enforcement action or not, could be negatively received by our independent sales force and customers, and could adversely impact future sales, and our business, financial condition, results of operations and cash flows.

Potential product liability claims could harm our business.

Historically, product liability claims have not been material to our business. However, given the increase in product liability claim activity in recent years and the increased application of a “strict liability” legal standard to those claims particularly in the U.S., we purchase product liability insurance to minimize the financial risks associated with such claims or potential claims. The sources of product liability insurance coverage in the countries where we market and distribute our products are limited, product liability coverage is increasingly expensive, and product liability insurance policies contain many exclusions. We believe our product liability insurance policies significantly mitigate the potentially adverse financial impact to us resulting from most potential product liability claims. However, there can be no assurance that our product liability coverages are adequate to protect us sufficiently and against all potential claims. For example, if any of our products is found to have caused personal injury to a consumer, we might be subjected to liability substantially in excess of our insurance coverages. Any of these conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Nutritional supplements are often supported only by limited available clinical studies.

Nutritional supplements, such as many of the Company’s health and wellness products, have a long history of human consumption. Some of our products may contain innovative ingredients or contain combinations of ingredients. Although we believe that all our products are safe when taken as directed, there is only limited data available about human consumption of certain of these product ingredients or combinations of ingredients in concentrated form. We and our key suppliers conduct research and test the formulation and production of our products, however, there are only limited, if any, conclusive clinical studies available about our products and similar product in the marketplace. Furthermore, because we are highly dependent on consumer perception of the efficacy, safety, and quality of our products, we could be adversely affected in the event that our products, or similar product in the marketplace, are proven or asserted to be ineffective or harmful to consumers or in the event of publicity associated with any adverse effects resulting from the use or misuse of our products, or similar products in the marketplace. Any of these conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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If we fail to maintain satisfactory compliance with the regulations of the United States Food and Drug Administration and other governmental agencies in the United States and abroad, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil, criminal or monetary penalties.

Our operations are subject to regulation by different state and federal government agencies in the United States and other countries, as well as to the standards established by international standards bodies. If we fail to comply with those regulations or standards, we could be subject to fines, penalties, criminal prosecution or other sanctions. Some of our products are subject to regulation by the United States Food and Drug Administration and similar foreign and domestic agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with those regulations or standards, we may have to recall products, cease their manufacture and distribution, and may be subject to fines or criminal prosecution.

We are also subject to a variety of laws, regulations and standards that govern, among other things, the importation and exportation of products, the handling, transportation and manufacture of toxic or hazardous substances, the collection, storage, transfer, use, disclosure, retention and other processing of personal data, and our business practices in the United States and abroad such as anti-bribery, anti-corruption and competition laws. This requires that we devote substantial resources to maintaining our compliance with those laws, regulations and standards. A failure to do so could result in the imposition of civil, criminal or monetary penalties having a material adverse effect on our operations.

Our ability to comply with current consumer product laws and regulations or our becoming subject to new or more stringent consumer product laws and regulations in the future.

Our business and the products we sell are subject to several national, state, and local laws and regulations in the countries where we currently market and distribute or intend to market and distribute our products. These laws and regulations generally govern the composition, packaging, labeling and consumer safety of the products we sell, as well as the information we use to market these products. In addition, the laws and regulations applicable to us and our products may become more stringent in the future. For example, the State of California enforces recent legislation that requires that “clear and reasonable” warnings be given to consumers who are exposed to chemicals known to the State of California to cause cancer or reproductive toxicity. Although we actively seek to comply with the requirements of this and all other laws and regulations applicable to our business and products, there can be no assurance our products would not be found to be defective in labeling or content, or that the labeling and content of our products will not be challenged in civil or enforcement actions in the future. Our continued compliance with existing or new consumer product laws and regulations could also require the review and possible reformulation or relabeling of our products, as well as the potential removal of some products from the marketplace. In addition, the existence of more stringent consumer product laws and regulation in countries where we intend to market and distribute our products, could hinder our ability to grow our business into such countries. If we were found to be in violation of existing or new consumer product laws or regulations in the future, this could result in significant fines or damages and other enforcement actions, in addition to significant costs and expenses to defend the resulting claims. The occurrence of any of these conditions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

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Risks Associated with our System of Internal Controls, and with our Disclosure Controls:

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our securities.

The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting, and disclosure controls and procedures. Under Section 404(a) of the Sarbanes-Oxley Act, we are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This report must include disclosure of any material weaknesses identified by our management during its periodic assessment of our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis. Our compliance with Section 404(a) of the Sarbanes-Oxley Act requires that we incur substantial accounting expense, and that our management spend significant time and efforts in its assessment of such internal control over financial reporting.

During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we would be required to implement remediation procedures aimed at mitigating the control weakness or weaknesses. Until such remediation procedures succeed in mitigating the control weakness or weaknesses, we would be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to timely and accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting in the future, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our securities could decline, and we could be subject to enforcement actions by the SEC or other regulatory authorities. Any failure to promptly remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Securities Act, or the Exchange Act is accumulated and communicated to management, recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and executed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple human error or mistake. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in any control system, misstatements, or insufficient disclosures due to error or fraud may occur and not be detected.

Risks Associated with our Information Technology Systems and with Cybersecurity:

We may be adversely affected by any disruption in our information technology systems.

We depend on our information technology systems to manage most of our major business functions, including sales order processing, independent sales force service and support, billings and collection, human resources and recordkeeping, and accounting and reporting. More specifically, we rely upon our information technology systems to procure and replenish inventory, to fulfill and ship customer orders, to coordinate our sales activities across several functional areas, to carry out our administrative activities, and to protect personal or sensitive information about our customers, independent distributors, employees, vendors, and other business partners that we received in the ordinary course of our business. A substantial disruption in our information technology systems could result in delays in receiving product and in filling customer orders, and adversely affect our relationships with our customers, independent distributors, employees, vendors, and other business partners, and damage our reputation and business.

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As our operations rapidly grow in both size and scope, we continuously need to scale and upgrade our systems and infrastructure to meet increased demand, while preserving their reliability and integrity. For example, we recently implemented an information system upgrade in the U.S. to better accommodate our current and anticipated growth. Any expansion or upgrade to our systems and infrastructure in the future will require us to commit substantial financial, operational, technical, and human resources before the volume of our business increases, with no assurance that the volume of business will increase to the extent we expect or at all. Also, there can be no assurance that any system expansion or upgrade will result in the anticipated benefits and efficiencies, or that the costs of such system expansion or upgrade will not outweigh the benefits and efficiencies derived.

Any of these conditions could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be adversely affected by potential acts of cyberterrorism.

The normal course of our business requires the collection, transmission, and retention of large volumes of confidential and proprietary information, including personal or confidential information of our customers, independent distributors, suppliers, and employees in the information technology systems that we maintain and in those maintained by certain third parties with which we do business. We operate in a global environment characterized by increasing threats of cyberterrorism. Information technology system threats can take a variety of forms. Individual hackers, groups of hackers, and sophisticated organizations, including state-sponsored organizations or nation-states, often commit cyberattacks that pose threats to government, military, educational, and business institutions, among others. These actors could use a wide variety of methods, which could include the development and deployment of malicious software or exploiting vulnerabilities in hardware, software, or other infrastructure in order to gain access to networks and data, potentially compromising sensitive customer, independent distributor, supplier, employee, or other information.

Cyber-threats are constantly evolving, making it increasingly difficult to prevent, detect and successfully defend against. A potential breach of our facilities, data systems or data security could disrupt the operations of our information technology systems and business, impair our ability to ship product or provide services to our customers, and potentially compromise the privacy of our data, including our confidential or technical business information. In addition, the risk of one or more cybersecurity incidents may be heightened as many of our employees work remotely, for example, as a result of the recent COVID crisis. Any of these things could harm our reputation or competitive position, require us to allocate more resources to improve our systems, technologies, and infrastructure, or otherwise adversely affect our business, financial condition, results of operations and cash flows.

Risks Associated with our Common Stock, with our Preferred Shareholder Rights, and with the current concentration of the majority of our Common Stock under the control of a corporate shareholder:

Future sales and issuances of our Common Stock or rights to purchase our Common Stock, including issuances pursuant to convertible notes and stock warrants currently outstanding, will result in additional dilution of the percentage ownership by our existing stockholders and could cause our trading price to decline.

We expect that significant additional capital will be needed in the future to fund our planned growth, including our ongoing efforts to expand our footprint outside the U.S. To raise capital, we may sell substantial amounts of Common Stock or securities convertible into or exchangeable for Common Stock. Convertible notes and stock warrants currently held by DSS, Inc. and its affiliates may result in the issuance of up to 514,285 additional shares of our Common Stock as of March 31, 2022. Future issuances of equity or equity-linked securities, together with future conversions of our Preferred Stock and exercises of stock warrants currently outstanding or granted in the future, and shares issued in connection with future acquisitions, if any, may result in material dilution to the equity interests of our existing investors. In addition, as a result of such future issuances, new investors could gain rights, preferences and privileges senior to those of the current holders of our Common Stock.

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Our Board of Directors may adopt an equity compensation plan in the future to enhance our efforts to attract and reward employees, executives, and consultants with grants of equity-based awards. Future issuances of equity-based awards, including issuances under any such future equity compensation plan, may result in material dilution to the equity interests of our existing investors and have an adverse effect on the market price of our securities.

Certain corporate stockholders own a significant combined amount of our Common Stock, which could allow them to influence corporate transactions and other matters and could otherwise limit the potential growth in the price of our Common Stock.

As of the date of this filing, 305,349,589 representing 81.1% of our total issued and outstanding Common Stock were held by DSS, Inc. (“DSS”) and its affiliates and under the voting control of Heng Fai Ambrose Chan, the Executive Chairman of our Board of Directors. In addition, the CEO and Vice Chairman of the Board of Directors of the Company, and two additional Directors of the Company, including Mr. Chan, also serve on the Board of Directors of DSS. DSS and its affiliates control the majority of the total voting rights of our Common Stock, which could affect the outcome of a shareholder vote, including, the election of directors, the adoption of employee stock option plans, the adoption of amendments to our articles of incorporation and bylaws, the approval of acquisitions, mergers and other corporate transactions, or the potential declaration and payment of dividends and distributions on our Common Stock.

The conditions discussed above may constitute a material limitation on the rights of our other Common Stockholders, including the right to receive dividends and other to distributions, if any, in the future and may limit the relative voting power of our other stockholders or otherwise limit the potential growth in the price of our Common Stock.

Our Common Stock has historically had a limited market and high stock price volatility. If an active trading market for our Common Stock develops, trading prices for our stock may be more volatile.

The principal U.S. market for our Common Stock is the OTCQB Market, an over-the-counter trading platforms market operated by OTC Markets Group Inc. Our Common Stock has historically had limited daily trading activity. In addition, the price of our stock has historically been volatile. For example, the 52-week trading price for our Common Stock has ranged from $0.023 to $0.229 per share. Many factors, some of which are beyond our control, may cause the price of our Common Stock to decline over the short-term or over a long-term, regardless of our operating results. These factors include, among others, fluctuations in our operating results; trends or adverse publicity related to our business, products, competitors or industry; the unwillingness of some stockbrokers to place trading orders in our stock and the resulting limitations in the number of stockbrokers willing to trade our stock; the concentration of a large number of shares of our Common Stock in one or a few stockholders, the sale of our Common Stock by one or more significant stockholders, changes in the economic conditions in the geographies where we operate, and a decline in the stock market in general. If an active market for our Common Stock develops, trading prices for our stock may be more volatile and expose our stockholders to a higher risk of loss of principal over the short-term or over a long-term.

Certain rights of our Preferred Stockholders may limit your rights as a Common Stockholder.

The Company’s authorized capital stock structure is comprised of multiple classes of Common Stock (Class A and Class B) as well as Preferred Stock (Series A, B and C). As of March 31, 2023, there were 347,451,880 shares of its Class A Common Stock, 3,100,000 shares of its Series A Preferred Stock; and 3,220,000 shares of its Series C Preferred Stock issued and outstanding. There are no shares of the Company’s Class B Common Stock or Series B Preferred Stock currently issued and outstanding.

The rights of the holders of Series A and C Preferred Stock are set out in a Certificate of Designation (for each such series) filed in the State of Nevada. Pursuant to such Certificates of Designation, each share of Series A and Series C Preferred Stock entitles the holder to one vote and is convertible into one share of our Class A Common Stock, at the option of the holder, subject to certain regulatory restrictions. In addition, pursuant to such Certificates of Designation, the affirmative vote of the holders of at least 86% of the shares of the Series A and the Series C Preferred Stock outstanding is required for the Board to declare and pay dividends and other distributions upon the shares of the Company’s Common Stock, unless, with respect to a cash dividend, the holders of the Company’s Preferred Stock (including the Series A and the Series C Preferred Stock) are to receive the same cash dividend as the Common Stock, on an if converted basis. Further, the shares of our Preferred Stock are senior to the shares of our Common Stock with regards to distributions in the event of dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary.

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The preferred shareholder rights discussed above may constitute a material limitation on the rights of our Common Stockholders, including the right to receive dividends and other to distributions, if any.

Risks Related to Current World Events

An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere, may adversely affect our business.

An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere may adversely affect our business if the U.S. capital markets become risk averse for a prolonged period of time, and/or there is a general slowdown in the global economy.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, level of expenses and anticipated expense reductions, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. The following factors could cause our actual results to differ from our expectations or beliefs:

●	the potential adverse impact on our business resulting from the Distribution;
●	the adverse effect from a decline in the securities markets or from catastrophic, unpredictable events like a global health pandemic;
●	a decline in the performance of our products;
●	a general downturn in the economy;
●	changes in government policy or regulation;
●	changes in our ability to attract or retain key employees;
●	unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and
●	other factors (including the risks contained in the section titled “Risk Factors”) relating to our industry, our operations and results of operations.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this Prospectus.

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THE DISTRIBUTION

Background

DSS currently beneficially owns, together with its subsidiary DSSI, 305,349,589 shares of our Common Stock, which represents 81.1% of the shares outstanding. DSS is deemed to be a beneficial owner of the shares of our Common Stock covered by this Prospectus because it has voting and dispositive power over such shares.

On April 11, 2023, the DSS Board approved the Distribution. DSS will distribute part of its equity interest that it holds in us, consisting of 280,528,500 shares of our Common Stock, to DSS stockholders, except for the holders of the Affiliate Shares. Following the Distribution, DSS will own shares representing an equity interest in us of approximately 6.6%. No approval of DSS Common Stockholders is required in connection with the Distribution, and DSS stockholders will not have any appraisal rights in connection with the Distribution.

The Distribution is subject to the satisfaction, or the DSS Board’s waiver, of a number of conditions. In addition, DSS has the right not to complete the Distribution if, at any time, the DSS Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of DSS or its stockholders or is otherwise not advisable. For a more detailed description, see “The Distribution—Conditions to the Distribution.”

Reasons for the Distribution

As a major shareholder of Sharing Services, DSS is focused on identifying opportunities that will foster the long-term growth of the Company and strengthen its ability to turnaround its direct sales business.

When and How You Will Receive Company Shares

DSS will distribute to its stockholders, as a dividend, 280,528,500 shares of our Common Stock for every share of DSS Common Stock outstanding, except for the Affiliate Shares, as of 5:00 p.m., New York City time, April 28, 2023, the Record Date of the Distribution.

Prior to the Distribution, DSS will deliver the Common Stock to the distribution agent. VStock Transfer, LLC, the transfer agent and registrar for our Common Stock, will serve as distribution agent in connection with the Distribution.

If you own DSS common stock on the Record Date, the shares of our Common Stock that you are entitled to receive in the Distribution will be issued to your account as follows:

●	Registered stockholders. If you own your shares of DSS Common Stock directly through DSS’s transfer agent, American Stock Transfer & Trust Company, you are a registered stockholder. In this case, our transfer agent, VStock Transfer, LLC, which is serving as the distribution agent in connection with the Distribution, will credit the whole shares of our Common Stock you receive in the Distribution to a new book-entry account established on or shortly after the Distribution Date. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding our shares of Common Stock at VStock Transfer, LLC. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our Common Stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our Common Stock and mail statements of holding to all registered stockholders.
●	“Street name” or beneficial stockholders. If you own your shares of DSS Common Stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of DSS Common Stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the whole Sharing Services Shares that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

We will not issue any physical stock certificates to any stockholders, even if requested.

If you sell any of your shares of DSS Common Stock on or before a Distribution Date, the buyer of those shares will in most circumstances be entitled to receive the Sharing Services Shares to be distributed in respect of the shares of DSS Common Stock you sold.

We are not asking DSS stockholders to take any action in connection with the Distribution. No approval of the holders of DSS Common Stock is required for the Distribution. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of DSS Common Stock for Sharing Services Shares. The number of outstanding shares of DSS Common Stock will not change as a result of the Distribution.

Number of Shares You Will Receive

On the Distribution Date, you will receive two (2) Sharing Services Shares for every share of DSS Common Stock you held on the Record Date, unless you sell any of your shares of DSS Common Stock on or before a Distribution Date, in which case the buyer of those shares may be entitled to receive the Sharing Services Shares.

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Results of the Distribution

After the Distribution, we expect to have approximately 427 shareholders of record. The actual number of holders of shares of our Common Stock will depend on the actual number of holders of shares of DSS Common Stock outstanding on the Record Date. The Distribution will not affect the number of outstanding shares of DSS Common Stock or any rights of DSS stockholders, although it is possible that the trading price of shares of DSS Common Stock immediately following the Distribution may be lower than immediately prior to the Distribution because the trading price of DSS Common Stock will no longer reflect the value of DSS ownership stake immediately before the Distribution. Nevertheless, we do not expect the trading price of shares of DSS Common Stock immediately following the Distribution to be materially lower. However, until the market has fully analyzed the value of DSS without the value represented by the Sharing Services Shares distributed to DSS stockholders, the trading price of shares of DSS Common Stock may fluctuate.

Listing and Trading of our Common Stock

Our Common Stock are currently traded on the OTCQB Marketplace (“OTCQB”) operated by the OTC Markets Group, Inc. under the symbol “SHRG.” The Sharing Services Shares may be illiquid as we cannot predict whether any trading market will develop after the Distribution.

Conditions to the Distribution

We expect that each Distribution will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by DSS:

●	the DSS Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of our Common Stock to DSS stockholders;
●	the SEC shall have declared effective our Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act, and no stop order suspending the effectiveness of our Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;
●	no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of DSS shall have occurred or failed to occur that prevents the consummation of the Distribution; and
●	no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the DSS Board, would result in the Distribution having a material adverse effect on DSS or its stockholders.

DSS shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth in this Prospectus, DSS may at any time and from time to time until the Distribution decide to abandon the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or modifying or changing the terms of the Distribution if, at any time, the DSS Board determines, in its sole and absolute discretion, that the Distribution is not in the best interests of DSS or its stockholders or is otherwise not advisable.

Reasons for Furnishing this Prospectus

We are furnishing this Prospectus solely to provide information to DSS’s stockholders who will receive Sharing Services Shares in the Distribution. You should not construe this Prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of DSS. We believe that the information contained in this Prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this Prospectus may occur after that date, and neither we nor DSS undertakes any obligation to update the information except in the normal course of our and DSS’s public disclosure obligations and practices and except as required by applicable law.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

Consequences to U.S. Holders of DSS Common Stock

The following is a summary of the material U.S. federal income tax consequences to holders of DSS Common Stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Prospectus and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of DSS Common Stock that are U.S. Holders, as defined immediately below, that hold their DSS Common Stock as a capital asset. A “U.S. Holder” is a beneficial owner of DSS Common Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or, in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

●	dealers or traders in securities or currencies;
●	tax-exempt entities;
●	banks, financial institutions or insurance companies;
●	real estate investment trusts, regulated investment companies or grantor trusts;
●	persons who acquired DSS Common Stock pursuant to the exercise of employee stock options or otherwise as compensation;
●	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of DSS equity;
●	stockholders owning DSS Common Stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;
●	certain former citizens or long-term residents of the United States or green card holders;
●	stockholders who are subject to the alternative minimum tax; or
●	persons who own DSS Common Stock through partnerships, certain trusts or other pass-through entities.

This summary does not address any U.S. state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds DSS Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its tax consequences.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

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General

The Distribution will be treated as a taxable non-liquidating distribution to DSS stockholders, As such, each U.S. stockholder receiving Sharing Services Shares in the Distribution will be treated as if such stockholder had received a distribution in an amount equal to the fair market value of our Common Stock received, which would result in (1) a taxable dividend to the extent of such stockholder’s pro rata share of Impact’s current and accumulated earnings and profits, (2) a reduction in such stockholder’s basis (but not below zero) in DSS Common Stock to the extent the amount received exceeds such stockholder’s share of earnings and profits and (3) a taxable gain to the extent the amount received exceeds the sum of the amount treated as a dividend and the stockholder’s basis in the DSS Common Stock. Any such gain would generally be a capital gain if the DSS Common Stock is held by such stockholder as a capital asset on the Distribution Date and subject to long-term capital gain treatment if the DSS Common Stock has been held by such stockholder for more than one year on the Distribution Date. Distributions treated as dividends will be subject to tax at favorable long-term capital gains rates provided that the stockholder has held his DSS stock for the period required for preferential dividend tax treatment generally.

A U.S. stockholder also may be subject to information reporting with respect to the Distribution. In addition, such stockholder may be subject to “backup withholding” on the Distribution, unless such stockholder provides proof of any applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. stockholder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

USE OF PROCEEDS

We will not receive any proceeds from the Distribution.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the Sharing Services Shares in the Distribution.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2022. You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

December 31, 2022
(Unaudited)

Cash	$3,112,225
Note payable, related party, net of unamortized debt discount and unamortized deferred loan cost of $699,056 as of December 31, 2022	11,026,526
Convertible notes payable, related parties, net of unamortized debt discount and unamortized deferred loan cost of and $14,866,701 as of December 31, 2022, $20,151,230 as of March 31, 2022, respectively.	12,133,290
Preferred stock, $0.0001 par value, 200,000,000 shares authorized:
Series A convertible preferred stock, $0.0001 par value, 100,000,000 shares designated, 3,100,000 shares issued and outstanding as of December 31, 2022, and March 31, 2022, respectively	310
Series B convertible preferred stock, $0.0001 par value, no shares issued and outstanding at December 31 and March 31	-
Series C convertible preferred stock, $0.0001 par value, 100,000,000 shares designated, 3,220,000 shares issued and outstanding at December 31and March 31, 2022, respectively	322
Class A common stock, $0.0001 par value, 2,000,000,000
Class A common stock, $0.0001 par value, 1,990,000,000 shares designated, 262,832,833 shares and 288,923,969 shares issued and outstanding at December 31 and March 31, 2022, respectively	26,283
Class B common stock, $0.0001 par value, 10,000,000 shares designated, no shares issued and outstanding	-
Treasury Stock, 26,091,136 shares, at cost	(626,187)
Additional paid in capital	81,950,753
Accumulated other comprehensive loss	(221,959)
Shares to be issued	12,146
Accumulated deficit	(88,650,199)
Total Stockholders’ Equity (Deficit)	7,508,531
Total liabilities and stockholders’ equity (1)	$24,490,823

(1) All components to derive total liabilities and stockholders’ equity are not included. See Unaudited Condensed Consolidated Financial Statements, presented further in this document, for all line items.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

This prospectus contains forward-looking statements. Forward-looking statements for Sharing Services reflect current expectations, as of the date of this prospectus, and involve certain risks and uncertainties. Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors.

In March 2021, the Company changed its fiscal year-end from a fiscal year ending on April 30th to a fiscal year ending on March 31st. This section reflects management’s views of the consolidated financial condition as of March 31, 2022, and 2021, and the consolidated results of operations and changes in financial condition for the fiscal year ended March 31, 2022 (a 12-month period) and the fiscal year ended March 31, 2021 (an 11-month period) of Sharing Services Global Corporation and consolidated subsidiaries. This section should be read in conjunction with the Company’s audited consolidated financial statements and related notes contained in this Registration Statement. We believe the recent COVID pandemic is likely to have had and continues to have a material adverse impact on our business, financial condition, cash flows, and results of operations. See Overview - “Continuing Uncertainty Regarding the Recent COVID Pandemic” below. This section may contain forward-looking statements. Please see “Cautionary Notice Regarding Forward-Looking Statements.” located at the front of this Registration Statement.

Summary Results of Operations:

	Three Months Ended				Nine Months Ended
	December 31, 2022	December 31, 2021	Increase (Decrease)	% Change	December 31, 2022	December 31, 2021	Increase (Decrease)	% Change
Net sales	$3,245,903	$7,110,532	$(3,864,629)	-54.4%	$12,737,673	$28,195,359	$(15,457,686)	-54.8%
Gross profit	1,602,792	4,781,949	(3,179,157)	-66.5%	7,677,757	19,588,526	(11,910,769)	-60.8%
Operating expenses	(5,606,866)	(7,831,883)	(2,225,017)	-28.4%	(19,511,086)	(28,273,529)	(8,762,443)	-31.0%
Operating loss	(4,004,074)	(3,049,934)	954,140	31.3%	(11,833,329)	(8,685,003)	(3,148,326)	36.3%
Net non-operating (expenses)	(6,916,748)	(2,065,155)	4,851,593	234.9%	(19,720,337)	(3,199,103)	(16,521,234)	516.4%
Loss before income taxes	(10,920,822)	(5,115,089)	(5,805,733)	113.5%	(31,553,666)	(11,884,106)	(19,669,560)	165.5%
Income tax (benefit) expense	104,129	1,825,073	(1,720,944)	-94.3%	(789,803)	1,318,827	(2,108,630)	-159.9%
Net loss	$(11,024,951)	$(6,940,162)	$(4,084,789)	58.9%	$(30,763,863)	$(13,202,933)	$(17,560,930)	133.0%

Highlights for the Three months ended December 31, 2022:

●	For the three months ended December 31, 2022, our consolidated net sales decreased $3.9 million, or 54.4%, to $3.2 million, compared to the three months ended December 31, 2021.

●	For the three months ended December 31, 2022, our consolidated gross profit decreased $3.2 million, or 66.5%, to $1.6 million, compared to the three months ended December 31, 2021. Our consolidated gross margin was 49.4% for the three months ended December 31, 2022, compared to 67.3% for the three months ended December 31, 2021.

●	For the three months ended December 31, 2022, our consolidated operating expenses decreased $2.2 million, or 28.4%, to $5.6 million, compared to the three months ended December 31, 2021.

●	For the three months ended December 31, 2022, our consolidated operating loss was $4.0 million, compared to $3.0 million for the three months ended December 31, 2021.

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●	For the three months ended December 31, 2022, our consolidated net non-operating expense was $6.9 million, compared to net non-operating expenses of $2.1 million for the three months ended December 31, 2021.

●	For the three months ended December 31, 2022, our consolidated net loss was $11.0 million compared to net loss of $6.9 million for the three months ended December 31, 2021. For the three months ended December 31, 2022, and December 31, 2021, our diluted losses per share were $0.04 and $0.04, respectively.

●	For the nine months ended December 31, 2022, our consolidated net cash used by operating activities was $8.9 million compared to $13.2 million for the nine months ended December 31, 2021.

●	In June 2022, the Company and Decentralized Sharing Systems, Inc. (“DSSI”), a subsidiary of DSS, Inc. (“DSS”), and, together with DSS, a major shareholder of the Company entered into an agreement pursuant to which the parties to the agreement replaced the $30.0 million loan from April 2021 with a $27.0 million loan.

●	In June 2022, the Company, through a subsidiary, and American Pacific Bancorp, Inc. (“APB”), a subsidiary of DSS, entered into a Loan Agreement pursuant to which APB loaned the Company approximately $5.7 million.

●	In August 2022, the Company entered into a revolving credit promissory note (“the Note”) with APB, pursuant to which the Company has access to advances with a maximum principal balance, not to exceed the principal sum of $10.0 million. In December 2022, APB and the Company mutually agreed to limit and/or end any further commitment by APB to fund or to re-advance under the terms of the Note

	Fiscal Year Ended March 31,		Increase	%
	2022	2021	(Decrease)	Change
Net sales	$34,424,314	$64,811,151	$(30,386,836)	-46.9%
Gross profit	23,622,443	46,546,657	(22,924,214)	-49.2%
Operating expenses	(36,954,618)	(48,724,183)	(11,769,565)	-24.2%
Operating loss	(13,332,175)	(2,177,526)	11,154,649	512%
Non-operating income (loss), net	(6,810,312)	347,996	7,158,308	2057%
Loss before income taxes	(20,142,487)	(1,829,530)	18,312,957	966%
Income tax benefit	(3,035,990)	(594,509)	2,441,481	411%
Net loss	$(17,106,497)	$(1,235,021)	$15,871,476	1285%

Highlights for the Fiscal Year Ended March 31, 2022:

●	For the fiscal year ended March 31, 2022, our consolidated net sales decreased by $30.4 million, to $34.4 million, compared to $64.8 million for the fiscal year ended March 31, 2021.

●	For the fiscal year ended March 31, 2022, our consolidated gross profit decreased by $22.9 million, to $23.6 million, compared to $46.5 million for the fiscal year ended March 31, 2021, and our consolidated gross margin was 69.1% and 71.8%, respectively.

●	For the fiscal year ended March 31, 2022, our consolidated operating loss was $13.3 million compared to $2.2 million for the fiscal year ended March 31, 2021.

●	For the fiscal year ended March 31, 2022, our consolidated net non-operating expenses were $6.8 million compared to a net non-operating income of $347,996 for the fiscal year ended March 31, 2021.

●	For the fiscal year ended March 31, 2022, our consolidated net loss was $17.1 million, compared to $1.2 million for the fiscal year ended March 31, 2021. Our diluted loss per share was $0.08 for the fiscal year ended March 31, 2022, compared $0.01 for the fiscal year ended March 31, 2021.

●	For the fiscal year ended March 31, 2022, our consolidated net cash used in operating activities was $15.2 million compared to $1.6 million for the fiscal year ended March 31, 2021.

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●	In April 2021, Sharing Services borrowed $30.0 million from Decentralized Sharing Systems, Inc. (“DSSI”), a subsidiary of DSS, Inc. (formerly Document Security Systems, Inc.) (“DSS”), and, together with DSS, a majority shareholder of the Company.

●	In April 2021, Sharing Services issued to DSSI 27,000,000 shares of its Class A Common Stock, including 15,000,000 shares in payment of a loan origination fee of $3.0 million and 12,000,000 shares in prepayment of $2.4 million in interest in connection with the DSSI loan discussed in the preceding item.

●	In September 2021, Sharing Services invested $1.4 million in Stemtech Corporation and $1.5 million in MojiLife, LLC, both emerging growth businesses.

●	In December 2021, Sharing Services, through a subsidiary, purchased a 25,800 square feet office building in Lindon, Utah for $8.9 million.

●	In December 2021, DSSI invested $3.0 million in Sharing Services in exchange for 50,000,000 shares of Sharing Services’ Class A Common Stock and a stock Warrant to purchase up to 50,000,000 shares of Class A Common Stock.

●	In January 2022, DSS agreed to provide certain consulting services to Sharing Services in exchange for a monthly fee of $60,000 and a fully vested detachable stock warrant to purchase up to 50,000,000 shares of its Class A Common Stock. The stock warrant may be exercised at the exercise price of $0.0001 per share.

●	In February 2022, Sharing Services issued 50,000,000 shares of Class A Common Stock to DSS upon exercise of the Warrant discussed in the preceding item.

●	In March 2022, the Company entered into a 7-year lease, for its new Corporate Headquarters located in Plano, Texas. The Company intends to relocate to its new headquarters in the first half of its fiscal year 2023.

Overview

Summary Description of Business

Sharing Services aims to build shareholder value by developing or acquiring businesses and technologies in the direct selling industry and other industries that augment the Company’s product and services portfolio, business competencies, and geographic reach. Sharing Services’ combined platform leverages the capabilities and expertise of various companies that market and sell products direct to the consumer through independent contractors. The Company’s new shared service platform will service this direct selling “gig economy” sector by providing needed services (such as equity and inventory financing, advisory services, mobile application tools, merchant processing services, commercial insurance, and event planning) to smaller direct sales companies initially in the U.S.

Currently, the Company, through its subsidiaries, markets and distributes its health and wellness and other products primarily in the U.S. and Canada using a direct selling business model. The Company’s U.S. subsidiaries market our products and services through an independent sales force, using their proprietary websites, including: www.elevacity.com and www.thehappyco.com. In September 2021, the Company, through a subsidiary, commenced operations in the Republic of Korea (South Korea).

The Company was incorporated in the State of Nevada on April 24, 2015.

As further discussed below, the Company intends to continue to grow its business both organically and by making strategic acquisitions from time to time of businesses and technologies that augment its product portfolio, complement its business competencies and fit its growth strategy.

Corporate Name Change

Sharing Services Global Corporation was originally incorporated under the name Sharing Services, Inc. In January 2019, Sharing Services, Inc. changed its corporate name to Sharing Services Global Corporation to better reflect the Company’s strategic intent to grow its business globally. In connection with the name change, the Company adopted the trading symbol SHRG effective April 4, 2019. Prior to this the Company’s Common Stock traded under the trading symbol SHRV.

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Change of Fiscal Year

In March 2021, Sharing Services changed its fiscal year-end from a fiscal year ending on April 30th to a fiscal year ending on March 31st. In connection with this change, the Company decided not to restate the information reported for prior accounting periods, because: (a) the Company’s businesses are not inherently seasonal, (b) the change in fiscal years did not otherwise materially distort comparability of the Company’s results of operations and cash flows, and (c) the cost to restate the data reported for prior periods outweighs the usefulness of such restated data. Accordingly, the consolidated financial statements included herein reflect the results of operations and cash flows for the fiscal year ended March 31, 2022 (365 days) compared to the eleven months ended March 31, 2021 (335 days).

Convertible Notes and Borrowing Under Short-term Financing Arrangements

Historically, the Company has funded a substantial portion of its liquidity and cash needs through the intermittent issuance of convertible notes and borrowings under short-term financing arrangements, and through the intermittent issuance of equity securities. See “Liquidity and Capital Resources” below for additional information about the Company’s convertible notes and borrowings under short-term financing arrangements.

Industry and Business Trends

The information in “Industry and Business Trends” included in ITEM 1 - “Business” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, is incorporated herein by reference.

Strategic Growth Initiatives

The Company has grown and intends to grow its business by pursuing a multipronged growth strategy, that includes: (a) expansion of its product offerings, both within the health and wellness category and in new product categories, (b) expansion of its direct-to-consumer geographic footprint (primarily in Asia), and (c) expansion of its membership-based consumer travel products line in the U.S. and worldwide. This growth strategy may also include the use of strategic acquisitions of businesses that augment the Company’s product and services portfolio, business competencies and geographic reach.

Continuing Uncertainty Regarding the Recent COVID Pandemic

In 2020, in response to the COVID pandemic, governments in the countries where our products are sold mandated or recommended various containment measures, including selective business closures, social distancing, quarantine, stay-at-home or shelter-in-place directives, and limitations on, or cancellations of, larger meetings and other public events. We believe that the actual impact of the health crisis, and/or actions taken to contain the spread of the virus, have had and continue to have an adverse impact on the economies in the geographies we serve. Consumer demand for discretionary products such as ours is sensitive to significant downturns in the economy, increases in unemployment or decreases in perceived employment security, and decreases in consumer sentiment in general.

In efforts to protect our customers, distributors, employees, and other business partners, in 2020, we instituted several preventive measures, including temporarily transitioning a significant number of our corporate employees to working remotely, increasing efforts to clean and sanitize our business facilities, increasing employee safety communication, and transitioning our sales conventions to a virtual convention platform. While these temporary measures are increasingly being eased or fully reversed at the time of this Registration Statement, we believe these necessary, temporary measurements are likely to have had an adverse impact on our business.

As a result of the foregoing, we cannot predict with certainty the scope, duration, and ultimate impact of this public health emergency in the countries where we operate, including its impact on the economy, but we believe these conditions are likely to have had and continue to have a material adverse impact on our business, financial condition, cash flows, and results of operations (including revenues and profitability), and those of our key suppliers.

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The COVID emergency also may have the effect of exacerbating some of the other risk factors described elsewhere in this Registration Statement, including the success of our growth initiatives, our ability to anticipate and effectively respond to changes in consumer preferences and buying trends in a timely manner, our dependence on one supplier for a substantial portion of the products we sell, potential fluctuations in our quarterly financial performance, our ability to generate sustained, positive cash flows from operations with which to fund our working capital needs, the potential impact on our financial performance from economic slowdowns, our ability to effectively and cost-efficiently respond to any epidemics and other health emergencies, and the potential impact on our business of any disruption in our information technology systems.

Results of Operations

Three months ended December 31, 2022 Compared to Three months ended December 31, 2021

Net Sales

For the three months ended December 31, 2022, our consolidated net sales decreased by $3.9 million, or 54.4%, to $3.2 million, compared to the three months ended December 31, 2021. The decrease in net sales mainly reflects: (a) continuation of the decline in consumer orders that we experienced since the fourth quarter of the fiscal year 2020, (b) a decline in independent distributor orders, in the number of new independent distributors and in the number of continuing active distributors, resulting, in part, from recent product reformulations and increased competition for independent distributors, and (c) the generally adverse impact on consumer buying trends resulting from the recent increase in consumer good prices and in energy costs in the U.S. and from lingering effects of the COVID global health emergency and actions taken to help mitigate the spread of the virus in the geographies in which we operate. In efforts to restore strong sales growth, in the past several months, we have developed and launched our new business brand, “The Happy CoTM,” at our Elevacity division, have accelerated our previously announced initiatives to expand our operations into additional international geographies, and have further intensified our efforts to recruit, develop and reward our distributors and our efforts to reach new consumers, including through the continued introduction of new products.

We believe there continues to be significant uncertainty about the potentially adverse impact of the current health crisis on the economies and employment markets of several countries, including the U.S. and Canada. Please see Overview - Significant Uncertainty Regarding the Potential Impact of Ongoing COVID Health Crisis above.

The $3.9 million decrease in consolidated net sales primarily reflects a decrease in number of comparable product units sold, partially offset by sales of products introduced since December 31, 2021, of approximately $1.2 million.

During the three months ended December 31, 2022, and 2021, the Company derived substantially all its consolidated net sales from the sale of its Elevate health and wellness product line.

During the nine months ended December 31, 2022, approximately 63% of our net sales were to customers (including approximately 39% to recurring customers, which we refer to as “SmartShip” sales, and approximately 24% were to new customers) and approximately 37% of our net sales were to our independent distributors.

Gross Profit

For the three months ended December 31, 2022, our consolidated gross profit decreased by $3.2 million, or 66.5%, to $1.6 million, compared to the three months ended December 31, 2021, and our consolidated gross margins were 49.4% and 67.3%, respectively. For the three months ended December 31, 2022, gross margin was affected by an increase in shipping expenses and promotional pricing, as a percentage of sales.

Selling and Marketing Expenses

For the three months ended December 31, 2022, our consolidated selling and marketing expenses decreased by $3.3 million, to $0.9 million, or 28.6% of net sales compared to $4.2 million, or 59.3% of net sales for the three months ended December 31, 2021. The decrease in consolidated selling and marketing expenses is due primarily to lower sales commissions of $2.6 million (which reflects decrease in our consolidated net sales discussed above).

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General and Administrative Expenses

For the three months ended December 31, 2022, our consolidated general and administrative expenses (which include corporate employee compensation and benefits, stock-based compensation, professional fees, rent and other occupancy costs, certain consulting fees, telephone and information technology expenses, insurance premiums, and other administrative expenses) increased by approximately $1.1 to $4.7 million, or 144.1% of consolidated net sales compared to $3.6 million, or 50.8% of consolidated net sales, for the three months ended December 31 , 2021. The increase in consolidated general and administrative expenses was primarily driven by higher consulting expenses offset by a decrease in employee compensation and benefits and legal expenses.

Interest Expense, net

For the three months ended December 31, 2022, our consolidated interest expense, net was 3.3 million, including amortization of debt discount and deferred financing costs, interest income, and other expenses associated with borrowings from “DSSI” and related parties.

For the three months ended December 31, 2021, our consolidated interest expense was $3.1 including amortization of debt discount and deferred financing costs, interest income, and other expenses associated with borrowings from “DSSI” and related parties.

Net Other Non-operating Expenses

For the three months ended December 31, 2022, we had net consolidated non-operating expenses of approximately $6.9 million. For the three months ended December 31, 2021, our consolidated non-operating income was approximately $2.1 million.

Unrealized Gain (Loss) on Investments in Unconsolidated Entities and Marketable Securities

For the three months ended December 31, 2022, net unrealized losses, before income tax, in connection with our investments in unconsolidated entities and marketable securities were $3.6 million.

For the three months ended December 31, 2021, net unrealized gains, before income tax, in connection with our investment in unconsolidated entities were $1.2 million.

Gain (Loss) on Employee Warrants Liability

For the three months ended December 31, 2022, we recognized a compensatory gain of $39,375, compared to $154,488 for the three months ended December 31, 2021, in connection with employee warrants with a variable exercise price after service was completed.

Income Tax Benefit

Income tax benefit includes current and deferred income taxes for both our domestic and foreign operations. Income from our international operations is subject to taxation in the countries in which we operate.

During the three months ended December 31, 2022, the Company had a state and local tax benefit of $22,849 and a provision for deferred federal income taxes of $348,236 and a benefit for current federal income taxes of $429,516.

Net Loss and Loss per Share

As a result of the foregoing, for the three months ended December 31, 2022, our consolidated net loss was $11.0 million, compared to $6.9 million for the three months ended December 31, 2021. For the three months ended December 31, 2022, and December 31, 2021, our diluted loss per share was $0.04 and $0.04, respectively.

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Nine months ended December 31, 2022 Compared to the Nine months ended December 31, 2021

Net Sales

For the nine months ended December 31, 2022, our consolidated net sales decreased by $15.5 million, or 54.8%, to $12.7 million, compared to the nine months ended December 31, 2021. The decrease in net sales mainly reflects: (a) continuation of the decline in consumer orders that we experienced since the fourth quarter of the fiscal year 2020, (b) a decline in independent distributor orders, in the number of new independent distributors and in the number of continuing active distributors, resulting, in part, from recent product reformulations and increased competition for independent distributors, and (c) the generally adverse impact on consumer buying trends resulting from the recent increase in consumer good prices and in energy costs in the U.S. and from lingering effects of the COVID global health emergency and actions taken to help mitigate the spread of the virus in the geographies in which we operate. In efforts to restore strong sales growth, in the past several months, we have developed and launched our new business brand, “The Happy CoTM,” at our Elevacity division, have accelerated our previously announced initiatives to expand our operations into additional international geographies, and have further intensified our efforts to recruit, develop and reward our distributors and our efforts to reach new consumers, including through the continued introduction of new products.

We believe there continues to be significant uncertainty about the potentially adverse impact of the current health crisis on the economies and employment markets of several countries, including the U.S. and Canada. Please see Overview - Significant Uncertainty Regarding the Potential Impact of Ongoing COVID Health Crisis above.

The $15.5 million decrease in consolidated net sales primarily reflects a decrease in the number of comparable product units sold, partially offset by sales of products introduced since December 31, 2021, of approximately $800,000.

During the nine months ended December 31, 2022, and 2021, the Company derived substantially all its consolidated net sales from the sale of its Elevate health and wellness product line.

During the nine months ended December 31, 2022, approximately 63% of our net sales were to customers (including approximately 39% to recurring customers, which we refer to as “SmartShip” sales, and approximately 24% were to new customers) and approximately 37% of our net sales were to our independent distributors.

Gross Profit

For the nine months ended December 31, 2022, our consolidated gross profit decreased by $11.9 million, or 60.8%, to $7.7 million, compared to the nine months ended December 31, 2021, and our consolidated gross margins were 60.3% and 69.5%, respectively. For the nine months ended December 31, 2022, gross margin was affected by an increase in shipping expenses and promotional pricing, as a percentage of sales.

Selling and Marketing Expenses

For the nine months ended December 31, 2022, our consolidated selling and marketing expenses decreased by $8.7 million, to $5.7 million, or 44.9% of net sales compared to $14.4 million, or 51.0% of net sales for the nine months ended December 31, 2021. The decrease in consolidated selling and marketing expenses is due primarily to lower sales commissions of $8.6 million (which reflects decrease in our consolidated net sales discussed above) partially offset by higher sales convention expenses of approximately $454,465 (as we resumed holding some in-person conventions).

General and Administrative Expenses

For the nine months ended December 31, 2022, our consolidated general and administrative expenses (which include corporate employee compensation and benefits, stock-based compensation, professional fees, rent and other occupancy costs, certain consulting fees, telephone and information technology expenses, insurance premiums, and other administrative expenses) decreased by approximately $94,370to $13.8 million, or 108.2% of consolidated net sales compared to $13.9 million, or 49.2% of consolidated net sales, for the nine months ended December 31, 2021. The decrease in consolidated general and administrative expenses was primarily driven by lower professional fee, employee compensation and benefits, and legal expenses.

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Interest Expense, net

For the nine months ended December 31, 2022, our consolidated interest expense was $9.8 million, including amortization of debt discount and deferred financing costs, interest income, and other expenses associated with borrowings from “DSSI” and related parties.

For the nine months ended December 31, 2021, consolidated interest expense was $9.2 million, including amortization of debt discount and deferred financing cost, interest income, and other expenses associated with borrowings from “DSSI” and related parties.

Other Non-operating Income/Expenses

For the nine months ended December 31, 2022, our net consolidated non-operating income, includes litigation settlements and other non-operating income of $133,199. For the nine months ended December 31, 2021, consolidated other non-operating expenses (including litigation settlements) were $59,516.

Gain (loss) on employee warrants liability

For the nine months ended December 31, 2022, we recognized a compensatory gain of $207,210, compared to $1.9 million for the nine months ended December 31, 2021, in connection with employee warrants with a variable exercise price after service was completed.

Gain on Extinguishment of Debt

For the nine months ended December 31, 2022, no amounts were incurred related to extinguishment of debt. In June of 2021, the Company’s borrowings under the Paycheck Protection Program features of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) were forgiven pursuant to the CARES Act. The Company recognized a gain on extinguishment of debt of $1.0 million, before income tax, in connection therewith.

Income Tax Benefit

During the nine months ended December 31, 2022, the Company recognized a provision for deferred taxes and federal taxes of $799,748 and a state and local tax benefit of $9,945.

During the nine months ended December 31, 2021, the Company recognized a consolidated provision for current federal income taxes of $5.2 million, net of a valuation allowance recognized of $4.5 million, a consolidated provision for state and local taxes of $109,241, and a consolidated deferred income tax benefit of $4.0 million.

Net Loss and Loss per Share

As a result of the foregoing, for the nine months ended December 31, 2022, our consolidated net loss was $30.8 million, compared to $13.2 million for the nine months ended December 31, 2021. For the nine months ended December 31, 2022, and December 31, 2021, our diluted loss per share was $0.12 and $0.07, respectively.

The Fiscal Year Ended March 31, 2022, Compared to the Fiscal Year Ended March 31, 2021

Net Sales

For the fiscal year ended March 31, 2022 (a 12-month period), our consolidated net sales decreased by $30.4 million, to $34.4 million, compared to the fiscal year ended March 31, 2021 (an 11-month period). The decrease in net sales mainly reflects: (a) continuation of the decline in consumer orders that we experienced since the fourth quarter of the fiscal year 2020, (b) a decline in independent distributor orders, in the number of new independent distributors and in the number of continuing active distributors, resulting, in part, from recent product reformulations and increased competition for independent distributors, and (c) the generally adverse impact on consumer buying trends resulting from the recent COVID pandemic and actions taken to help mitigate the spread of the virus in the U.S. and Canada. In efforts to restore sales growth, in the past several months, we have developed and launched our new business brand, “The Happy Co TM,” at our Elevacity division, have accelerated our previously announced initiatives to expand our operations into additional international geographies, and have further intensified our efforts to recruit, develop and reward our distributors and our efforts reach new consumers, including through the continued introduction of new products. This decrease was partially mitigated by sales (approximately $1.4 million) of our new operations in Asia and sales (approximately $5.2 million) of health and wellness products introduced in the U.S. since March 31, 2021.

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We believe there has been and continues to be significant uncertainty about the potentially adverse impact of the current health crisis on the economies and employment markets of several countries, including the U.S. and Canada. Please see Overview - “Continuing Uncertainty Regarding the Recent COVID Pandemic” above.

The decrease of $30.4 million in consolidated net sales reflects a decrease in number of comparable product units sold (26%) and a decrease in average unit sales prices (74%).

During the fiscal year ended March 31, 2022, and 2021, the Company derived approximately 87% and 99%, respectively, of its consolidated net sales from the sale of its health and wellness product line.

During the fiscal year ended March 31, 2022, approximately 66% of consolidated net sales were to consumers (including approximately 32% to recurring customers, which we refer to as “SmartShip” sales, and approximately 34% were to new customers) and approximately 34% of consolidated net sales were to independent distributors. During the fiscal year ended March 31, 2021, approximately 71% of our net sales were to customers (including approximately 43% to recurring customers and approximately 28% were to new customers) and approximately 29% of our net sales were to our independent distributors.

Gross Profit

For the fiscal year ended March 31, 2022, our consolidated gross profit decreased by $22.9 million, to $23.6 million, compared to the fiscal year ended March 31, 2021, and our consolidated gross margin was 68.6% and 71.8%, respectively. During the fiscal year ended March 31, 2022, gross margin was adversely affected by aggressive product pricing and a shift in product sales mix (to lower margin products) in the normal course of business, partially offset by a decrease in our provision for expiring, damaged or excess (slow-moving) inventory of $399,050.

Selling and Marketing Expenses

For the fiscal year ended March 31, 2022, our consolidated selling and marketing expenses decreased to $17.2 million, or 50.1% of consolidated net sales, compared to $29.7 million, or 45.9% of consolidated net sales for the fiscal year ended March 31, 2021. The decrease of $12.5 million in consolidated selling and marketing expenses is primarily due to lower sales commissions of $13.1 million (which reflects decrease in consolidated net sales discussed above), partially offset by higher sales convention expenses of $417,369 (as we resumed holding some in-person conventions in 2022) and higher marketing expense of $159,124.

General and Administrative Expenses

For the fiscal year ended March 31, 2022, our general and administrative expenses (which include corporate employee compensation and benefits, share-based compensation, professional fees, rent and other occupancy costs, certain consulting fees, telephone and information technology expenses, insurance premiums, and other administrative expenses) increased to $19.7 million, or 57.3% of consolidated net sales compared to $19.0 million, or 29.3% of consolidated net sales, for the fiscal year ended March 31, 2021. The increase in general and administrative expenses was due to higher consulting and professional fees of $3.0 million (including consulting fees of $766,415 in connection with a Consulting Agreement with DSS), higher loss on impairment of notes receivable and other assets of $543,042, higher depreciation and amortization expenses of $492,019, and higher other general corporate administrative expenses (other than consulting and professional fees, and bad debt expense) of $78,387, partially offset by lower stock-based compensation expense of $3.4 million.

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Interest Expense, Net

For the fiscal year ended March 31, 2022, interest expense was $2.4 million, excluding amortization of debt discount of $8.9 million, amortization of deferred financing costs of $985,401, and interest income of $83,356. Interest expense of $2.4 million reflects mainly interest associated with borrowings under the $30.0 million loan from “DSSI.”

For the fiscal year ended March 31, 2021, our consolidated interest expense was $42,932, excluding amortization of debt discount of $18,647 and interest income of $13,966. Consolidated interest expense of $42,932 includes $37,425 associated with borrowings under short-term financing arrangements and $5,507 associated with our convertible notes.

Gain (loss) on Employee Warrants Liability

For the fiscal year ended March 31, 2022, 2021, gains in connection with employee warrants with a variable exercise price after service was completed were $2.5 million and $530,335, respectively.

Gain on Extinguishment of Debt

In June 2021, Sharing Services’ borrowings under the Paycheck Protection Program features of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) were forgiven pursuant to the CARES Act. The Company recognized a gain on extinguishment of debt of approximately $1,040,400 in connection therewith.

Unrealized Gains (Losses) on Investment in Unconsolidated Entities

For the fiscal year ended March 31, 2022, net unrealized gains in connection with our investment in equity instruments of unconsolidated entities were $3.6 million. See Note 9 of the Notes to Consolidated Financial Statements for more details.

Impairment Losses on Assets

For the fiscal year ended March 31, 2022, impairment losses, before income tax, in connection with our investment in unconsolidated entities and in connection with long-lived assets, in the aggregate, were $1.6 million.

Other Non-operating Income/Expense, net

For the fiscal year ended March 31, 2022, other non-operating expense was $211,035, consisting primarily of foreign currency transaction losses of approximately $170,000 and litigation settlement expenses of approximately $26,000. For the fiscal year ended March 31, 2021, consolidated other non-operating expense (consisting of litigation settlement expenses) were $134,726.

Income Tax Benefit

During the fiscal year ended March 31, 2022, the Company recognized a current federal income tax benefit of $2.1 million, including a valuation allowance of $2.1 million placed on certain deferred tax assets being carried forward or projected to reverse in future years due to the uncertainty of the Company generating sufficient taxable income in the foreseeable future to make realization probable, a deferred income tax benefit of $1.0 million, and a provision for state and local taxes of $100,569. During the fiscal year ended March 31, 2021, the Company recognized a current federal income tax benefit of $326,121, a deferred income tax benefit of $536,861, and a provision for state and local taxes of $268,473 million. See Note 2 - “SIGNIFICANT ACCOUNTING POLICIES” of the Notes to Consolidated Financial Statements contained elsewhere in this Registration Statement for information about the Company’s accounting policies regarding accounting for income taxes.

Net Earnings (Loss) and Earnings (Loss) per Share

As a result of the foregoing, for the fiscal year ended March 31, 2022, and 2021, our consolidated net loss was $17.1 million and $1.2 million, respectively. For the fiscal year ended March 31, 2022, and 2021, our diluted loss per share was $0.08 and $0.01, respectively.

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Liquidity and Capital Resources

We broadly define liquidity as our ability to generate sufficient cash, from internal and external sources, to meet our obligations and commitments. We believe that, for this purpose, liquidity cannot be considered separately from capital resources.

Working Capital

We had a deficiency in our working capital of approximately $23.2 million as of December 31, 2022, and a working capital of approximately $7.4 million as of March 31, 2022.

As of December 31, 2022, our cash and cash equivalents were $3.1 million.

We have implemented measures to restructure our business operations and reduce our monthly cash burns and operating loss. Such measures include, and are not limited to, headcount reduction and elimination of certain overhead and consulting fees. Based upon the current level of operations and anticipated investments necessary to sustain/grow our business, we believe that existing cash balances and anticipated funds from operations will likely be sufficient to meet our working capital requirements over the next 12 months.

Historical Cash Flows

Historically, our primary sources of cash have been capital transactions involving the issuance of equity securities and secured and unsecured debt (See “Recent Issuances of Equity Securities” and “Short-term Borrowings and Convertible Notes” below) and cash flows from operating activities; and our primary uses of cash have been for operating activities, capital expenditures, acquisitions, net cash advances to related parties, and debt repayments in the ordinary course of our business.

The following table summarizes our cash flow activities for the nine months ended December 31, 2022, compared to the nine months ended December 31, 2021:

	Nine Months Ended December 31,
	2022	2021	Change
Net cash used in operating activities	$(8,845,938)	$(13,178,848)	4,332,910
Net cash used in investing activities	(11,530,898)	(12,213,306)	(682,408)
Net cash provided by financing activities	6,501,659	33,073,607	(26,571,948)
Impact of currency rate changes in cash	(35,864)	(45,331)	9,467
Net (decrease) increase in cash and cash equivalents	$(13,911,041)	$7,636,122	$(21,547,163)

Net Cash Used in Operating Activities

For the nine months ended December 31, 2022, net cash used in operating activities was $8.8 million, compared to net cash used in operating activities of $13.7 million for the nine months ended December 31, 2021. The $4.3 million change was primarily due to a decline in gross profit, excluding non-cash items, such as depreciation and amortization, stock-based compensation gain, provision for obsolete inventory losses, amortization of debt discount, losses on impairment of investments in unconsolidated entities, a note receivable, and the gain on extinguishment of debt. In addition, the change in net cash used in operating activities reflects a change in operating assets and liabilities of approximately $6.3 million driven by the normal recurring operations of the business.

Net Cash Used in Investing Activities

For the nine months ended December 31, 2022, net cash used in investing activities was $11.5 million, compared to $12.2 million for the nine months ended December 31, 2021. Included in the $11.5 million of net cash outflow was cash paid for marketable securities of approximately $9.5 million during the nine months ended December 31, 2022.

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Net Cash Provided by Financing Activities

For the nine months ended December 31, 2022, net cash provided by financing activities decreased by $26.6 million, to $6.5 million, compared to $33.1 million for the nine months ended December 31, 2021, primarily due to refinancing of the June 2022 DSSI loan.

Impact of currency rate changes in cash

For the nine months ended December 31, 2022, the impact of currency rate changes in cash was negative $35,864 compared to negative $45,331 for the nine months ended December 31, 2021.

Legal Proceedings

Legal Matters in General

The Company has incurred several claims in the normal course of business. The Company believes such claims can be resolved without any material adverse effect on our consolidated financial position, results of operations, or cash flows.

The Company maintains certain liability insurance. However, certain costs of defending lawsuits are not covered by or only partially covered by its insurance policies, including claims that are below insurance deductibles. Additionally, insurance carriers could refuse to cover certain claims, in whole or in part. The Company accrues costs to defend itself from litigation as they are incurred.

The outcome of litigation is uncertain, and despite management’s view of the merits of any litigation, or the reasonableness of the Company’s estimates and reserves, the Company’s financial statements could nonetheless be materially affected by an adverse judgment. The Company believes it has adequately reserved for the contingencies arising from current legal matters where an outcome was deemed to be probable, and the loss amount could be reasonably estimated. No provision for legal matters was deemed necessary at December 31, 2022.

Legal Proceedings

The Company from time to time is involved in various claims and lawsuits incidental to the conduct of its business in the ordinary course. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, results of operations or cash flows.

(a) Case No. 4:20-cv-00946; Dennis Burback, Ken Eddy and Mark Andersen v. Robert Oblon, Jordan Brock, Jeff Bollinger, Four Oceans Global, LLC, Four Oceans Holdings, Inc., Alchemist Holdings, LLC, Elepreneurs U.S., LLC, Elevacity U.S., LLC, Sharing Services Global Corporation, Custom Travel Holdings, Inc., and Does 1-5, pending in the United States District Court for the Eastern District of Texas. On December 11, 2020, three investors in Four Oceans Global, LLC filed a lawsuit against the Company, its affiliated entities, and other persons and entities related to an investment made by the three Plaintiffs in 2015. The Company and its affiliated entities filed an answer denying the three investors’ claims. Plaintiffs filed a First Amended Complaint on October 14, 2021. The Company and its affiliated entities responded in November 2021 by filing a Motion to Dismiss the claims contained in the Amended Complaint. The Motion was granted on July 20, 2022, by Court Order dismissing with prejudice the Company and all affiliated entities from the lawsuit. In early August 2022, Plaintiffs on their own motion moved to dismiss all claims against the remaining parties in the case to enable the Order of Dismissal to become an appealable, final Order. On September 7, 2022, Plaintiffs filed a Notice of Appeal to the United States Court of Appeals for the Fifth Circuit. As of December 31, 2022, the Fifth Circuit had not yet issued a briefing schedule.

(b) Case No. 4:21-cv-00026; Elepreneurs Holdings, LLC d/b/a Elepreneur, LLC, Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC, and SHRG IP Holdings, LLC v. Lori Ann Benson, Andrea Althaus and Lindsey Buboltz, pending in the United States District Court for the Eastern District of Texas. On December 31, 2020, the Company filed suit against three former distributors and obtained injunctive relief from the 429th Judicial District of Collin County, Texas. The lawsuit was removed by the three former distributors to federal court. The Company subsequently obtained injunctive relief from the federal court. The parties settled their disputes, and a Joint Motion for Final Dismissal was filed with the Court on December 31, 2022, requesting the Court to enter a Final Order of Dismissal with Prejudice and close the case.

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(c) Case No. 429-01137-2022; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Mark Willodson, Judy Willodson and Valentus, Inc., pending in the 429th Judicial District Court of Collin County, Texas. On March 9, 2022, the Company filed suit against a competitor and former distributors. On March 9, 2022, the Company filed suit against a competitor and former distributors. An Agreed Temporary Injunction was entered by the Court against the Willodsons in April 2022. This matter remains pending as of December 31, 2022.

(d) Case No. 4:22-cv-00042; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Brian Christopher Schweda, Jr., pending in the United States District Court for the Eastern District of Texas. On January 20, 2022, the Company filed suit against a former distributor. The Defendant filed two motions to dismiss. The Court entered an Order recently denying Defendant’s motion to dismiss for lack of jurisdiction over the Defendant in Texas. As of December 31, 2022, Defendant’s motion to dismiss Plaintiff’s claim of tortious interference remains pending. Regardless of the outcome of that pending motion, the case will move forward with breach of contract claims against the Defendant. The case is pending as of December 31, 2022.

(e) Case No. 9:22-cv-00146; Travel Gig, LLC and Happitravel, LLC v. Sharing Services Global Corporation, SHRG IP Holdings, LLC; Global Travel Destinations, LLC., and Does 1-25, pending in the United States District Court for the District of Montana. On September 7, 2022, Plaintiffs filed a lawsuit against the Company and two affiliated entities alleging trademark infringement concerning the Company’s affiliated travel entity. Plaintiffs filed a motion seeking a Preliminary Injunction and the Court set a hearing on the motion for November 1, 2022. This case was resolved on December 29, 2022, and the Court entered a Dismissal with Prejudice on February 6, 2023.

(f) Case No. 4:22-cv-00047; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Kimberley McLean, pending in the United States District Court for the Eastern District of Texas. On January 20, 2022, the Company filed suit against a former distributor. This matter remains pending as of December 31, 2022.

Potential Future Acquisitions

The Company, directly and through its subsidiaries, may make strategic acquisitions and purchases of equity interests in businesses that complement its business competencies and growth strategy. Such acquisitions and purchases of equity interests are expected to be funded with cash and cash equivalents, cash provided by operations, if any, and issuance of equity securities and debt.

Short-term Borrowings and Convertible Notes

Borrowing Under Financing Arrangements (Note Payable)

In May 2020, the Company was granted a loan (the “PPP Loan”) by a commercial bank in the amount of $1.0 million, pursuant to the Paycheck Protection Program features of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). The Company’s borrowings under the PPP Loan were eligible for loan forgiveness under the provisions of the CARES Act. In June of 2021, the Company was formally notified by the lender that the Company’s obligations under the loan had been forgiven effective May 25, 2021. The loan forgiveness applies to all principal and interest accrued through the loan forgiveness effective date.

Convertible Notes from Related Parties

Decentralized Sharing Systems, Inc.

On April 5, 2021, the Company and Decentralized Sharing Systems, Inc. (“DSSI”) which, together with DSS, Inc., is a majority shareholder of the Company, entered into a Securities Purchase Agreement, pursuant to which the Company issued: (a) a Convertible Promissory Note in the principal amount of $30.0 million (the “Note”) in favor of DSSI, and (b) a detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, and DSSI loaned to the Company $30.0 million. Under the terms of the loan, the Company agreed to pay to DSSI a loan Origination Fee of $3.0 million, payable in shares of the Company’s Class A Common Stock, at the rate of $0.20 per share. The Note bears interest at the annual rate of 8% and matures on April 5, 2024, subject to certain acceleration provisions upon the occurrence of an Event of Default, as defined in the Note. At any time during the term of the Note, all or part of the Note, including principal, less unamortized prepaid interest, if any, plus any accrued interest and other fees was convertible into shares of the Company’s Class A Common Stock at the rate of $0.20 per share, at the option of the holder.

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On June 15, 2022, the Company and DSSI entered into an agreement pursuant to which the Company issued to DSSI: (a) a two-year Convertible, Advancing Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI and (b) a detachable warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share. The 2022 Note bears interest at the annual rate of 8% and is due and payable on demand or, if no demand, on May 1, 2024. At any time during the term of the 2022 Note, all or part of the Note may be converted into up to 818,181,819 shares of the Company’s Class A Common Stock, at the option of the holder. Under the terms of the agreement, the Company paid to DSSI a loan origination fee of $270,000, and DSSI surrendered to the Company all DSSI’s rights pursuant to the Convertible Promissory Note in the principal amount of $30.0 million issued by the Company in April 2021 and the detachable warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, issued concurrently with such $30.0 million note, as discussed in the preceding paragraph.

American Pacific Bancorp, Inc.

On June 15, 2022, Linden Real Estate Holdings, LLC, a wholly owned subsidiary of the Company, American Pacific Bancorp, Inc. (“APB”), a subsidiary of DSS, and the Company entered a Loan Agreement pursuant to which APB loaned the Company approximately $5.7 million. The loan bears interest at the annual rate of 8%, matures on December 1, 2024, and is secured by a first mortgage interest on the Company’s Lindon, Utah office building. In connection with this loan, the Company received net proceeds of $5,522,829 from APB. Heng Fai Ambrose Chan and Frank D. Heuszel, each a Director of the Company, also serve on the Board of Directors of APB.

On August 11, 2022, the Company executed a revolving credit promissory note with APB (“the APB Revolving Note”) pursuant to which the Company has access to advances with a maximum principal balance not to exceed the principal sum of $10 million. The APB Revolving Note is collateralized by the assets of the Company, and it bears interest at the annual rate of 8% and such interest shall be due and payable quarterly as it accrues on the outstanding balance. Interest payments on the loan are due and payable on the last day of each consecutive third calendar month until the maturity date of August 12, 2024. On December 9, 2022, APB and the Company mutually agreed to limit and/or end any further commitment by APB to fund or to re-advance under the terms of the APB Revolving Note. As of December 31, 2022, the Company had $6.0 million outstanding under the APB Revolving Note.

HWH International, Inc.

In October 2017, the Company issued a Convertible Promissory Note in the principal amount of $50,000 (the “Note”) to HWH International, Inc. (“HWH” or the “Holder”). HWH is affiliated with Heng Fai Ambrose Chan, who in April 2020 became a Director of the Company. The Note is convertible into 333,333 shares of the Company’s Common Stock. Concurrent with issuance of the Note, the Company issued to HWH a detachable stock warrant to purchase up to an additional 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. Under the terms of the Note and the detachable stock warrant, the Holder is entitled to certain financing rights. If the Company enters into more favorable transactions with a third-party investor, it must notify the Holder and may have to amend and restate the Note and the detachable stock warrant to be identical. On August 9, 2022, HWH and the Company executed an agreement to settle the Note and cancel the related stock warrant for $78,636, which amount represents the principal plus accrued interest. The Company made the payment to HWH on August 9, 2022.

Capital Requirements

During the nine months ended December 31, 2022, capital expenditures for property and equipment (consisting of furniture and fixtures, computer equipment and software, other office equipment and leasehold improvements) in the ordinary course of our business were $1.4 million which primarily relates to the purchase of the multi-user license and code for development of a new sales commissions’ platform.

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Contractual Obligations

There were no material changes to our contractual cash obligations during the nine months ended December 31, 2022, except for (a) the June 2022 refinancing of our loan from DSSI (b) the June 2022 financing of our Lindon, Utah office building, and (c) the August 2022 revolving line of credit with APB, as all described above.

Off-Balance Sheet Financing Arrangements

As of December 31, 2022, we had no off-balance sheet financing arrangements.

Inflation

Prior to the COVID-19 pandemic, inflation was generally been low in the geographies where we operate. However, at the time of this Registration Statement, the increase in price of consumer goods in the United States has reached a 40-year high, primarily as a result of higher energy costs, higher housing costs, and the impact global supply chain disruptions. Please see – “Risk Factors” “Our business and financial performance could be adversely affected by inflation”.

Critical Accounting Policies and Estimates

Our financial instruments consist of cash equivalents, if any, accounts receivable, notes receivable, investments in unconsolidated entities, accounts payable, and notes payable, including convertible notes. The carrying amounts of cash equivalents, if any, accounts receivable, notes receivable, and accounts payable approximate their respective fair values due to the short-term nature of these financial instruments. If our estimate of the fair value is incorrect at December 31, 2022, it could negatively affect our financial position and liquidity and could result in our having understated our net loss.

Notwithstanding, while the Company is not aware of material changes to its critical accounting estimates or assumptions since March 31, 2022, it is reasonably possible that estimates made in the Company’s unaudited condensed consolidated financial statements have been, or will be, materially impacted as a result of the ultimate resolution of the uncertainties associated with the COVID health crisis. This may include estimates regarding allowance for slow-moving or obsolete inventory, impairment losses related to long-lived assets, the nature and timing of satisfaction of performance obligations resulting from contracts with customers, and the valuation of loss contingencies. Please see Overview - Continuing Uncertainty Regarding the Recent COVID Pandemic above.

Accounting Changes and Recent Accounting Pronouncements

For discussion of accounting changes and recent accounting pronouncements, see Note 2 of the Notes to the Unaudited Condensed Consolidated Financial Statements contained elsewhere in this report.

Basis of Presentation

The unaudited condensed consolidated interim financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted as permitted pursuant to the rules and regulations of the SEC, although we believe that the disclosures made are adequate to make the information not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022. Unless so stated, the disclosures in the accompanying condensed consolidated financial statements do not repeal the disclosures in our consolidated financial statements for year ended March 31, 2022.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

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Use of Estimates and Assumptions

The preparation of financial statements in accordance with GAAP requires the use of judgment and requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures about contingent assets and liabilities, if any. Matters that require the use of estimates and assumptions include: the recoverability of notes and accounts receivable, the valuation of inventory, the useful lives of fixed assets, the assessment of long-lived assets for impairment, the nature and timing of satisfaction of performance obligations resulting from contracts with customers, allocation of the transaction price to multiple performance obligations in a sales transaction, the measurement and recognition of right-of-use assets and related lease liabilities, the valuation of stock-based compensation awards, the measurement and recognition of uncertain tax positions, and the valuation of loss contingencies, if any. Actual results may differ from these estimates in amounts that may be material to our consolidated financial statements. We believe that the estimates and assumptions used in the preparation of our consolidated financial statements are reasonable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include recent customer remittances deposited with our merchant processors at the balance sheet date, which generally settle within 24 to 72 hours. As of December 31, 2022, and March 31, 2022, cash and cash equivalents included cash held by our merchant processors of approximately $1.0 million and $3.3 million, respectively, including approximately $0.9 million and $3.0 million, respectively held by one merchant processor. In addition, as of December 31, 2022, and March 31, 2022, cash and cash equivalents held in bank accounts in foreign countries in the ordinary course of business were $1.4 million and $1.4 million, respectively. Amounts held by our merchant processor or held in bank accounts located in foreign countries are generally not insured by any federal agency.

Notes Receivable

On August 29, 2022, the Company and 1044Pro LLC (“1044”) entered in an agreement to modify the Revolving Promissory Note dated January 22, 2022. In accordance with the amendment, the Company agreed to lend $125,000 to 1044 for a 20% membership interest in 1044. The loan is secured by the assets of 1044 as well as by a personal guaranty executed by a member of 1044. At December 31, 2022, the amount due from 1044 is $230,355.

At December 31, 2022 and March 31, 2022, notes receivable were $926,205 and $601,520, before allowance for impairment losses of $709,320 and $601,520, respectively.

Investment in Marketable Securities

The Company has invested in a marketable security that can easily be bought, sold, or traded on public exchanges. The investment is carried at fair market. Unrealized gains and losses have been recorded in the Company’s consolidated statements of operations. At December 31, 2022, the investment was valued at approximately $4.3 million on the Company’s unaudited condensed consolidated balance sheet.

Inventory

Inventory consists of finished goods and promotional materials and are stated at the lower of cost, determined using the first-in, first-out (“FIFO”) method, or net realizable value. The Company periodically assesses its inventory levels when compared to current and anticipated sales levels. As of December 31, 2022, and March 31, 2022, the allowance for obsolete inventory was $742,311 and 108,055, respectively, in connection with the health and wellness products that are either damaged, expired or otherwise considered slowing moving based of historical or projected sales levels. The Company reports its provisions for inventory losses in cost of goods sold in its consolidated statements of operations.

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Other Assets

Other assets include a multi-user license and code of a back-office platform that was acquired for $1,000,000 in July 2022. This back-office platform is designed to facilitate the computation and processing of commission payments to distributors, and it requires customization in order for it to be operational. Costs associated with the customization and build out of the platform has been capitalized in accordance with ASC 350 - Capitalization on Internal-Use Software Costs.

Note Payable

In May 2020, the Company was granted a loan (the “PPP Loan”) by a commercial bank in the amount of $1.0 million, pursuant to the Paycheck Protection Program features of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). At March 31, 2021, loan principal in the amount of $1.0 million was outstanding. The Company’s borrowings under the PPP Loan were eligible for loan forgiveness under the provisions of the CARES Act. In June 2021, the Company was formally notified by the lender that the Company’s obligations under the loan have been forgiven effective May 25, 2021. The loan forgiveness applies to all principal and interest accrued through the loan forgiveness effective date. The Company recognized a gain on extinguishment of debt of $1.0 million in connection with such loan forgiveness.

On June 15, 2022, Linden Real Estate Holdings, LLC, a wholly owned subsidiary of the Company, American Pacific Bancorp, Inc. (“APB”), and the Company entered into a Loan Agreement pursuant to which APB loaned the Company approximately $5.7 million. The loan bears interest at the annual rate of 8%, matures on June 1, 2024, and is secured by a first mortgage interest on the Company’s Lindon, Utah office building. In connection with this loan, the Company received net proceeds of $5,522,829 from APB on June 17, 2022. APB is a subsidiary of DSS, Inc. Heng Fai Ambrose Chan, and Frank D. Heuszel, each a Director of APB, also serve on the Board of Directors of the Company. Monthly payments of principal and interest in the amount of $43,897 have been made beginning July 1, 2022, and are payable on the same date of each month thereafter. The Company paid $307,279 in principal and interest related to the loan for the nine months ended December 31, 2022.

On August 11, 2022, the Company executed a revolving credit promissory note with APB (“the APB Revolving Note”) pursuant to which the Company has access to advances with a maximum principal balance not to exceed the principal sum of $10 million. The APB Revolving Note included origination fees of $600,000. The Note is collateralized by the assets of the Company, and it bears interest at the annual rate of 8% and such interest shall be due and payable quarterly. Interest payments on the loan are due and payable on the last day of each consecutive third calendar month until the maturity date of August 12, 2024. On December 9, 2022, APB and the Company mutually agreed to limit and/or end any further commitment by APB to fund or to re-advance under the terms of the APB Revolving Note. As of December 31, 2022, the Company had $6.0 million outstanding under the APB Revolving Note and no accrued interest as of the date.

Foreign Currency Translation

As part of our strategic growth plan initiatives, we have expanded our operations outside the United States. The functional currency of each of our foreign operations is generally the respective local currency. Balance sheet accounts are translated into U.S. dollars (our reporting currency) at the rates of exchange in effect at the balance sheet date, while the results of operations and cash flows are generally translated using average exchange rates for the periods presented. Individual material transactions, if any, are translated using the actual rate of exchange on the transaction date. The resulting translation adjustments are reported in accumulated other comprehensive loss in our condensed consolidated balance sheets.

South Korean Won per USD
Exchange rate as of December 31, 2022	1,261.92

	South Korean Won per USD
	Three Months Ended December 31, 2022	Nine Months Ended December 31, 2022
Average exchange rate as of December 31, 2022	1,359.18	1,320.11

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Comprehensive Loss

For the three and nine months ended December 31, 2022, and 2021, the Company’s comprehensive loss was comprised of currency translation adjustments and net loss.

Revenue Recognition

As of December 31, 2022, and March 31, 2022, deferred sales associated with product invoiced but not received by customers was $142,221 and $344,071, respectively. In addition, as of December 31, 2022 and March 31, 2022, deferred sales associated with our unfulfilled performance obligations for services offered on a subscription basis was $89,679, and $70,968; deferred sales associated with our performance obligations for customers’ right of return was $63,382 and $63,890, and deferred sales associated with customer loyalty points was $106,380 and $68,287, respectively. Deferred sales are expected to be recognized into income when the related performance obligations have been met.

During the three and nine months ended December 31, 2022, no individual customer, or affiliated group of customers, represented 10% or more of the Company’s consolidated net sales, and approximately 64% of net sales for the three months ended December 31, 2022, were to customers (including 42% to recurring customers, refer internally as “SmartShip” sales, and approximately 22% to new customers) and approximately 36% of the Company’s net sales were to independent distributors.

During the nine months ended December 31, 2022, approximately 63% of the Company’s net sales were to customers (including 39% to recurring customers, refer herein as “SmartShip” sales, and approximately 24% to new customers) and approximately 37% of the Company’s net sales were to independent distributors.

During the nine months ended December 31, 2021, approximately 67% of the Company’s net sales were to customers (including 32% to recurring customers, refer herein as “SmartShip” sales, and approximately 35% to new customers) and approximately 33% of the Company’s net sales were to independent distributors.

During the nine months ended December 31, 2022, and December 31, 2021, approximately 93% and 86%, respectively, of the Company’s consolidated net sales were to customers and/or independent distributors located in the United States. No other country accounted for 10% or more of consolidated net sales.

During the three months ended December 31, 2022, substantially all of the Company’s consolidated net sales were from health and wellness products (including approximately 70% from the sale of coffee and other functional beverages, 20% from the sales of Nutraceutical products while the remaining sales of 10% were of weight management and other related products).

During the nine months ended December 31, 2022, substantially all of consolidated net sales were from health and wellness products (including approximately 70% from the sale of coffee and other functional beverages, 20% from the sale of Nutraceutical products and 10% from the sale of weight management products and all other health and wellness products). During the nine months ended December 31, 2021, substantially all net sales are from health and wellness products (including approximately 39% from the sale of Nutraceutical products, 29% from the sale of coffee and other functional beverages, 12% from the sale of weight management products, and approximately 20% from the sale of all other health and wellness products).

During the nine months ended December 31, 2022, over 93% of the Company’s consolidated product purchases were from a third-party manufacturer based in the U.S. During the nine months ended December 31, 2021, approximately 58% of product purchases were from a third-party manufacturer based in the U.S., and approximately 41% of product purchases were from various suppliers located in Asia.

Sales Commissions

The Company recognizes sales commission expense, when incurred, in accordance with GAAP. During the three months ended December 31, 2022, and 2021, sales commission expense, which is included in selling and marketing expenses in our consolidated statements of operations and comprehensive loss, was $1.2 million and $3.7 million, respectively; and during the nine months ended December 31, 2022, and 2021, was $5.1 million and $13.6 million, respectively.

Recently Issued Accounting Standards - Recently Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12, among other things, (a) eliminates the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income (or a gain) from other items, (b) eliminates the exception to the general methodology for calculating income taxes in an interim period when the year-to-date loss exceeds the anticipated loss for the year, (c) requires that an entity recognize a franchise tax (or a similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, and (d) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation for the interim period that includes the enactment date. The Company adopted ASU 2019-12 effective April 1, 2021, and adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Standards - Pending Adoption

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (ASU 2020-06), which simplifies the accounting for certain convertible instruments. Among other things, under ASU 2020-06, the embedded conversion features no longer must be separated from the host contract for convertible instruments with conversion features not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. ASU 2020-06 also eliminates the use of the treasury stock method when calculating the impact of convertible instruments on diluted Earnings per Share. For the Company, the provisions of ASU 2020-06 are effective for its fiscal quarter beginning on April 1, 2024. Early adoption is permitted, subject to certain limitations. The Company is evaluating the potential impact of adoption on its consolidated financial statements.

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BUSINESS

Overview

Sharing Services Global Corporation (“Sharing Services, “we,” “us,” or “our”) and its subsidiaries (collectively, the “Company”) aim to build shareholder value by developing or acquiring businesses, products and technologies in the direct selling industry and other industries that augment the Company’s products and services portfolio, business competencies, and geographic reach. Our primary growth strategy is built on focused innovation and creativity positioned to capture profitable market share of diverse business models.

Our combined platform leverages the capabilities and expertise of various companies that market and sell products direct to the consumer through independent contractors. The Company’s new shared service platform will service this direct selling “gig economy” sector by providing needed services (such as equity and inventory financing, advisory services, mobile application tools, merchant processing services, commercial insurance, and event planning) to smaller direct sales companies initially in the United States ““U.S.”).

Currently, the Company, through its subsidiaries, markets and distributes its health and wellness and other products primarily in the U.S. and Canada using a direct selling business model. The Company’s U.S. subsidiaries market our products and services through an independent sales force, using their proprietary websites, including: www.elevacity.com and www.thehappyco.com.

Sharing Services was incorporated in the State of Nevada in April 2015. Our Common Stock is traded, under the symbol “SHRG,” in the OTCQB Market, an over-the-counter trading platforms market operated by OTC Markets Group Inc.

In March 2021, Sharing Services changed its fiscal year-end from a fiscal year ending on April 30th to a fiscal year ending on March 31st. In connection with this change, the Company decided not to restate the information reported for prior accounting periods, because: (a) the Company’s businesses are not inherently seasonal, (b) the change in fiscal years did not otherwise materially distort comparability of the Company’s results of operations and cash flows, and (c) the cost to restate the data reported for prior periods outweighs the usefulness of such restated data. Accordingly, the consolidated financial statements included herein reflect the results of operations and cash flows for the fiscal year ended March 31, 2022 (365 days) compared to the eleven months ended March 31, 2021 (335 days).

The Company intends to continue to grow its business both organically and by making strategic acquisitions from time to time of businesses and technologies that augment its product portfolio, complement its business competencies, and fit its growth strategy.

Our History

Sharing Services was originally incorporated in the State of Nevada under the name Sharing Services, Inc. in April 2015. In December 2017, the Company, through its U.S.-based subsidiaries, launched its Elevate brand of health and wellness products.

In January 2019, Sharing Services, Inc. changed its corporate name to Sharing Services Global Corporation to better reflect the Company’s strategic intent to grow its business globally. In connection with the name change, the Company adopted the trading symbol SHRG effective April 4, 2019. Prior to this, the Company’s Common Stock traded under the trading symbol SHRV.

In February 2021, the Company rebranded its product offerings under the new marketing banner, “The Happy Co TM,” to capitalize on its vision that Everyone Deserves to be Happy. As part of this business initiative, the Company updated its customer messaging to re-emphasize the Company’s core values, including, among others: “harnessing the power of happiness;” “offering products you love;” “achieving more together;” and “offering products by people, for people.”

In September 2021, the Company expanded its geographical footprint, and through its wholly owned subsidiary, commenced operations in the Republic of Korea (South Korea).

In late 2022, through our subsidiary, Hapi Travel Destinations (“MyTravelVentures” or “MTV”), we launched a subscription-based travel service. MyTravelVentures’ services are designed to offer the deepest discounts for travel relating to airfare, cruises, hotels, resorts, time shares and rental cars for destinations throughout the world for people of all ages, demographics, and economic backgrounds. MTV will also provide entrepreneurial opportunities to its subscribers by capitalizing on both the direct selling model and the retail travel business model.

Strategic Growth Initiatives

The Company intends to grow its business by pursuing a multipronged growth strategy, that includes: (a) expanding its product offerings, both within the health and wellness category and in new product categories, (b) expanding its direct-to-consumer geographic footprint (primarily in Asia), and (c) launching its membership-based consumer travel products line worldwide. This growth strategy may also include the use of strategic acquisitions of businesses that augment the Company’s product and services portfolio, business competencies and geographic reach.

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Key Global Industry and Business Trends

We believe the following industry and business trends will provide opportunities for the Company to grow its business in a sustained manner in the future:

●	The Global direct selling industry is strong. According to the World Federation of Direct Selling Associations (“WFDSA”), worldwide industry sales exceeded $179 billion in 2020, with the Americas and Asia accounting for more than $141 billion in sales.

●	Global interest in direct selling is strong. According to the WFDSA, the worldwide direct selling industry salesforce has grown from 114 million in 2016 to 125 million in 2020, an increase of 10%.

●	The U.S. direct selling industry is growing strongly. For example, total industry sales in the U.S. grew from $28.6 billion in 2010 to $40.1 billion in 2020, an increase of 40%, according to the U.S.-based Direct Selling Association (“DSA”).

●	Interest in direct selling in the U.S. has grown in recent years. The number of direct sellers in the U.S. grew from 6.2 million in 2018 to 7.7 million in 2020, an increase of 24%, according to the DSA.

●	Consumer attitudes to direct selling continue to be favorable. The results of a consumer attitude survey released by the DSA show that 80% of consumers consistently gave the direct selling industry a positive rating during the past 10 years.

●	The level of interest in the direct selling industry is high among younger sectors of the population. Over 70% of the people involved in direct selling, in the U.S. and worldwide, were between the ages of 20 and 54, according to the WFDSA and the DSA. By comparison, the U.S. Census Bureau estimates that persons in this age group make up about 46% of the overall 2020 U.S. population.

●	Participation in the industry by women is high. For example, women made up approximately 74% of the people involved in direct selling in 2020, in the U.S. and worldwide, according to the WFDSA and the DSA. By comparison, the U.S. Census Bureau estimates that women make up about 51% of the overall 2020 U.S. population.

●	Wellness products are the largest sector in the industry. Wellness products (such as our Elevate product line), accounted for over 36% of the industry’s sales in 2020, in the U.S. and worldwide, according to the WFDSA and the DSA.

●	The initial costs and business risks in direct selling are relatively lower. According to “2020 Consumer Attitudes & Entrepreneurship Study,” published by the DSA, the required start-up costs and business risks associated with direct selling in the U.S. are lower than those for most competing entrepreneurial business opportunities.

Business Segments, Geographic Area Information and Seasonality

The Company currently operates in two business segments: (a) the sale of health and wellness products through an independent sales force and (b) the sale of other products and services, including third-party skincare products, and services sold on a subscription basis. During the fiscal years ended March 31, 2022, and 2021, substantially all and approximately 97%, respectively, of the Company’s consolidated sales were from its health and wellness products.

During the fiscal years ended March 31, 2022, and 2021, 87% and 94%, respectively, of the Company’s consolidated sales were made to customers and independent contractor distributors located in the United States (the “U.S.”). See Note 19 - “BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION” of the Notes to Consolidated Financial Statements contained in this Registration Statement for more details.

While the Company’s business generally is not highly seasonal, sales activity is normally slower during November and December, when many customers and independent contractor distributors in the U.S. traditionally take a holiday break.

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Competition

The health and wellness products industry is highly competitive and growing, and there are few barriers to entering the industry. Our competitors include a wide range of retailers, including traditional retail stores that offer their products in “brick and mortar” outlets and/or online, and e-commerce-based retailers. These retailers include, among other, CVS Health Corporation (Pharmacies), GNC Holdings (a specialty retailer), Target Corporation, The Vitamin Shoppe, Walgreens Boots Alliance (Pharmacies) and Walmart.

The direct selling industry is highly fragmented and competitive, and there are few barriers to entering the industry. We compete with other direct selling businesses, including many that have a longer operating history, higher visibility and name recognition, and more financial resources than we do. Among others, these network marketing companies include Amway Corporation, Avon Products, Herbalife Nutrition, Mary Kay, Nature’s Sunshine Products, The Body Shop, Nu Skin Enterprises and Youngevity International.

We compete in these marketplaces by emphasizing differentiators such as our access to exclusive products and ingredients, the quality and efficacy of our product offerings, the reliability and convenience of our distribution system, and a personalized customer service experience. We offer products and services that aim to improve the health and happiness of our customers and distributors. In addition, our direct selling business model, provides our independent contractor distributors the opportunity to build wealth by growing and operating of their own distribution business.

We also compete with other direct selling organizations in our efforts to attract and retain our independent contractor distributors by emphasizing the strengths of our product line, entrepreneurship and leadership training, a comprehensive sales compensation plan, a strong marketing focus, positive corporate values, and strong management leadership.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and will help drive our future growth:

●	A strong management team consisting of senior and middle management professionals with significant direct selling industry and global business experience.

●	A strong financial foundation, including cash and cash equivalents of $17.0 million and $12.1 million as of March 31, 2022, and 2021, respectively.

●	An exclusive line of Nootropic products sourced through one or more exclusive strategic partnerships and not available through traditional sales channels.

●	Best in class marketing process that focuses on the nutritional value and/or other health benefits of our health and wellness products.

●	Our ability to offer our industry-exclusive brands directly to consumers using a friendly, highly trained entrepreneurial sales force.

●	Our 30-day, “full customer satisfaction or your money back” product return policy.

International Reach

During our fiscal year ended March 31, 2022, sales to customers and independent contractor distributors located in the U.S. accounted for approximately 87% of consolidated sales and sales to customers located in Korea were approximately 5%. In addition, the Company distributes its products from the U.S. to customers located in Canada, Australia, New Zealand and other countries.

In June 2021, the Company, through its wholly owned subsidiary, commenced operations in the Republic of Korea (South Korea). During our fiscal year ended March 31, 2022, 95% of our net revenues were denominated in U.S. dollars. Prior to our fiscal year ended March 31, 2022, substantially all the Company’s sales to customers were denominated in U.S. dollars.

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Our Health and Wellness Product Line

The Company launched its current health and wellness product line, under the name Elevate, in 2017. In 2021, we rebranded our products under The Happy Co trademark. The Company’s health and wellness product line consists of Nootropics, natural products aimed at improving the health and happiness of its customers and distributors. We aim to grow health and wellness product offerings by developing, acquiring, and introducing new products and services. In each of the fiscal years ended March 31, 2022, and 2021, substantially all and approximately 97%, respectively, of the Company’s consolidated sales were from its health and wellness products.

Key Products

We purchase our proprietary and non-proprietary products from independent formulators and manufacturers who specialize in wellness and skincare products. We take pride in our commitment to offer the finest products in the industry, including, but not limited to:

Health & Wellness Products

Elevate MAX® Happy Coffee - A delicious 100% Arabica coffee drink with a combination of at least five powerful mood-enhancing ingredients and a non-stimulant thermogenic agent, p-synephrine, known to increase the breakdown of fats. When combined with XanthoMax®, Elevate MAX® coffee completes the set of four hormones that are associated with happiness.

XanthoMax® Happy Caps - An encapsulated wellness supplement designed to deliver Xanthohumol, a powerful antioxidant, and Turmeric. Xanthohumol is a natural ingredient that helps the body release elevated amounts of Oxytocin, commonly referred to as the “hormone of happiness.” When combined with any of the Company’s functional beverages XanthoMax® completes the set of four hormones that are associated with happiness.

Elevate NITRO® Bold Coffee - A delicious 100% Colombian Arabica coffee drink that blooms with a bold, aromatic body and promotes energy, focus, motivation and muscle-pumping nitric oxide using naturally extracted polyphenols. When combined with XanthoMax®, Elevate NITRO® coffee completes the set of four hormones that are associated with happiness.

Elevate Smart Coffee™ - A delicious micro-ground, functional coffee drink that contains a proprietary blend of Nootropic ingredients designed to assist with mental clarity, memory and energy. This beverage provides neuro-transmitter hormone creators for three of the hormones associated with happiness. When combined with XanthoMax®, Elevate Smart Coffee™ completes the set of four hormones that are associated with happiness.

KetoCre® Keto Creamer- A delicious Ketogenic creamer designed to support a healthy Keto diet, and a great addition to any weight management program.

Choclevate® Happy Chocolate - A delicious, Nootropic-infused hot chocolate drink designed to assist in the elevation of mood, mental focus and energy. A unique combination of natural nootropics delivers the kind of “happy” that doesn’t stop after the delicious taste goes away. When combined with XanthoMax®, Choclevate® completes the set of four hormones that are associated with happiness.

Elevate ZEST® Happy + Lemonade - A refreshing, potent Nootropic blend with a smooth lemonade twist and a proprietary blend of natural Nootropic ingredients designed to assist with mental clarity, memory, and energy. When combined with XanthoMax®, Elevate ZEST® completes the set of four hormones that are associated with happiness.

ElevaciTea® Georgia Peach - A flavorful, Southern-style tea that delivers natural Georgia Peach flavor in every sip. ElevaciTea® Georgia Peach is a perfect afternoon pick-me-up with a proprietary blend of Nootropic ingredients designed to assist with mental clarity, memory, and energy.

ElevaciTea® Vanilla Chai - A flavorful afternoon pick-me-up, ElevaciTea® Vanilla Chai is a creamy, spiced black tea with a proprietary blend of Nootropic ingredients designed to assist with mental clarity, memory, and energy.

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Fit & Happy Shake™ - A high-protein, delicious instant shake available in two flavors: vanilla and mocha. Fit & Happy Shake™ combines vitamins with pre and probiotics and is a great way to optimize your weight management regiment.

All-in-One Happy Shake™ - A birthday cake-flavored shake that combines nutrient-dense fruit and veggies with high-quality protein, antioxidants and plant fiber. This Keto-friendly shake has everything you need to feel great and complement your weight loss regiment.

Optimal Probiotic 8™ - A healthy dietary supplement containing eight different strains of beneficial probiotics, prebiotics and postbiotics. A healthy microbiome is essential for weight loss, good mood, deep sleep, productive energy, healthy skin, and a balanced immune system.

Extreme Energy Patch™ - An easy application patch designed to sustain a clear, focused stream of energy throughout the day.

Skincare Products

Age-Defying Intensive Repair Serum™ - An age-defying serum that can help you restore the appearance of healthy and glowing skin. Our proprietary Synchronized Peptide ComplexTM has been stabilized through a patented process to deliver outstanding results. This potent serum locks in moisture to help restore the skin’s youthful look.

Ultimate Revitalizing Cream™ - A rich, anti-aging cream that helps illuminate and firm up the skin. Our proprietary Synchronized Peptide ComplexTM has been stabilized through a patented process to deliver outstanding results. This luxurious cream helps the skin retain moisture and improve skin texture, for a firm and radiant looking skin.

Sales and Marketing

We rely on a direct selling model consisting of independent contractor distributors and on customer referrals to promote and sell a majority of our products. We believe this is an effective selling model since our independent contractor distributors can educate consumers about our products in person, provide testimonials, and provide higher levels of customer support, compared to more traditional selling models. The Company also markets and sells its products and services using its proprietary websites, including: www.elevacity.com and www.thehappyco.com.

We provide support to our independent contractor distributors with marketing content, websites, events, and technology. We offer our products online and provide our independent distributors with a virtual online Back Office website. This website is where independent distributors can manage, monitor, and operate their businesses 24 hours a day from any location. In addition, we actively communicate with our independent distributors about new products, price changes, policy changes, recruiting opportunities, sales promotions, and other important matters via electronic mail, by phone and during our sales conventions. Sales conventions are currently held once or twice a year and are attended or viewed digitally by a significant number of our current independent distributors and prospective independent distributors. Each sales convention includes the participation of one or more key personalities, including social media influencers, engaged in promoting our products and services. In addition, each sales convention is attended by members of our executive team, providing an opportunity for our sales force to learn about new business initiatives, new products, and other matters relevant to their businesses.

As part of our efforts to protect our customers, distributors, employees, and other business partners during the recent COVID pandemic, in 2020, the Company transitioned its sales conventions to a digital format only. In 2022, the Company resumed holding in-person sales events and conventions when it is safe to do so. The Company anticipates resuming the use of all sales conventions in person in the foreseeable future, as the threat of the health emergency fully subsides.

Product Distribution

Currently, distribution and delivery of our products in the U.S., Canada, and the southern Pacific region is handled primarily by our distribution center in Addison, Texas. On the other hand, sales, distribution, and delivery of our products in Asia is handled by our South Korean subsidiary.

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We intend to grow, in part, by also offering and distributing our products to customers in additional geographic areas outside the U.S. As product sales reach critical mass levels, we anticipate expanding distribution of our products by facilities, including facilities operated by independent logistics partners located outside the U.S.

Retail Customers and Independent Contractor Distributors

The Company distributes its products through two distribution channels: (1) sales to our retail customers - consumers that buy our products from a distributor or through one of our websites, for personal use and (2) sales to our independent contractor distributors that buy product for resale or for personal use. The Company’s goal is to monitor and grow both sales channels using different strategies. To grow our retail customer base, we offer high-quality, unique products. Our strategy for growing our sales force of independent distributors includes providing a meaningful business opportunity to them, a competitive sales compensation plan, sales incentives, and volume-based bonuses, as further discussed below.

Any person may join the Company as a distributor, or Brand Partner, by purchasing a Virtual Business System (“VBS”) for $49.00. This kit includes the training and basic marketing materials which better enables our sales force to sell our products and build their organization. Independent distributors may then purchase products for personal use or to build their sales organization. No product purchases are required upon enrollment.

Distributor Agreement and Compensation

Our distributors are independent contractors, and the Company does not direct or control their efforts. However, the Company requires its distributors to abide by its policies and procedures, and to comply with all applicable laws and regulations. To become a distributor an individual must affirmatively accept our standard Distributor Agreement as well as our Distributor Policies and Procedures. These documents govern the relationship between the Company and each independent distributor. The Distributor Policies and Procedures outline the scope of permissible marketing activities, and the Distributor Agreement defines the relationship between the distributor and the Company. Our policies and procedures require that our distributors present our products, as well as the business opportunity, both ethically and professionally.

We believe that our compensation plan offers our independent distributors an exciting and effective way to earn commissions. All our distributors can earn commissions when they sell our products to their retail customers or their downline independent distributors. Additionally, they can earn commissions when their own personally sponsored distributors (or downline) sell products to end users. There is no limit as to the number of personally enrolled distributors or retail customers that an independent distributor may have.

Each distributor begins by purchasing a VBS. The VBS includes the training and basic marketing materials which better enables our sales force to sell our products and build their organization. No commissions or bonuses are paid for enrolling other distributors.

Additionally, each month, our top producing distributors may also earn commission based on the sales levels achieved by such distributor and his/her downline. This bonus commission is designed to compensate them for mentoring, training, and developing the distributors in their downline.

The Company’s compensation plan is designed to promote customer acquisition and retention. The Company provides a back-office website for our independent distributors to use in their ecommerce sales, but an affiliate may also sell directly to their customers.

We rely upon our independent distributors to create customer demand and sales. We believe our plan is successful in helping to attract and motivate our sales force and key industry leaders. Please see - “RISK FACTORS” - “The dependence of some of our subsidiaries upon a direct selling business model to sell our products, and the highly competitive and dynamic nature of the direct selling industry” and “Our subsidiaries’ ability to attract and retain independent distributors; the ability of a distributor to successfully perform his or her role; and the potential adverse impact of the loss of a high-level distributor or a significant number of distributors for causes out of our subsidiaries’ control” below for more information.

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Full Customer Satisfaction Product Return Policy

If a consumer is not completely satisfied with the products they purchased, we offer a full refund, or exchange of the product, for items returned within 30 days from the date of purchase. For products purchased by our independent distributors, we also offer a generous product return policy that allows our distributors to get full credit for unopened and resalable items returned for up to 30 days from the date of purchase, generally subject to a customary restocking fee.

Trademarks and Other Intellectual Property

We have obtained 28 trademark registrations issued by the United States Patent and Trademark Office. We anticipate obtaining additional U.S. trademark registrations in the future, in connection with the 13 applications presently pending.

In addition, we intend to file for trademark protection in jurisdictions outside the U.S. where we market and distribute or intend to market and distribute our products, including, among others, in Canada, Mexico, South Korea, Singapore, Malaysia, Japan, Thailand, and the Philippines. Trademark protection is increasingly important to our growing business.

Several of our products are manufactured under formulations and processes owned by some of our key vendors. Some of our key vendors have registered or applied for patent registrations to maintain exclusivity over the ingredients, formulation and processes, and the integrated products they supply to us. Such potential patents, the underlying ingredients, formulation and processes, and integrated products are material to the Company’s business. The Company reserves the right to join in any future actions to defend against any infringement on such patents that could adversely affect the products the Company sells. If our vendors and us were unsuccessful in protecting such intellectual property rights, this could have a material adverse effect on our business. Please see - “RISK FACTORS” - “Our dependence on one supplier for a substantial portion of the products we sell and the potential for material disruptions in our supply chain or potential increases in the prices of the products we purchase beyond what we can pass along to our customers” below for more information.

To protect our own intellectual property and proprietary processes that are material to the long-term health and profitability of the Company, we maintain disciplined business practices to manage trade secrets and use various forms of confidentiality and non-disclosure agreements. We consider trademark protection to be very important to our business and utilize an internal compliance team to closely monitor the usage of our intellectual property. Please see “RISK FACTORS” - “The success of our efforts to register our trademarks and to protect certain intellectual property rights” for more information.

Strategic Supply Chain Partnerships

We strive to maintain positive relationships with key business partners to ensure the continuous manufacturing, supply, and quality of our products. In the fiscal year ended March 31, 2022, and 2021, product purchases from one supplier accounted for 64% and 99%, respectively, of our product purchases. Please see - “RISK FACTORS” - “Our dependence on one supplier for a substantial portion of the products we sell and the potential for material disruptions in our supply chain or potential increases in the prices of the products we purchase beyond what we can pass along to our customers.”

We intend to grow, in part, by also offering and distributing our products to customers in geographic areas outside the U.S. As product sales reach critical mass levels, we anticipate expanding manufacturing and distribution of our products by facilities, including facilities operated by independent logistics partners located outside the U.S.

Regulatory Environment

Our business is regulated by various federal, state, and local governmental agencies in the U.S. and by similar agencies in Canada and other jurisdictions in which we market and sell our products. These laws and regulations are related to: (a) the manufacturing, labeling, distribution, and sale of our products; (b) product claims and advertising; and (c) our network marketing program.

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Regulation of Direct Selling Activities

In the United States, direct selling programs are subject to a variety of federal and state regulations governed by the United States Federal Trade Commission (the “FTC”) or a similar state agency. These regulations are generally intended to protect consumers from fraudulent or deceptive sales practices. They also ensure that product sales are made to the ultimate consumers and that compensation within the organization is made based upon actual sales transactions, rather than upon recruitment into the organization.

The Company monitors and, if necessary, responds to regulatory developments that may adversely affect its network marketing program. We believe the Company is in material compliance with all applicable laws and regulations relating to direct selling activities in the United States and other countries where we operate.

Regulation of Personal Care and Nutritional Food Products

Personal care and nutritional food products (including the products we sell) and certain related marketing and advertising practices are subject to governmental regulation by various federal, state, and local government agencies and other authorities in the U.S., Canada, and other jurisdictions where we market and distribute or intend to market and distribute our products in the future. These agencies and authorities include the U.S. Food and Drug Administration (the “FDA”), the FTC, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and various similar state and Canadian regulatory agencies. To date, we have not experienced any governmental actions related to health or safety, or food and drug regulations regarding our products.

The FDA regulates both finished dietary supplement products (including health and wellness products such as ours) and dietary ingredients. Dietary supplements are specifically regulated under the Dietary Supplement Health and Education Act of 1994 (the DSHEA). Under the DSHEA, manufacturers and distributors of dietary supplements are prohibited from marketing products that are adulterated or misbranded. Generally, such regulations apply prior to a product reaching the market. Once a product reaches the market, the FDA is responsible for taking enforcement action against any product found to be an adulterated or misbranded dietary supplement. Unlike medications, dietary supplements and dietary ingredients, such as those sold by the Company, do not require FDA approval before such products can be marketed and sold.

The FTC, which enforces consumer protection laws regarding truth in advertising, and similar state and foreign agencies regulate how we advertise and market our products. The U.S. Consumer Product Safety Commission, and similar state and foreign agencies, seek to protect the public from unreasonable risks of injuries or death associated with consumer products. In the U.S., Canada and other jurisdictions where we operate, our products are also subject to laws and regulations concerning product formulation, labeling and packaging. These laws and regulations often require us to, among other things, conform product labeling to local language and content description requirements, register or qualify the products with the applicable government authorities, or obtain approvals or file required notifications prior to marketing such products within certain jurisdictions. Many of the jurisdictions where we operate also regulate product capability claims and advertising content. These regulations control the type of claims and representations that can be made regarding the capabilities of products. For example, in the United States, it is unlawful to make claims that nutritional supplements will help diagnose, cure, mitigate, treat, or prevent disease. Please see - “RISK FACTORS” - “Our ability to comply with current consumer product laws and regulations or our becoming subject to new or more stringent consumer product laws and regulations in the future” below for more information.

Employees

The Company currently employs 68 employees and as of its last two fiscal years end, respectively, as follows:

Location	2022	2021
United States	58	68
Asia	10	8
Total	68	76

The amounts above do not include the Company’s approximately 13,000 distributors who are independent contractors. Our employees are not represented by labor unions. We believe that our relationship with our employees is positive, and we do not expect a shortage in qualified personnel to continue our business growth.

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Access to Public Filings

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to such reports, are available to any person, without charge, upon written request to our Investor Relations Department at 5200 Tennyson Pkwy, Suite 400, Plano, TX, 75024. You may also access copies of such reports, and other information about the Company, by visiting our corporate website: www.shrginc.com.

In addition, the SEC maintains a website that contains any reports and other information that we file with the SEC: www.sec.gov.

MANAGEMENT

The following table sets forth certain information as of April 18, 2023, concerning our directors and executive officers:

Name	Age	Position
John (“JT”) Thatch	60	Chief Executive Officer and Vice Chairman of the Board of Directors
Anthony S. Chan	58	Chief Financial Officer and Corporate Secretary
Heng Fai Ambrose Chan	78	Executive Chairman of the Board of Directors
David K. Keene	65	Director
Frank D. Heuszel	66	Director
Castel B. Hibbert	63	Director
Robert H. Trapp	67	Director
Christian Zimmerman	44	Director

John (“JT”) Thatch served as Chief Executive Officer and Director from March 2018 to April 2020, served as President, Chief Executive Officer and Director from April 2020 to October 2020, served as President, Chief Executive Officer and Interim Chairman of the Board from October 2020 to July 2021, and has served as President, Chief Executive Officer and Vice Chairman of the Board since July 2021. Mr. Thatch was elected at the Company’s Annual Meeting of Shareholders in 2018 to serve as a Class I Director until the 2022 Annual Meeting. Mr. Thatch is an accomplished, energetic, entrepreneur-minded executive with the vision and knowledge to create growth and shareholder value for an organization. Mr. Thatch has successfully started, owned and operated several sized businesses in various industries that include service companies, retail, wholesale, on-line learning, finance, real estate management and technology. From 2009 to 2016, Mr. Thatch served as Chief Executive Officer of Universal Education Group and, from 2016 to present, is a minority member of Superior Wine and Spirits, LLC, a Florida-based wholesale distributor of wine and spirits. Prior to 2005, Mr. Thatch served as CEO of Orbital Energy Group, Inc. (“OEG”), a NASDAQ-listed company formerly known as OnScreen Technologies, Inc. Mr. Thatch serves on the Board of Directors and is the lead independent director of DSS, Inc. (formerly Document Security Systems, Inc.) (NYSE American: DSS), a majority shareholder of the Company.

Anthony S. Chan has served as the Company’s Chief Financial Officer since his appointment by the Board in November 2021 and the Corporate Secretary since February 2023. Mr. Chan also serves as Chief Operating Officer of Alset Inc. (NASDAQ:AEI). Prior to his appointment by the Company’s Board, Mr. Chan has served, since 2014, as President and Co-founder of CA Global Consulting, Inc. and, since 2020, as Director of Assurance and Advisory Services of Wei, Wei & Co., LLP, a PCAOB-registered public accounting firm. Prior to that, Mr. Chan served as Chief Financial Officer of several public companies, including Sino-Global Shipping America, Ltd (NASDAQ:SINO), Helo Corp. (OTC:HLOC) and SPI Energy Company, Ltd. (NASDAQ:SPI). Mr. Chan is certified public accountant registered with the State of New York.

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Heng Fai Ambrose Chan was appointed by the Board in April 2020 as a Class II Director, to serve until the Annual Meeting of Shareholders in 2023, or until his successor is elected and qualified, and, in July 2021, was appointed by the Board to serve as Executive Chairman of the Board. Mr. Chan also serves, without compensation, on the Board of Managers of Elevacity Holdings, LLC, Elepreneurs Holdings, LLC. Mr. Chan is an accomplished global business leader with over 40 years of experience and specializes in financial restructurings and corporate transformations of emerging growth businesses. Some of the companies that he has founded, rescued, or transformed include American Pacific Bank (USA), and China Gas Holdings Limited and Heng Fai Enterprises Limited (both listed on the Hong Kong Stock Exchange), Global Med Technologies, Inc. (a private U.S. medical software company), and Singhaiyi Group Ltd (listed on the Singapore Stock Exchange). Mr. Chan also serves on the board of directors of OptimumBank Holdings, Inc. (NASDAQ:OPHC), a commercial bank holding company. In addition, Mr. Chan serves as Chief Executive Officer and Chairman of the board of directors of Alset eHome International, Inc. (NASDAQ:AEI). Mr. Chan also serves, since June 2017, as Executive Chairman of the board of directors and, since April 2014, as Group Chief Executive Officer of Alset International Limited, a multinational holding company listed on the “Catalist Board” of the Singapore Exchange that is involved in international real estate development, biomedical sciences, asset management, health and wellness products, and information technology-related businesses. Mr. Chan also serves as Chairman of the board of directors of DSS, Inc. (formerly, Document Security Systems, Inc.) (NYSE American: DSS), a majority shareholder of the Company.

David K. Keene was appointed by the Board in June 2021 as a Class II Director, to serve until the Annual Meeting of Shareholders in 2023, or until his successor is elected and qualified. Mr. Keene is a senior level banker with over 40 years of commercial banking experience in both community and regional banking environments. Since 2018, Mr. Keene has served as a Loan Portfolio Quality Manager and, from 2016 to 2018, as a Loan Review Manager of Community Bank of Texas, N.A., in Houston, Texas. From 2009 to 2015, Mr. Keene served as Senior Vice President and Senior Credit Risk Officer of Veritex Community Bank (formerly, Patriot Bank), in Houston, Texas. Mr. Keene earned a Bachelor of Business Administration in Finance and Economics from Baylor University.

Frank D. Heuszel was appointed by the Board in September 2020 as a Class II Director, to serve until the Annual Meeting of Shareholders in 2023, or until his successor is elected and qualified. In addition, Mr. Heuszel serves, without compensation, on the Board of Managers of Elevacity Holdings, LLC, Elepreneurs Holdings, LLC, and certain other wholly owned domestic subsidiaries of the Company. Mr. Heuszel currently serves as Chief Executive Officer and a director of DSS, Inc. (formerly, Document Security Systems, Inc.) (NYSE:DSS), a majority shareholder of the Company. Heuszel has extensive expertise in a wide array of strategic, business, turnaround, and regulatory matters across several industries as a result of his executive management, educational, and operational experience. Prior to joining DSS, Mr. Heuszel had a very successful career in commercial banking and business turnaround management. For over 35 years, Heuszel served in many senior executive roles with major US and international banking organizations. As a banker Mr. Heuszel has served as General Counsel, Director of Special Assets, Credit Officer, Chief Financial Officer and Auditor. Mr. Heuszel has also operated a successful law practice which was focused on the regulation and operation of banks, management of bank litigation, corporate restructures, and merger and acquisitions. In addition to being an attorney and executive manager, Mr. Heuszel is a Certified Public Accountant (retired), and a Certified Internal Auditor. Mr. Heuszel is also a member of the Texas State Bar, the Houston Bar Association, Association of Corporate Counsel, Texas Society of Certified Public Accountants, and the State Bar of Texas Bankruptcy Section. Mr. Heuszel graduated from The University of Texas at Austin and from The South Texas College of Law in Houston.

Castel B. Hibbert was appointed by the Board in June 2021 as a Class III Director, to serve until the Annual Meeting of Shareholders in 2024, or until his successor is elected and qualified. Mr. Hibbert is an accomplished banking senior executive. Since 2011, Mr. Hibbert has served as Executive Vice President, Commercial Banking of Veritex Community Bank (formerly, Patriot Bank), in Houston, Texas. Mr. Hibbert earned an M.B.A. in Finance and Accounting from the University of Texas, and a B.A. in Employee Relations from Michigan State University.

Robert H. Trapp was appointed by the Board in November 2020 as a Class I Director, to serve until the Annual Meeting of Shareholders in 2022, or until his successor is elected and qualified. Mr. Trapp is a highly accomplished senior executive with 36 years of cross-cultural business experience with both publicly owned and private companies and a diverse background of experience in industries such as hospitality, finance, real estate, mining, software, biotech and consumer goods. More specifically, Mr. Trapp’s experience includes over 35 years of demonstrated achievements as a Director, President, CEO, Managing Director, CFO, Treasurer and Corporate Secretary of numerous companies operating in Japan, Hong Kong, Canada, and the United States. Mr. Trapp earned a Bachelor of Applied Arts – Hospitality & Tourism Management degree from Ryerson University (Toronto) in Ontario, Canada, and a Bachelor of Commerce degree from the University of Calgary in Alberta, Canada.

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Christian Zimmerman was appointed by the Board in June 2021 as a Class III Director, to serve until the Annual Meeting of Shareholders in 2024, or until his successor is elected and qualified. Mr. Zimmerman is an accomplished senior finance executive and currently serves as Chief Financial Officer of Keystone Bank, SSB, in Austin, Texas. From 2015 to 2019, Mr. Zimmerman served as Controller of Community Bank of Texas, N.A., in Houston, Texas. Mr. Zimmerman earned a master’s degree in Professional Accounting and a Bachelor of Business Administration from the University of Texas. Mr. Zimmerman is a Certified Public Accountant.

Board Composition

Our Board of Directors is composed of six members, Heng Fai Ambrose Chan, John (“JT”) Thatch, David K. Keene, Frank D. Heuszel, Castel B. Hibbert, Robert H. Trapp, and Christian Zimmerman.

There are no family relationships among our directors and executive officers. There is no arrangement or understanding between or among our executive officers and directors pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan, or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current Board of Directors.

Our directors and executive officers have not, during the past ten years:

●	had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

●	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently, or temporarily enjoining, barring, suspending, or otherwise limiting his involvement in any type of business, securities, futures, commodities, or banking activities; or

●	been found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Overview of Corporate Governance

We are committed to conducting our business in a way that reflects best practices and high standards of legal and ethical conduct. To that end, our Board has approved and oversees the implementation of (i) a Code of Business Conduct and Ethics and (ii) a Conflicts of Interest Policy (collectively, the “Governance Conduct Standards”), as further discussed below. The policies contained in our Governance Conduct Standards embody the principles, policies, processes and practices followed by our Board, executive officers and employees in governing us.

Directorships and Common Directorships

Messrs. Chan, Heuszel, and Thatch, each a Director of the Company, also serve on the board of directors of DSS, Inc., formerly Document Security Systems, Inc. (“DSS”) (NYSE:DSS). DSS, together with its subsidiary, Decentralized Sharing Systems, Inc., is a majority shareholder of the Company.

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In addition, Mr. Chan serves on the board of directors of OptimumBank Holdings, Inc. (NASDAQ:OPHC), and served on the board of directors of RSI International Systems, Inc. (TSXV:RSY.H) until 2019, and of Global Medical REIT, Inc. (NYSE:GMRE) until 2015.

Mr. Trapp, a Director of the Company, also serves on the board of directors of American Premium Water Corporation (OTC:HIPH) and Theralink Technologies, Inc. (OTC:OBMP) (formerly AVANT Diagnostics Inc.), and served on the board of directors of Amarantus Bioscience Holdings Inc. (OTCM:AMBS) until 2017, and of GigWorld Inc. (formerly HotApp Blockchain Inc., formerly HotApp International Inc.) (OTC:GIGW) until 2015. In addition, Mr. Trapp served as Chief Financial Officer of GigWorld Inc. during the dates indicated.

Director Compensation

During the fiscal year ended March 31, 2022, the Company’s Board of Directors established a compensation program for its independent Directors. Under the program, each independent Director receives $2,083.33 per Board meeting attended, for up to twelve (12) meetings during a year (up to $25,000 in compensation annually). In addition, independent Directors receive $5,000 per each additional meeting after twelve (12) meetings. During the fiscal year ended March 31, 2023, Messrs. Keene, Hibbert and Zimmerman each received an aggregate compensation of $8,333.32 for their services as independent Directors. The amount of $8,333.32 owed to Mr. Trapp for his service as an independent director during the fiscal year ended March 31, 2023, will be paid to him in the month of April, 2023. During the fiscal year ended March 31, 2023, except as set forth above, the Company’s Directors received no other compensation for their services as Directors.

Election of Directors and Officers

The Company’s Board of Directors consists of three (3) classes as indicated below. Directors hold office until the Company’s Annual Meeting of Shareholders in the year specified when each Director is elected or until the election/qualification of their respective successors. Our By-Laws permit our Board to fill any Board vacancy and such appointed Director may serve until the next Annual Meeting of Shareholders in which his/her director class is up for election, or until the election/qualification of their successor. Officers are elected annually by the Board and hold office at the discretion of the Board.

Board of Directors Classes

The following directors serve on the Board and are expected to serve until his/her director class is up for election or until the election/qualification of their respective successors:

Class I – John (“JT”) Thatch, elected at the 2018 Annual Meeting of Shareholders, and Robert H. Trapp, appointed by the Board in November 2020, each re-elected at the 2022 Annual Meeting of Shareholders to serve until the 2026 Annual Meeting of Shareholders.

Class II – Heng Fai Ambrose Chan, appointed by the Board in April 2020, Frank D. Heuszel, appointed by the Board in September 2020, and David K. Keene, appointed by the Board in June 2021, each to serve until the Annual Meeting of Shareholders in 2023.

Class III – Castel B. Hibbert and Christian Zimmerman, each appointed by the Board in June 2021, each to serve until the Annual Meeting of Shareholders in 2024.

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Legal Proceedings

Except as otherwise indicated below, to the knowledge of the Company after reasonable inquiry, no current Director or executive officer of the Company during the past ten years, has (i) been convicted in a criminal proceeding (excluding traffic violations or other minor offenses), (ii) been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (iii) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed for the person’s property or (iv) been subject to any judgment, decree or final order enjoining, suspending or otherwise limiting for more than 60 days, the person from engaging in any type of business practice, acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity or engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (v) been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated, (vi) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated, (vii) been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (viii) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

In December 2020, three purported investors in Four Oceans Global, LLC, currently a subsidiary of the Company, filed a lawsuit against the Company, its affiliated entities, and other persons and entities related to an investment made by the three purported investors in 2015. The Company and its affiliated entities have filed an answer denying the three investors’ claims. Plaintiffs filed a first amended complaint on October 14, 2021. This matter, Case No. 4:20-cv-00946; Dennis Burback, Ken Eddy and Mark Andersen v. Robert Oblon, Jordan Brock, Jeff Bollinger, Four Oceans Global, LLC, Four Oceans Holdings, Inc., Alchemist Holdings, LLC, Elepreneurs U.S., LLC, Elevacity U.S., LLC, Sharing Services Global Corporation, Custom Travel Holdings, Inc., and Does 1-5, remains pending in the United States District Court for the Eastern District of Texas as of the date of this Proxy Statement.

No current Director or executive officer of the Company is a party adverse to the Company or any of its subsidiaries in any legal proceeding.

Board Leadership and Role in Risk Oversight

Our Board recognizes that selecting the optimal executive leadership structure and the proper combination or separation of roles, such as the Chief Executive Officer and Chairman roles, must closely consider and be driven by the needs of the Company at any point in time. The Board has not formally adopted an overall policy requiring combination or separation of leadership roles and our governing documents do not mandate a particular executive management structure. The Board reserves the right to modify the leadership structure as needed to best meet the changing needs of the Company from time to time.

The Board oversees our shareholders’ interest in the long-term health and the overall success of the Company and its financial strengths. The full Board is actively involved in overseeing risk management for the Company. It does so in part through discussion and review of our business, financial and corporate governance practices and procedures. The Board, as a whole, reviews the risks confronted by the Company with respect to its operations and financial condition, establishes limits of risk tolerance with respect to the Company’s activities and ensures adequate property and liability insurance coverage.

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Director Independence

We currently have four independent directors on our Board of Directors. We use the definition of “independence” found in the Listing Rules of the Nasdaq Stock Market (“Nasdaq”) to make this determination. Nasdaq provides that an “independent director” is a person other than an executive officer or employee of a company or any other individual having a relationship with which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officer of the Company served on the compensation committee of such other entity;

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions); or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board of Directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning their background, employment, and affiliations, in order to make a determination of independence. Our Board of Directors has determined that the following four directors are independent:

1.	David K. Keene

2.	Castel B. Hibbert

3.	Robert H. Trapp

4.	Christian Zimmerman

Committees of the Board of Directors

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, to be effective upon listing.

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Audit Committee

Nasdaq rules require that our Audit Committee be composed of at least three members all of whom are “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. As of the date hereof, our Audit Committee was composed of the following, all of whom have been affirmatively determined by our Board of Directors to meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and Nasdaq rules, all of whom qualify as financial experts:

1.	Castel B. Hibbert

2.	Robert H. Trapp

3.	Christian Zimmerman

Castel B. Hibbert serves as the chairman of our Audit Committee.

Audit Committee Financial Expert

Our director Mr. Castel B. Hibbert, is an independent member of our Audit Committee who qualifies as an “audit committee financial expert” as defined in Item 407(e)(5) of Regulation S-K 1300.

We have established a written charter for our Audit Committee, in which we set forth the duties of the Audit Committee that include, among other matters, oversight responsibilities with respect to the integrity of our financial statements, our compliance with legal and regulatory requirements, the external auditor’s qualifications, independence, and performance, and the performance of our internal audit function as applicable. The Audit Committee’s primary duties and responsibilities are to:

●	oversee our accounting and financial reporting processes and the audits of our financial statements;

●	identify and monitor the management of the principal risks that could impact our financial reporting;

●	monitor the integrity of our financial reporting process and system of internal controls regarding financial reporting and accounting;

●	provide oversight of the qualifications, independence, and performance of our external auditors and the appointed actuary;

●	provide an avenue of communication among the external auditors, the appointed actuary, management, and the Board; and

●	review the annual audited and quarterly financial statements with management and the external auditors.

●	provide oversight of the qualifications, independence, and performance of our external auditors and the appointed actuary;

●	provide an avenue of communication among the external auditors, the appointed actuary, management, and the Board; and

●	review the annual audited and quarterly financial statements with management and the external auditors.

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Compensation Committee and Nominating and Corporate Governance Committee

Nasdaq’s compensation and nominating committee rules require that our Compensation Committee and Nominating and Corporate Governance Committee be composed solely of independent directors. At this time, our Nominating and Corporate Governance Committee and Compensation Committee are both comprised solely of independent directors. As of the date hereof, the members of each of our Nominating and Corporate Governance Committee and Compensation Committee are:

	Nominating and Corporate Governance Committee	Compensation Committee
1.	Robert H. Trapp	David K. Keene
2.	Castel B. Hibbert	Robert H. Trapp
3.	David K. Keene	Christian Zimmerman

Robert H. Trapp serves as the chairman of our Nominating and Corporate Governance Committee and David K. Keene serves as the chairman of our Compensation Committee. We have also established charters for each of our Compensation Committee and Nominating and Corporate Governance Committee. As all three committees were formed in January 2023, there have been no committee meetings as of the date of this filing.

Code of Business Conduct and Ethics

Our Board of Directors has adopted (i) a Code of Business Conduct and Ethics and (ii) a Conflicts of Interest Policy that apply to our directors, officers, and employees. Copies of these documents are available in print to any person, without charge, upon written request to our Investor Relations Department at 15200 Tennyson Pkwy, Suite 400, Plano, Texas 75075.

Meetings of the Board of Directors

No director has attended fewer than 75% of the meetings of our Board. It is the policy of our Board that all directors should attend the annual meeting of shareholders unless unavoidably prevented from doing so by unforeseen circumstances.

Compensation Committee Interlocks and Insider Participation

At no time have any of the members of our Compensation Committee been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any other entity that has one or more executive officers on our Board of Directors or Compensation Committee.

Disclosure of Commission position on indemnification for Securities Act liabilities

We have entered into indemnification agreements with each of our directors, executive officers and other key employees. The indemnification agreements will require us to indemnify our directors to the fullest extent permitted by Nevada law. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXECUTIVE COMPENSATION

Director Compensation

During the fiscal year ended March 31, 2022, the Company’s Board of Directors established a compensation program for its independent Directors. Under the program, each independent Director receives $2,083.33 per Board meeting attended, for up to twelve (12) meetings during a year (up to $25,000 in compensation annually). In addition, independent Directors receive $5,000 per each additional meeting after twelve (12) meetings. The amount of $8,333.32 owed to Mr. Trapp for his service as an independent director during the fiscal year ended March 31, 2023, will be paid to him in the month of April, 2023. During the fiscal year ended March 31, 2023, except as set forth above, the Company’s Directors received no other compensation for their services as Directors.

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to the named executive officers for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended March 31, 2023, and 2022:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Cash Bonus ($)	Stock Warrant Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
John (“JT”) Thatch	2023	$360,006	-	$143,559	-	$52,118	$555,683
President, Chief Executive Officer and Director (principal executive officer)	2022	360,006	-	-	-	72,947	432,953
Anthony S. Chan (1)	2023	270,000				30,626	300,626
Chief Financial Officer, Treasurer	2022	93,482	-	-	-	8,656	102,093
Catherine J. McCain (2)	2023	350,000	-	-	-	55,702	405,702
General Counsel and Corporate Secretary	2022	350,045	-	415,875	-	62,079	827,999

(1)	Anthony S. Chan has served as Chief Financial Officer of the Company since his appointment by the Board in November 2021.
(2)	Catherine J. McCain resigned from the Company effective April 3, 2023.

Narrative Disclosure to Summary Compensation Table

Mr. Thatch served as Chief Executive Officer and Director from March 2018 to April 2020, served as President, Chief Executive Officer and Director from April 2020 to October 2020, served as President, Chief Executive Officer and Interim Chairman of the Board from October 2020 to July 2021, and has served as President, Chief Executive Officer and Vice Chairman of the Board since July 2021. Under the terms of Mr. Thatch’s employment agreement, Mr. Thatch may earn an incentive bonus subject to the achievement of certain consolidated operating performance goals by the Company during each fiscal quarterly measurement period. Amounts reported under “All Other Compensation” above represents, cell phone allowance, employer contribution to 401(k) Plan, and reimbursement of health care insurance premiums for Mr. Thatch’s family, and reimbursement of country club membership dues, pursuant to Mr. Thatch’s employment agreement. References to Mr. Thatch’s employment agreement are to the Amended and Restated Executive Employment Agreement between the Company and Mr. Thatch effective May 16, 2019, which agreement has an initial term of five (5) years. The Summary Compensation Table above does not reflect $9,000 and $12,000 reimbursed to Mr. Thatch in the fiscal year 2023 and 2022, respectively, for costs associated with his office in Florida.

Mr. Anthony S. Chan has served as Chief Financial Officer of the Company since his appointment by the Board in November 2021. Amounts reported under “All Other Compensation” above represents cell phone allowance, employer contribution to 401(k) Plan, and reimbursement of health care insurance premiums for Mr. Chan’s family, pursuant to Mr. Chan’s employment agreement, which agreement has an initial term of three (3) years.

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Ms. McCain served, until her resignation, effective April 3, 2023, as the Company’s General Counsel and Corporate Secretary and was employed pursuant to a General Counsel Employment Agreement between Ms. McCain and Sharing Services Global Corporation effective June 1, 2019, and an Amended and Restated Executive Employment Agreement between Ms. McCain and Elepreneurs Holdings, LLC, Elepreneurs U.S., LLC, Elevacity Holdings, LLC, and Elevacity U.S., LLC, each a consolidated subsidiary of the Company, effective May 15, 2019 (the “May 2019 Employment Agreement”). The May 2019 Agreement had an initial term of five (5) years. Under the terms of the May 2019 Employment Agreement, Ms. McCain could earn a cash bonus and an incentive bonus, with such incentive bonus being subject to the achievement of certain consolidated operating performance goals by the Company during each fiscal quarterly measurement period. In addition, pursuant to the terms of the May 2019 Employment Agreement, in May 2020, Ms. McCain was awarded a fully vested warrant to purchase up to 1,875,000 shares of the Company’s Class A Common Stock at an exercise price per share indexed to the price of such common stock and, in May 2021, Ms. McCain was awarded a fully vested warrant to purchase up to 1,875,000 shares of the Company’s Class A Common Stock at an exercise price per share indexed to the price of such common stock. Further, subject to continuation of employment, at each of the next two anniversaries of the May 2019 Employment Agreement effective date, Ms. McCain would be awarded an additional fully vested warrant to purchase up to 1,875,000 shares of the Company’s Class A Common Stock at an exercise price per share indexed to the price of such common stock. Amounts reported under “All Other Compensation” above represents car allowance, cell phone allowance, employer contribution to 401(k) Plan, and reimbursement of health care insurance premiums for Ms. McCain’s family, reimbursement of professional membership dues, continuing professional education expenses, reimbursement of tennis membership dues, and fees paid to third party professionals for income tax return preparation, and financial, tax and estate planning services, pursuant to the May 2019 Employment Agreement. In the fiscal year 2022, the Summary Compensation Table above does not reflect income of $337,693 recognized in accordance with U.S. generally accepted accounting principles in connection with Ms. McCain’s stock-based award.

Outstanding Equity Awards

The Board has not adopted a formal stock-based compensation plan. Prior to the date of this prospectus, the Board granted awards of equity instruments to Ms. McCain and to Mr. Thatch in connection with their respective employment agreements. Except as indicated below, all such equity instruments have been exercised as of the date of this prospectus.

The table below summarizes all unexercised options or warrants, vested and not vested, and any other equity-type awards for each named executive officer outstanding as of March 31, 2023:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION OR WARRANT AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options or Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options or Warrants (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option or Warrant Exercise Price ($)	Option or Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Catherine J. McCain (1)	3,750,000	-	3,750,000	$0.0198	5-15-2024	-	-	-	-
John (“JT”) Thatch	8,444,663	-	8,444,663		02-20-2028	-	-	-	-

(1)	Under the terms of the May 2019 Agreement, in May 2020, the Company awarded Ms. McCain a fully vested warrant to purchase up to 1,875,000 shares of the Company’s Class A Common Stock at an exercise price per share indexed to the price of the Company’s Class A Common Stock and, in May 2021, the Company awarded to Ms. McCain a fully vested warrant to purchase up to 1,875,000 shares of the Company’s Class A Common Stock at an exercise price per share indexed to the price of the Company’s Class A Common Stock. In addition, subject to continuation of employment, at each of the next two anniversaries of the employment effective date, the Company agreed to award to Ms. McCain an additional fully vested warrant to purchase up to 1,875,000 shares of the Company’s Class A Common Stock at an exercise price per share indexed to the price of such common stock. All such warrants expire on May 15, 2024. Ms. McCain resigned from the Company effective April 3, 2023.
(2)	On February 20, 2023, the Company granted John “JT” Thatch 8,444,663 warrants of the Company (the “Warrants”) to purchase shares of the Company’s Common Stock. The Warrants expire five (5) years from the Issuance Date. Mr. Thatch was granted the Warrants in recognition of his ongoing business restructuring efforts.

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Compensation Discussion and Analysis

The Company is a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act and, accordingly, has omitted certain information required in this prospectus pursuant to the applicable scaled disclosure rules.

Additional Narrative Disclosure

Under the terms of Mr. Thatch’s employment agreement, upon termination of employment within one year of a change in control event, as defined in the employment agreement, or otherwise upon termination of employment by the Company for any reason other than cause, as defined in the employment agreement, or upon the executive’s resignation for good reason, as defined in the employment agreement, the Company is obligated to pay the executive an amount equal to three years’ base salary and a pro-rata portion of the incentive pay that the executive would have earned in the year of termination, except for the fact that such termination occurred.

Under the terms of Mr. Chan’s employment agreement, upon termination of employment by the Company for any reason, or by the executive for any reason, the Company is obligated to pay the executive an amount equal to six months’ base salary.

Under the terms of Ms. McCain’s employment agreement, upon termination of employment within one year of a change in control event, as defined in the employment agreement, or otherwise upon termination of employment by the Company for any reason other than cause, as defined in the employment agreement, or upon the executive’s resignation for good reason, as defined in the employment agreement, the Company is obligated to pay the executive: (a) an amount equal to 36 months’ base salary, (b) a pro-rata portion of the incentive pay that the executive would have earned in the year of termination, except for the fact that such termination occurred, (c) an amount equal to the Company’s cost for 24 months’ of customary employee benefits for which the executive qualified for at the time of termination, grossed up so that the after tax value of the payment equals the value of such benefits to the executive at the time of termination, and (d) an amount equal to the present value of the contributions to a retirement plan that the Company would have made for the executive’s benefit during the 24 months following termination, except for the fact that such termination occurred, grossed up so that the after tax value of the payment equals the present value of the retirement benefit to the executive at the time of termination. Ms. McCain resigned from the Company effective April 3, 2023.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 17, 2023, there were 376,328,886 shares of the Company’s Class A Common Stock; 3,100,000 shares of its Series A Preferred Stock; and 3,220,000 shares of its Series C Preferred Stock issued and outstanding, excluding shares that any named person has the right to acquire pursuant to convertible instruments. Each outstanding share of Class A Common Stock; Series A Preferred Stock; and Series C Preferred Stock entitles the holder to one (1) vote. In addition, each outstanding share of Series A Preferred Stock and Series C Preferred Stock is convertible into one share of the Company’s Class A Common Stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this disclosure, a person or group of persons is deemed to have “beneficial ownership” of any shares of our Class A Common Stock that such person or group of persons owns or has the right to acquire within 60 days of the date of this prospectus, except as discussed below. For purposes of computing the percentage of the outstanding shares of our Class A Common Stock held by a named person, any shares that such person has the right to acquire within 60 days of the date of this Proxy Statement are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. For purposes of computing the percentage of the outstanding shares of our Class A Common Stock held by all executive officers and/or directors as a group (12 persons), any shares that such group of persons has the right to acquire within 60 days of the date of this Proxy Statement are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

The following table sets forth certain information regarding the ownership of our capital stock, as of April 17, 2023, by: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of all voting classes of our stock, (ii) each executive officer and director of the Company, and (iii) all our executive officers and/or directors as a group. The table reflects the number of shares held, the percent of ownership of each voting class held, and the percent of ownership of all voting classes held by each listed person or group of persons. No person beneficially owns more than 5% of the shares of our Series C Preferred Stock outstanding. Unless otherwise noted, the address for each of the shareholders listed below is 5200 Tennyson Pkwy, Suite 400, Plano, TX, 75024.

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Title of Class	Name of Beneficial Owner [1]	Amount and Nature of Beneficial Ownership	Percent of Class [2]	Percent of All Voting Classes [3]
Class A Common Stock	Heng Fai Ambrose Chan [4]	305,349,589	76.6%	75.3%

	Frank D. Heuszel [5]	305,349,589	76.6%	75.3%

	John (“JT”) Thatch [6]	26,915,283	7.2%	7.0%

	David K. Keene	-	-	-

	Castel B. Hibbert	25,000	-	-

	Robert H. Trapp	-	-	-

	Christian Zimmerman	-	-	-

	Anthony S. Chan	-	-	-

	Catherine J. McCain [7]	8,314,074	2.2%	2.2%

	All Officers and/or Directors as a Group – 9 persons	311,776,896	82.8%	81.5%

Series A Preferred Stock	Research & Referral BZ [8] 11 Hibiscus Street Ladyville, Belize	2,900,000	93.5%	1.1%

	All Officers and/or Directors as a Group - 9 persons	-	-	-

Series C Preferred Stock	All Officers and/or Directors as a Group - 9 persons	-	-	-

[1]	Each person named above may be deemed to be a “parent” and “promoter” of the Company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings.

[2]	Calculated based on the total shares of each respective class of voting equity securities issued and outstanding as of April 18, 2023, as follows: Class A Common Stock: 376,328,885 shares; Series A Preferred Stock: 3,100,000 shares; and Series C Preferred Stock: 3,220,000 shares.

[3]	Calculated based upon the aggregate Voting Power of all shares of all classes of stock held by the named person compared to the aggregate Voting Power of all shares of all classes of voting securities issued and outstanding. Assuming the conversion of all shares of all classes of convertible stock issued and outstanding, the total number of shares of our Common Stock outstanding and entitled to vote at the Annual Meeting would be 269,152,833 shares (with each share entitled to one vote).

[4]	Reflects shares held by DSS, Inc. and its subsidiaries (collectively, “DSS”). Except to the extent of his pecuniary interest, Mr. Chan disclaims direct beneficial ownership over shares that are held by DSS that are reported here due to his common control over DSS.

[5]	Reflects 49,955 shares held by Mr. Heuszel and a member of Mr. Heuszel’s family and shares held by Document Security Systems, Inc. and its subsidiaries (collectively, “DSS”). Except to the extent of his pecuniary interest, Mr. Heuszel disclaims direct beneficial ownership over shares that are held by DSS that are reported here due to his common control over DSS.

[6]	Reflects shares held by the Thatch Family Trust and shares held by members of Mr. Thatch’s family, over which Mr. Thatch maintains voting control, and shares issuable upon exercise of a warrant to purchase 8,444,663 at any exercise price of $0.0001 per share that was issued to Mr. Thatch as compensation on February 20, 2023.

[7]	Ms. McCain resigned, effective as of April 3, 2023, from all positions she held in the Company and any of its subsidiaries. Reflects shares held by The McCain Revocable Trust and 3,750,000 shares issuable upon exercise of fully vested compensatory warrants held by Ms. McCain, over which Ms. McCain maintains voting control.

[8]	Represents shares purportedly held by Research & Referral BZ. As disclosed in the notes to our consolidated financial statements for the fiscal year ended April 30, 2020, in the fiscal year 2019, the Company filed suit against Research & Referral BZ and two other parties concerning breach of contract, fraud, and statutory fraud in a stock transaction, violations of state securities laws and alter ego relating to a stock exchange/transfer transaction, involving the Company’s stock. In April 2020, the court issued a Final Default Judgment in favor of the Company finding Research and Referral, BZ liable for the Company’s claims of fraud in the inducement and statutory fraud in a stock transaction. Further, the court ordered that the stock transaction be rescinded, and the Company’s stock be returned to the Company, and the matter has been dismissed with prejudice.

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RELATED PARTY TRANSACTIONS

Transactions with Related Persons

SEC regulations require that we disclose any transaction, arrangement, or relationship in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which a “related person” had or will have a direct or indirect material interest. For this purpose, a related person is: (i) a director, an executive officer, or a director nominee in this Proxy Statement, (ii) a beneficial owner of more than 5% of any class of the Company’s voting securities, (iii) an immediate family member of a director, an executive officer, a director nominee in this Proxy Statement, or a beneficial owner of more than 5% of any class of the Company’s voting securities, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest.

DSS, Inc. (formerly Document Security Systems, Inc.) and Subsidiaries

In July 2020, the Company and Heng Fai Ambrose Chan, a Director of the Company, entered into a Stock Purchase and Share Subscription Agreement (the “SPA Agreement”) pursuant to which Mr. Chan invested $3.0 million in the Company in exchange for (a) 30.0 million shares of the Company’s Class A Common Stock and (b) a fully vested Stock Warrant to purchase up to 10.0 million shares of the Company’s Class A Common Stock at an exercise price of $0.20 per share. Simultaneously with the SPA Agreement, Mr. Chan and Decentralized Sharing Systems, Inc. (“DSSI”), a subsidiary of DSS, Inc. (“DSS”), and, together with DSS, a majority shareholder of the Company, entered into an Assignment and Assumption Agreement pursuant to which Mr. Chan assigned to DSS all interests in the SPA Agreement. In July 2020, the Company issued 30.0 million shares of its Class A Common Stock to DSS, an “accredited investor,” as defined in the Securities Act, pursuant to the SPA Agreement. The Stock Warrant issued pursuant to the SPA Agreement expires on the third anniversary from the issuance date, unless exercised earlier.

In April 2021, the Company and DSSI entered into a Securities Purchase Agreement pursuant to which the Company issued, to DSSI: (a) a Convertible Promissory Note in the principal amount of $30.0 million (the “Note”) in favor of DSSI, and (b) a detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, and DSSI loaned $30.0 million to the Company (the “April 2021 Financing Agreement”). The Note bears interest at the annual rate of 8% and matures on April 5, 2024. Interest on the Note is prepayable annually in cash or in shares of the Company’s Class A Common Stock, at the option of the Company, except that interest for the first year is prepayable in shares of the Company’s Class A Common Stock, calculated at the rate of $0.20 per share. At any time during the term of the Note, all or part of the Note, including principal, less unamortized prepaid interest, if any, plus any accrued interest and other fees can be converted into shares of the Company’s Class A Common Stock at the rate of $0.20 per share, at the option of the holder. The detachable Warrant confers the right to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, is fully vested and may be exercised at any time on or before April 5, 2026, at the exercise price of $0.22 per share. Under the terms of the Securities Purchase Agreement, the Company agreed to pay to DSSI a loan Origination Fee of $3.0 million, payable in shares of the Company’s Class A Common Stock, calculated at the rate of $0.20 per share. Accordingly, upon funding of the loan, the Company issued to DSSI 27,000,000 shares of its Class A Common Stock, including 15,000,000 shares in payment of the loan Origination Fee and 12,000,000 shares in prepayment of interest for the first year, as discussed above. This April 2021 Financing Agreement was replaced by the June 2022 Refinancing Agreement described below.

Proceeds from the April 2021 Financing Agreement were deposited in a special purpose bank account and are intended primarily to fund the Company’s domestic and international growth initiatives. The Company’s Board of Directors retained oversight and delegated control responsibility to a specified Company Director, who also holds an executive position with DSS. The Company’s Board of Directors has stipulated that authority to disburse funds from the designated bank account is delegated to: (a) the specified Director acting together with (b) the Company’s Chief Executive Officer or the Company’s Chief Financial Officer.

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In December 2021, the Company and DSSI entered into a Stock Purchase and Share Subscription Agreement pursuant to which DSSI invested $3,000,000 in the Company in exchange for 50.0 million shares of Class A Common Stock and a detachable stock warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock. The Stock Warrants are fully vested, have a term of five (5) years and are exercisable at any time prior to expiration, at the option of DSSI, at a per share price equal to $0.063.

In January 2022, the Company and DSS entered into a one-year Business Consulting Agreement (the “Consulting Agreement”) pursuant to which the DSS will provide to the Company certain consulting services, as defined in the Consulting Agreement. The Consulting Agreement may be terminated by either party on a 60-day’s written notice. In connection with the Consulting Agreement, the Company agreed to pay DSS and flat monthly fee of sixty thousand dollars ($60,000) and DSS received a fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock, at the exercise price of $0.0001 per share. In February 2022, the Company issued 50.0 million shares of its Common Stock Class A to DSS in connection with exercise of the Stock Warrant. On February 3, 2023, the parties entered into a Letter Agreement for mutual termination of the Consulting Agreement, effective December 31, 2022. The Company issued to DSS 33,333,333 shares of the Company’s Common Stock in lieu of cash payment to satisfy the accrued and unpaid service fees equal to $700,000 owed to DSS under the Consulting Agreement.

On June 15, 2022, the Company and DSSI entered into an agreement pursuant to which the Company issued, to DSSI: (a) a two-year Secured Advancing Convertible Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI and (b) a detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share (the “June 2022 Refinancing Agreement”). The 2022 Note bears interest at the annual rate of 8% and is due and payable on demand or, if no demand, on May 1, 2024. At any time during the term of the 2022 Note, all or part of the Note may be converted into up to 818,181,819 shares of the Company’s Class A Common Stock, at the option of the holder. Under the terms of the June 2022 Refinancing Agreement, the Company agreed to pay to DSSI a loan origination fee of $270,000. In addition, under the terms of the June 2022 Refinancing Agreement, DSSI surrendered to the Company all DSSI’s rights pursuant to: (a) the Convertible Promissory Note in the principal amount of $30.0 million issued by the Company in April 2021, as discussed above, and (b) the detachable Stock Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, issued concurrently with such $30.0 million note, as discussed above. On February 28, 2023, the Company and DSSI, mutually agreed in a Letter Agreement (the “DSSI Letter Agreement”) to a mutual settlement of the interest accrued on the 2022 Note issued by the Company to DSSI. In accordance with the DSSI Letter Agreement, the Company agreed to issue 26,285,714 shares of the Company’s Common Stock, at a price per share of $0.021 in lieu of cash payment to satisfy the accrued and unpaid interest between the Issuance Date through and including December 31, 2022, equal to $552,000 owed to DSS under the DSSI Letter Agreement. On April 17, 2023, the Company and DSSI, mutually agreed in a Letter Agreement (the “April 2023 Letter Agreement”) to issue 28,877,005 shares of the Company’s common stock (calculated on a pre-reverse split basis), reflecting a price per share of $0.0187 (the volume weighted average price of the Company’s Common Stock calculated over a period of 5 (five) consecutive trading days immediately preceding the date of the approval by the Company’s Board) to DSSI to satisfy the $540,000 of interest accrued on the 2022 Note as of March 31, 2023.

On March 24, 2023, the Company, DSS and DSSI, entered into a Securities Exchange and Amendment Agreement (the “Exchange and Amendment Agreement”). Pursuant to the Exchange and Amendment Agreement, the parties decided to (i) exchange and surrender the Stock Warrants under the SPA Agreement, (ii) exchange and surrender the fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock DSS received pursuant to the Consulting Agreement, (iii) exchange and surrender of the detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share under the June 2022 Refinancing Agreement, and amend the 2022 Note by removing all conversion rights granted by the 2022 Note.

In accordance with the Exchange and Amendment Agreement, the Company agreed to issue 25,000,000 shares of the Company’s Class A Common Stock in full satisfaction, exchange and payment for the exchanges and amendments set forth in the Exchange and Amendment Agreement.

As of the date of this filing, DSS, directly and through its subsidiary, DSSI, holds 305,349,589 shares, or approximately 81.1% of the Company’s Class A common stock outstanding, over which Mr. Chan, a director of the Company, maintains voting control.

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American Pacific Bancorp, Inc.

On June 15, 2022, Linden Real Estate Holdings, LLC, a wholly owned subsidiary of the Company, American Pacific Bancorp, Inc. (“APB”), a subsidiary of DSS, and the Company entered a Loan Agreement pursuant to which APB loaned to the Company for approximately $5.7 million. The loan bears interest at the annual rate of 8%, matures on June 1, 2024, and is secured by a first mortgage interest on the Company’s Lindon, Utah office building. Heng Fai Ambrose Chan, and Frank D. Heuszel, each a Director of the Company, also serve on the Board of Directors of APB.

Hapi Café, Inc.

In November 2021, Sharing Services and Hapi Café, Inc., a company affiliated with Heng Fai Ambrose Chan, a Director of the Company, entered into a Master Franchise Agreement pursuant to which Sharing Services acquired the exclusive franchise rights in North America to the brand “Hapi Café.” Under the terms, Sharing Services, directly or through its subsidiaries, has the right to operate no less than five (5) corporate-owned stores and can offer to the public sub-franchise rights to own and operate other stores, subject to the terms and conditions contained in the Master Franchise Agreement.

HWH International, Inc.

In October 2017, Sharing Services issued a Convertible Promissory Note in the principal amount of $50,000 (the “Note”) to HWH International, Inc (“HWH” or the “Holder”). HWH is affiliated with Heng Fai Ambrose Chan, who became a Director of the Company in April 2020. The Note is convertible into 333,333 shares of the Company’s Common Stock. Concurrent with issuance of the Note, the Company issued to HWH a detachable stock warrant to purchase up to an additional 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. Under the terms of the Note and the detachable stock warrant, the Holder is entitled to certain financing rights. If the Company enters into more favorable transactions with a third-party investor, it must notify the Holder and may have to amend and restate the Note and the detachable stock warrant to be identical. As of the date hereof, the Company and HWH are evaluating alternative options to settle this Note in the foreseeable future.

HWH World, Inc.

A subsidiary of the Company operating in the Republic of Korea subleases office space from HWH World, Inc. (“HWH World”), a subsidiary of DSS. Pursuant to the terms of the sublease agreement, the Company recognized a right-of-use asset and an operating lease liability of $261,835 in connection therewith. In fiscal year ended March 31, 2022, the Company recognized expense of $222,092 in connection this lease. As of March 31, 2022, accounts payable includes payments due to HWH World under the lease of $213,742. In May 2022, the Company and HWH World amended the related sublease agreement to significantly reduce the space subleased by the Company and the related rent obligation.

In September 2021, the Company and HWH World entered into an Advisory Agreement pursuant to which the Company provides strategic advisory services to HWH World in connection with its North America expansion plans in exchange for a monthly fee of $10,000. During the fiscal year ended March 31, 2022, the Company recognized consulting income of $76,700 in connection therewith.

Impact Biomedical, Inc.

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company purchased health and wellness products from Impact Biomedical, Inc., a subsidiary of DSS, in the aggregate amount of $111,414.

K Beauty Research Lab. Co., Ltd

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company purchased skin care products manufactured by K Beauty Research Lab. Co., Ltd (“K Beauty”), a South Korean-based supplier of skin care products that is affiliated with Heng Fai Ambrose Chan, a Director of the Company, in the aggregate amount of $2.3 million. The Company’s affiliates operating in Asia intend to distribute skin care and other products in South Korea and other countries, including skin care products procured from K Beauty, as part of the Company’s previously announced strategic growth plans.

Premier Packaging Corporation

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company issued purchase orders to Premier Packaging Corporation, a subsidiary of DSS, to acquire printed packaging materials in the aggregate amount of $155,693.

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DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock, as they will be in effect upon the closing of this offering. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Articles of Incorporation and Amended and Restated Bylaws, to be effective immediately prior to the closing of this offering, and the registration rights agreements, each of which will be included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada law.

Immediately prior to the closing of the Distribution, our authorized capital stock will consist of 2,000,000,000 shares of common stock, $0.0001 par value per share, and 200,000,000 shares of preferred stock, $0.0001 par value per share.

As of the date of this prospectus, 376,328,885 shares of our Class A common stock, 3,100,000 shares of our Series A Convertible Preferred Stock, 3,220,000 shares of our Series C Convertible Preferred Stock were issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the Board of Directors. If we are voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We are authorized to issue 200,000,000 shares of Preferred Stock, par value $0.0001 per share, in one or more series. Each holder of shares of a series of Preferred Stock shall be entitled to such preferences and rights and be subject to such limitations as our Board of Directors shall determine.

Series A Convertible Preferred Stock

The Board has authorized the issuance of up to 100,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Shares of our Series A Preferred Stock are senior in rank to shares of our Series C Preferred Stock. The affirmative vote of the holders of 86% of the issued and outstanding shares of our Series A Preferred Stock is required for the Board: (i) to declare dividends upon shares of our Common Stock unless, with respect to cash dividends, the shares of our Series A Preferred Stock are to receive the same dividend as the common shares, on an as converted basis; (ii) to redeem the shares of our Series A Preferred Stock at a redemption price of $0.001 per share; (iii) to authorize or issue additional or other capital stock that is junior or equal in rank to shares of our Series A Preferred Stock with respect to the preferences as to distributions and payments upon the liquidation, dissolution, or winding up of the Company; and (iv) to amend, alter, change, or repeal any of the powers, designations, preferences, and rights of our Series A Preferred Stock. Upon the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive out of the assets of the Company the sum of $0.001 per share before any payment or distribution shall be made on our shares of Common Stock, or any other class of capital stock ranking junior to the Series A Preferred Stock. For a period of 10 years from the date of issuance, the holders of the Series A Preferred Stock may elect to convert each share of the Series A Preferred Stock into one share of the Company’s Common Stock. Each share of our Series A Preferred Stock is entitled to one vote when voting as a class or together with the shares of our Common Stock.

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Series B Convertible Preferred Stock

The Board has authorized the issuance of up to 10,000,000 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock”). Issued and outstanding shares of our Series B Preferred Stock, if any, are senior in rank to shares of our Series A and Series C Preferred Stock.

Series C Convertible Preferred Stock

The Board has authorized the issuance of up to 10,000,000 shares of Series C Convertible Preferred Stock (the Series C Preferred Stock”). Shares of our Series C Preferred Stock are junior in rank to the Series A and Series B Preferred Stock. The affirmative vote of the holders of 86% of the issued and outstanding shares of our Series C Preferred Stock is required for the Board: (i) to declare dividends upon shares of our Common Stock unless, with respect to cash dividends, the shares of our Series C Preferred Stock are to receive the same dividend as the common shares, on an as converted basis; (ii) to redeem the shares of Series C Preferred Stock at a redemption price of $0.001 per share; (iii) to authorize or issue additional or other capital stock that is junior or equal in rank to our Series C Preferred Stock with respect to the preferences as to distributions and payments upon the liquidation, dissolution, or winding up of the Company; and (iv) to amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series C Preferred Stock. Upon the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive out of the assets of the Company the sum of $0.001 per share before any payment or distribution shall be made on our shares of Common Stock, or any other class of capital stock of the Company ranking junior to the Series C Preferred Stock. For a period of 10 years from the date of issuance, the holders of the Series C Preferred Stock may elect to convert each share of Series C Preferred Stock into one share of the Company’s Common Stock. Each share of our Series C Preferred Stock is entitled to one vote when voting as a class or together with shares of our Common Stock.

Undesignated Preferred Stock

As of the date of this prospectus, our Board of Directors has the authority to issue up to 193,680,000 additional shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue preferred stock that would have the right to vote, separately or with any other stockholder of preferred stock, on any proposed amendment to our certificate of incorporation, or on any other proposed corporate action, including business combinations and other transactions.

We will not offer preferred stock unless the offering is approved by a majority of our independent directors. The independent directors will have access, at our expense, to our counsel or independent counsel.

Options and Warrants

As of December 31, 2022, warrants to purchase up to 889,381,818 shares of our common stock were issued and outstanding, with a weighted-average time of exercise of 3 years, and a weighted-average exercise price of $0.12, subject to adjustments.

Registration and Piggyback Rights

Certain holders of our common stock may be contractually entitled to certain “piggyback” registration rights. The piggyback registration rights are not applicable to certain shares that may be sold pursuant to Rule 144 of the Securities Act and shares that are subject to an effective registration statement. The piggyback registration rights are subject to customary underwriter cutbacks applicable to all holders of registration rights, pursuant to which the underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in such registration statement.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Exchange Listing

Our common stock is currently quoted on the OTCQB under the symbol “SHRG.” We have applied to list our common stock under the symbol “SHRG” on the Nasdaq Capital Market. No assurance can be given that our application will be approved, and we will not consummate this offering unless our common stock is approved for listing on the Nasdaq Capital Market.

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LEGAL MATTERS

The validity of our Common Stock to be distributed in the Distribution will be passed upon for the Company by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

Our condensed consolidated financial statements as of and for the year ended March 31, 2022, and March 31, 2021, appearing in this prospectus, have been audited by Ankit Consulting Services, Inc., an independent registered public accounting firm, as set forth in such reports thereon, included herein. Such financial statements are included herein in reliance in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares of our Common Stock to be distributed in the Distribution. The term registration statement means the original registration statement and any and all amendments thereto, including the exhibits and schedules to the original registration statement and any amendments. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement, along with the exhibits and schedules filed therewith, may be inspected without charge at the SEC’s Internet website. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We file periodic reports, proxy statements, and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements, and other information are available at the SEC’s website address referred to above. In addition, you may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Sharing Services Global Corporation

5200 Tennyson Pkwy, Suite 400

Plano, TX, 75024

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

The information contained on or accessible through our website or the SEC’s website shall not be deemed to be a part of this Prospectus or the Registration Statement on Form S-1, of which this Prospectus is a part.

We have not authorized anyone to give any information or make any representation about the Distribution or of the Company that is different from, or in addition to, that contained in this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Prospectus does not extend to you. The information contained in this Prospectus speaks only as of the date of this Prospectus unless the information specifically indicates that another date applies.

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SHARING SERVICES GLOBAL CORPORATION

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Financial Statements for the Nine Months Ended December 31, 2022

Audited Financial Statements for the Years Ended March 31, 2022 and 2021

F-1

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	March 31, 2022
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$3,112,225	$17,023,266
Trade accounts receivable, net	1,790,522	1,682,958
Income taxes receivable	-	300,000
Inventory, net	2,728,131	4,374,236
Notes receivable, net	216,885	-
Other current assets, net	551,828	3,511,282
Total Current Assets	8,399,591	26,891,742
Property and equipment, net	9,437,544	9,585,141
Right-of-use assets, net	458,768	593,389
Deferred income taxes, net	-	81,205
Investment in unconsolidated entities, net	178,727	5,063,940
Investment in marketable securities	4,251,225	-
Intangible assets, net	581,219	688,670
Other assets	1,183,749	260,637
TOTAL ASSETS	$24,490,823	$43,164,724

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	868,008	$985,139
Accrued sales commission payable	2,548,285	3,745,481
Employee stock warrants liability	148,266	452,050
State and local taxes payable	1,421,564	1,339,366
Note payable, related party, net of unamortized debt discount and unamortized deferred loan cost of $602,414 as of December 31, 2022	11,026,526	-
Accrued and other current liabilities	3,439,828	3,079,782
Convertible notes payable, related parties, net of unamortized debt discount and unamortized deferred loan cost of $14,866,710 as of December 31, 2022 and $20,151,230 as of March 31, 2022, respectively	12,133,290	9,898,770
Total Current Liabilities	31,585,767	19,500,588
Settlement liability, long term portion	-	373,677
Lease liability, long-term	413,587	461,515
TOTAL LIABILITIES	31,999,354	20,335,780
Commitments and contingencies	-	-
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 200,000,000 shares authorized:
Series A convertible preferred stock, $0.0001 par value, 100,000,000 shares designated, 3,100,000 shares issued and outstanding as of December 31, 2022, and March 31, 2022, respectively	310	310
Series B convertible preferred stock, $0.0001 par value, no shares issued and outstanding at December 31 and March 31, 2022	-	-
Series C convertible preferred stock, $0.0001 par value, 100,000,000 shares designated, 3,220,000 shares issued and outstanding at December 31 and March 31, 2022, respectively	322	322
Class A common stock, $0.0001 par value, 1,990,000,000 shares designated, 262,832,833 shares and 288,923,969 shares issued and outstanding at December 31 and March 31, 2022, respectively	26,283	28,892
Class B common stock, $0.0001 par value, 10,000,000 shares designated, no shares issued and outstanding	-	-
Treasury Stock, 26,091,136 shares, at cost	(626,187)	-
Additional paid in capital	81,950,753	80,738,719
Shares to be issued	12,146	12,146
Accumulated deficit	(88,650,199)	(57,886,336)
Accumulated other comprehensive loss	(221,959)	(65,109)
Total Stockholders’ Equity (Deficit)	(7,508,531)	22,828,944
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,490,823	$43,164,724

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$3,245,903	$7,110,532	$12,737,673	$28,195,359
Cost of goods sold	1,643,111	2,328,583	5,059,916	8,606,833
Gross profit	1,602,792	4,781,949	7,677,757	19,588,526
Operating expenses
Selling and marketing expenses	928,246	4,219,080	5,723,642	14,391,715
General and administrative expenses	4,678,620	3,612,803	13,787,444	13,881,814
Total operating expenses	5,606,866	7,831,883	19,511,086	28,273,529
Operating loss	(4,004,074)	(3,049,934)	(11,833,329)	(8,685,003)
Other income (expense):
Interest expense, net	(3,320,159)	(3,112,039)	(9,761,622)	(9,168,411)
Gain on employee warrants liability	39,375	154,487	207,210	1,935,588
Gain on extinguishment of debt	-	-	-	1,040,400
Unrealized gain (loss) on investment	(3,614,242)	1,201,510	(10,284,002)	3,328,483
Other non-operating income (expense), net	(21,722)	(309,113)	118,077	(335,163)
Total other income (expense), net	(6,916,748)	(2,065,155)	(19,720,337)	(3,199,103)
Loss before income taxes	(10,920,822)	(5,115,089)	(31,553,666)	(11,884,106)
Income tax provision (benefit)	104,129	1,825,073	(789,803)	1,318,827
Net loss	$(11,024,951)	$(6,940,162)	$(30,763,863)	$(13,202,933)

Other comprehensive income (loss), net of tax:
Currency translation adjustments	251,166	(118,860)	(156,850)	(94,887)
Total other comprehensive income (loss)	251,166	(118,860)	(156,850)	(94,887)
Comprehensive loss	(10,773,785)	(7,059,022)	(30,920,713)	(13,297,820)

Loss per share:
Basic and diluted	$(0.04)	$(0.04)	$(0.12)	$(0.07)

Weighted average shares:
Basic and diluted	262,832,833	192,112,139	267,956,183	188,051,336

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	December 31, 2022	December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(30,763,863)	(13,202,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	539,411	341,775
Stock-based compensation gain	(303,784)	(1,502,195)
Deferred income tax benefit	-	(3,977,918)
Amortization of debt discount and other	10,447,435	9,173,753
Gain on extinguishment of debt	(350,320)	(1,040,400)
Intangible asset impairment	154,182	-
Bad debt expense	(85,155)	-
Unrealized loss (gain) on investments	10,284,002	(2,114,970)
Provision for obsolete inventory	1,012,433	448,484
Changes in operating assets and liabilities:		-
Accounts receivable	(22,413)	(101,829)
Inventory	892,136	(2,847,188)
Other current assets	321,291	(477,706)
Other assets	(137,112)	(1,941)
Accounts payable	669,048	(631,412)
Income taxes payable	(496,026)	5,181,561
Lease liability	35,008	(7,523)
Accrued and other liabilities	(1,042,211)	(2,418,406)
Net Cash Used in Operating Activities	$(8,845,938)	$(13,178,848)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment and other assets	(1,404,013)	(9,162,617)
Issuance of notes receivable	(216,885)	(118,689)
Purchase of marketable securities	(9,510,000)	-
Collection of notes receivable	-	5,000
Cash paid for asset purchase	(400,000)	(2,937,000)
Net Cash Used in Investing Activities	(11,530,898)	(12,213,306)

CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of loan	(3,374,416)	-
Net proceeds from issuance of promissory notes	10,922,329	30,000,000
Common stock received on litigation settlement	(1,046,254)	-
Proceeds from issuance of common stock		3,073,607
Proceeds from convertible notes		-
Net Cash Provided by Financing Activities	6,501,659	33,073,607

IMPACT OF CURRENCY RATE CHANGES ON CASH	(35,864)	(45,331)
Increase (decrease) in cash and cash equivalents	(13,911,041)	7,636,122
Cash and cash equivalents, beginning of period	17,023,266	12,144,409
Cash and cash equivalents, end of period	$3,112,225	$19,780,531

Supplemental cash flow information
Cash paid for interest	$127,790	$52,331
Cash paid for income taxes	$-	$47,412

Supplemented disclosure of non-cash investing and financing activities:
Stock issued for financing fees and prepaid interest on debt	$-	$5,400,000
Investment origination fee collected in shares of investee stock	$-	$500,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Class A and Class B Common Stock		Additional				Accumulated
	Number		Number		Number		Number		Paid	Shares			Other
	of	Par	of	Par	of	Par	of	Par	in	to be	Treasury	Accumulated	Comprehensive
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Issued	Stock	Deficit	Loss	Total
Balance – March 31, 2022	3,100,000	$310	-	$-	3,220,000	$322	288,923,969	$28,892	$80,738,719	$12,146	-	$(57,886,336)	$(65,109)	$22,828,944
Refinancing of debt and detachable warrants	-	-	-	-	-	-	-	-	1,235,516	-		-	-	1,235,516
Repurchase of 26,091,136 shares of Common Stock		-		-	-	-	(26,091,136)	(2,609)	$(23,482)		(626,187)		-	(652,278)

Currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	(156,850)	(156,850)
Net loss	-	-	-	-	-	-	-	-	-	-	-	(30,763,863)	-	(30,763,863)
Balance – December 31, 2022	3,100,000	$310	-	$-	3,220,000	$322	262,832,833	$26,283	$81,950,753	$12,146	(626,187)	$(88,650,199)	$(221,959)	$(7,508,531)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Class A and Class B Common Stock		Additional			Cumulative
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Paid in Capital	Shares to be Issued	Accumulated Deficit	Translation Adjustments	Total
Balance – March 31, 2021	5,100,000	$510	-	$-	3,230,000	$323	160,100,769	$16,010	$43,757,768	$12,146	$(37,627,718)	$-	$6,159,039
Common stock issued for cash	-	-	-	-	-	-	50,000,000	5,000	5,245,000	-	(2,250,000)	-	3,000,000
Common stock issued for deferred financing costs and prepaid interest on debt	-	-	-	-	-	-	27,000,000	2,700	6,477,300	-	(1,080,000)	-	5,400,000
Conversions or retirements of preferred stock	(2,000,000)	(200)	-	-	(10,000)	(1)	10,000	1	200	-	-	-	-
Issuance of debt with beneficial conversion feature and in-the-money stock warrant, net of tax	-	-	-	-	-	-	-	-	21,330,000	-	-	-	21,330,000
Expiration of common stock puts	-	-	-	-	-	-	-	-	-	-	177,879	-	177,879
Stock-based compensation expense	-	-	-	-	-	-	-	-	280,000	-	-	-	280,000
Stock warrants exercised	-	-	-	-	-	-	1,813,200	181	148,451	-	-	-	148,632
Currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	(94,887)	(94,887)
Net loss	-	-	-	-	-	-	-	-	-	-	(13,202,933)	-	(13,202,933)
Balance – December 31, 2021	3,100,000	$310	-	$-	3,220,000	$322	238,923,969	$23,892	$77,238,719	$12,146	$(53,982,772)	$(94,887)	$23,197,730

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-5

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS

Description of Operations

Sharing Services Global Corporation and subsidiaries (“Sharing Services” or the “Company”) aim to build shareholder value by developing or acquiring businesses, products and technologies in the direct selling industry and other industries that augment the Company’s product and services portfolio, business competencies, and geographic reach.

The Company was incorporated in the State of Nevada in April 2015.

Health and Wellness Products - The Company’s subsidiaries operating in the health and wellness products industry, which accounted for substantially all the Company’s consolidated net sales during the periods included in this Quarterly Report, market their products primarily through an independent sales force, using a direct selling business model under the proprietary brand “The Happy Co.” Currently, The Happy Co.TM markets and distributes its health and wellness products primarily in the United States, Canada, the Republic of Korea, and other countries in the Asia Pacific region.

Subscription-Based Travel Services - Through its subsidiary, Hapi Travel Destinations (“MyTravelVentures” or “MTV”), the Company delivers subscription-based travel services. MyTravelVentures’ services are designed to offer the deepest discounts for travel relating to airfare, cruises, hotels, resorts, time shares and rental cars for destinations throughout the world for people of all ages, demographics, and economic backgrounds. MTV will also provide entrepreneurial opportunities to its subscribers by capitalizing on both the direct selling model and the retail travel business model.

Company-Owned and Franchised Cafes – Sharing Services has entered into a Master Franchise Agreement (“MFA”) to acquire the exclusive franchise rights in North America to the brand “Hapi Café” from Hapi Café, Inc., a company affiliated with Heng Fai Ambrose Chan, a Director of the Company. Under the MFA, Sharing Services, directly or through its subsidiaries, will operate no less than five corporate-owned stores and can offer to the public sub-franchise rights to own and operate other stores. Each corporate-owned or franchised Hapi CaféTM store will allow customers and Brand Partners seeking a healthier lifestyle access to: (a) functional and healthy food and beverages, (b) a pleasant workspace with free Wi-Fi service, (c) physical fitness, nutrition management and personal workout print and video content, and (d) the Company’s proprietary travel services. In August 2022, the Company executed a non-binding letter of intent with American Wealth Mining Corporation (“AWM”, known previously as American Premium Water Corporation), a related party, allowing AWM to be the exclusive franchisee of Hapi Café in the State of New York.

Targeted Ownership Interests – Directly or through its subsidiaries, the Company from time to time will invest in emerging businesses, using a combination of debt and equity financing, in efforts to leverage the Company’s resources and business competencies and to participate in these businesses’ growth. As part of the Company’s commitment to these emerging businesses’ success, the Company, directly or through its subsidiaries, also offers non-traditional inventory financing, equity or debt financing, order fulfillment and logistic, CRM “Back Office” solutions, and other success-critical services to these businesses.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated interim financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted as permitted pursuant to the rules and regulations of the SEC, although we believe that the disclosures made are adequate to make the information not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022. Unless so stated, the disclosures in the accompanying condensed consolidated financial statements do not repeal the disclosures in our consolidated financial statements for year ended March 31, 2022.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

F-6

Use of Estimates and Assumptions

The preparation of financial statements in accordance with GAAP requires the use of judgment and requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures about contingent assets and liabilities, if any. Matters that require the use of estimates and assumptions include: the recoverability of notes and accounts receivable, the valuation of inventory, the useful lives of fixed assets, the assessment of long-lived assets for impairment, the nature and timing of satisfaction of performance obligations resulting from contracts with customers, allocation of the transaction price to multiple performance obligations in a sales transaction, the measurement and recognition of right-of-use assets and related lease liabilities, the valuation of stock-based compensation awards, the measurement and recognition of uncertain tax positions, and the valuation of loss contingencies, if any. Actual results may differ from these estimates in amounts that may be material to our consolidated financial statements. We believe that the estimates and assumptions used in the preparation of our consolidated financial statements are reasonable.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include recent customer remittances deposited with our merchant processors at the balance sheet date, which generally settle within 24 to 72 hours. As of December 31, 2022, and March 31, 2022, cash and cash equivalents included cash held by our merchant processors of approximately $1.0 million and $3.3 million, respectively, including approximately $0.9 million and $3.0 million, respectively held by one merchant processor. In addition, as of December 31, 2022, and March 31, 2022, cash and cash equivalents held in bank accounts in foreign countries in the ordinary course of business were $1.4 million and $1.4 million, respectively. Amounts held by our merchant processor or held in bank accounts located in foreign countries are generally not insured by any federal agency.

Notes Receivable

On August 29, 2022, the Company and 1044Pro LLC (“1044”) entered in an agreement to modify the Revolving Promissory Note dated January 22, 2022. In accordance with the amendment, the Company agreed to lend $125,000 to 1044 for a 20% membership interest in 1044. The loan is secured by the assets of 1044 as well as by a personal guaranty executed by a member of 1044. At December 31, 2022, the amount due from 1044 is $230,355.

At December 31, 2022 and March 31, 2022, notes receivable were $926,205 and $601,520, before allowance for impairment losses of $709,320 and $601,520, respectively.

Investment in Marketable Securities

The Company has invested in a marketable security that can easily be bought, sold, or traded on public exchanges. The investment is carried at fair market. Unrealized gains and losses have been recorded in the Company’s consolidated statements of operations. At December 31, 2022, the investment was valued at approximately $4.3 million on the Company’s unaudited condensed consolidated balance sheet.

Inventory

Inventory consists of finished goods and promotional materials and are stated at the lower of cost, determined using the first-in, first-out (“FIFO”) method, or net realizable value. The Company periodically assesses its inventory levels when compared to current and anticipated sales levels. As of December 31, 2022, and March 31, 2022, the allowance for obsolete inventory was $742,311 and 108,055, respectively, in connection with the health and wellness products that are either damaged, expired or otherwise considered slowing moving based of historical or projected sales levels. The Company reports its provisions for inventory losses in cost of goods sold in its consolidated statements of operations.

Other Assets

Other assets include a multi-user license and code of a back-office platform that was acquired for $1,000,000 in July 2022. This back-office platform is designed to facilitate the computation and processing of commission payments to distributors, and it requires customization in order for it to be operational. Costs associated with the customization and build out of the platform has been capitalized in accordance with ASC 350 - Capitalization on Internal-Use Software Costs.

F-7

Note Payable

In May 2020, the Company was granted a loan (the “PPP Loan”) by a commercial bank in the amount of $1.0 million, pursuant to the Paycheck Protection Program features of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). At March 31, 2021, loan principal in the amount of $1.0 million was outstanding. The Company’s borrowings under the PPP Loan were eligible for loan forgiveness under the provisions of the CARES Act. In June 2021, the Company was formally notified by the lender that the Company’s obligations under the loan have been forgiven effective May 25, 2021. The loan forgiveness applies to all principal and interest accrued through the loan forgiveness effective date. The Company recognized a gain on extinguishment of debt of $1.0 million in connection with such loan forgiveness.

On June 15, 2022, Linden Real Estate Holdings, LLC, a wholly owned subsidiary of the Company, American Pacific Bancorp, Inc. (“APB”), and the Company entered into a Loan Agreement pursuant to which APB loaned the Company approximately $5.7 million. The loan bears interest at the annual rate of 8%, matures on June 1, 2024, and is secured by a first mortgage interest on the Company’s Lindon, Utah office building. In connection with this loan, the Company received net proceeds of $5,522,829 from APB on June 17, 2022. APB is a subsidiary of DSS, Inc. Heng Fai Ambrose Chan, and Frank D. Heuszel, each a Director of APB, also serve on the Board of Directors of the Company. Monthly payments of principal and interest in the amount of $43,897 have been made beginning July 1, 2022, and are payable on the same date of each month thereafter. The Company paid $307,279 in principal and interest related to the loan for the nine months ended December 31, 2022.

On August 11, 2022, the Company executed a revolving credit promissory note with APB (“the APB Revolving Note”) pursuant to which the Company has access to advances with a maximum principal balance not to exceed the principal sum of $10 million. The APB Revolving Note included origination fees of $600,000. The Note is collateralized by the assets of the Company, and it bears interest at the annual rate of 8% and such interest shall be due and payable quarterly. Interest payments on the loan are due and payable on the last day of each consecutive third calendar month until the maturity date of August 12, 2024. On December 9, 2022, APB and the Company mutually agreed to limit and/or end any further commitment by APB to fund or to readvance under the terms of the APB Revolving Note. As of December 31, 2022, the Company had $6.0 million outstanding under the APB Revolving Note and no accrued interest as of the date.

Foreign Currency Translation

As part of our strategic growth plan initiatives, we have expanded our operations outside the United States. The functional currency of each of our foreign operations is generally the respective local currency. Balance sheet accounts are translated into U.S. dollars (our reporting currency) at the rates of exchange in effect at the balance sheet date, while the results of operations and cash flows are generally translated using average exchange rates for the periods presented. Individual material transactions, if any, are translated using the actual rate of exchange on the transaction date. The resulting translation adjustments are reported in accumulated other comprehensive loss in our condensed consolidated balance sheets.

South Korean Won per USD
Exchange rate as of December 31, 2022	1,261.92

	South Korean Won per USD
	Three Months Ended December 31, 2022	Nine Months Ended December 31, 2022
Average exchange rate as of December 31, 2022	1,359.18	1,320.11

Comprehensive Loss

For the three and nine months ended December 31, 2022, and 2021, the Company’s comprehensive loss was comprised of currency translation adjustments and net loss.

Revenue Recognition

As of December 31, 2022, and March 31, 2022, deferred sales associated with product invoiced but not received by customers was $142,221 and $344,071, respectively. In addition, as of December 31, 2022 and March 31, 2022, deferred sales associated with our unfulfilled performance obligations for services offered on a subscription basis was $89,679, and $70,968; deferred sales associated with our performance obligations for customers’ right of return was $63,382 and $63,890, and deferred sales associated with customer loyalty points was $106,380 and $68,287, respectively. Deferred sales are expected to be recognized into income when the related performance obligations have been met.

F-8

During the three and nine months ended December 31, 2022, no individual customer, or affiliated group of customers, represented 10% or more of the Company’s consolidated net sales, and approximately 64% of net sales for the three months ended December 31, 2022, were to customers (including 42% to recurring customers, refer internally as “SmartShip” sales, and approximately 22% to new customers) and approximately 36% of the Company’s net sales were to independent distributors.

During the nine months ended December 31, 2022, approximately 63% of the Company’s net sales were to customers (including 39% to recurring customers, refer herein as “SmartShip” sales, and approximately 24% to new customers) and approximately 37% of the Company’s net sales were to independent distributors.

During the nine months ended December 31, 2021, approximately 67% of the Company’s net sales were to customers (including 32% to recurring customers, refer herein as “SmartShip” sales, and approximately 35% to new customers) and approximately 33% of the Company’s net sales were to independent distributors.

During the nine months ended December 31, 2022, and December 31, 2021, approximately 93% and 86%, respectively, of the Company’s consolidated net sales were to customers and/or independent distributors located in the United States. No other country accounted for 10% or more of consolidated net sales.

During the three months ended December 31, 2022, substantially all of the Company’s consolidated net sales were from health and wellness products (including approximately 70% from the sale of coffee and other functional beverages, 20% from the sales of Nutraceutical products while the remaining sales of 10% were of weight management and other related products).

During the nine months ended December 31, 2022, substantially all of consolidated net sales were from health and wellness products (including approximately 70% from the sale of coffee and other functional beverages, 20% from the sale of Nutraceutical products and 10% from the sale of weight management products and all other health and wellness products). During the nine months ended December 31, 2021, substantially all net sales are from health and wellness products (including approximately 39% from the sale of Nutraceutical products, 29% from the sale of coffee and other functional beverages, 12% from the sale of weight management products, and approximately 20% from the sale of all other health and wellness products).

During the nine months ended December 31, 2022, over 93% of the Company’s consolidated product purchases were from a third-party manufacturer based in the U.S. During the nine months ended December 31, 2021, approximately 58% of product purchases were from a third-party manufacturer based in the U.S., and approximately 41% of product purchases were from various suppliers located in Asia.

Sales Commissions

The Company recognizes sales commission expense, when incurred, in accordance with GAAP. During the three months ended December 31, 2022, and 2021, sales commission expense, which is included in selling and marketing expenses in our consolidated statements of operations and comprehensive loss, was $1.2 million and $3.7 million, respectively; and during the nine months ended December 31, 2022, and 2021, was $5.1 million and $13.6 million, respectively.

Recently Issued Accounting Standards - Recently Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12, among other things, (a) eliminates the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income (or a gain) from other items, (b) eliminates the exception to the general methodology for calculating income taxes in an interim period when the year-to-date loss exceeds the anticipated loss for the year, (c) requires that an entity recognize a franchise tax (or a similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, and (d) requires that an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation for the interim period that includes the enactment date. The Company adopted ASU 2019-12 effective April 1, 2021, and adoption did not have a material impact on its consolidated financial statements.

F-9

Recently Issued Accounting Standards - Pending Adoption

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (ASU 2020-06), which simplifies the accounting for certain convertible instruments. Among other things, under ASU 2020-06, the embedded conversion features no longer must be separated from the host contract for convertible instruments with conversion features not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. ASU 2020-06 also eliminates the use of the treasury stock method when calculating the impact of convertible instruments on diluted Earnings per Share. For the Company, the provisions of ASU 2020-06 are effective for its fiscal quarter beginning on April 1, 2024. Early adoption is permitted, subject to certain limitations. The Company is evaluating the potential impact of adoption on its consolidated financial statements.

NOTE 3 – LOSS PER SHARE

We calculate basic loss per share by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share is calculated similarly but reflects the potential impact of shares issuable upon the conversion or exercise of outstanding convertible preferred stock, convertible notes payable, stock warrants and other commitments to issue common stock, except where the impact would be anti-dilutive.

The calculation of diluted loss per share also reflects an adjustment to net loss for the potential reduction to a reporting period’s interest expense, net of applicable income tax, which would result if the Company’s convertible notes payable were converted at the beginning of such reporting period.

The following table sets forth the computations of basic and diluted loss per share:

	Three Months Ended		Nine Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net loss, as reported	$(11,024,951)	$(6,940,162)	(30,763,863)	$(13,202,933)
After tax interest adjustment	-	-		-
Net loss, if-converted basis	$(11,024,951)	$(6,940,162)	$(30,763,863)	$(13,202,933)
Weighted average basic shares	262,832,833	192,112,139	267,956,183	188,051,336
Dilutive securities and instruments:
Convertible preferred stock		-		-
Convertible notes		-		-
Stock options and warrants		-		-
Weighted average diluted shares	262,832,833	192,112,139	267,956,183	188,051,336
Loss per share:
Basic and Diluted	$(0.04)	$(0.04)	$(0.12)	$(0.07)

The following potentially dilutive securities and instruments were outstanding as of December 31, 2022, and December 31, 2021, but excluded from the table above:

	December 31, 2022	December 31, 2021
Convertible preferred stock	6,320,000	7,630,800
Convertible notes payable	163,612,120	157,756,728
Stock warrants	-	94,829,948
Total potential incremental shares	169,932,120	260,217,476

The preceding table does not include 3,750,000 for both stock warrants held by employees which are not vested (or exercisable) at December 31, 2022 and 3,750,000 at December 31, 2021, respectively.

F-10

NOTE 4 – INVENTORY, NET

Inventory consists primarily of finished goods. The Company provides an allowance for slow-moving, damaged, expired or expiring inventory. As of December 31, 2022, and March 31, 2022, inventory consists of the following:

	December 31, 2022	March 31, 2022
Finished Goods	$3,470,442	$4,482,291
Allowance for inventory obsolescence	(742,311)	(108,055)
	$2,728,131	$4,374,236

The Company allowance for inventory obsolescence for the nine months ended December 31, 2022, and December 31, 2021, was $742,311 and $388,431, respectively. The increase in the allowance was primarily driven by expired/expiring products.

On July 5, 2022, the Company entered into an asset purchase agreement with Hulsa LLC. The Company purchased assets, inclusive of inventory and intangible assets. The Company paid $400,000 in exchange for the assets and received approximately $177,000 of inventory related to the purchase. The inventory is included within the Inventory, net, line on the condensed consolidated balance sheet.

NOTE 5 – OTHER CURRENT ASSETS, NET

Other current assets consist of the following:

	December 31, 2022	March 31, 2022
Prepaid consulting fees, related party	$230,136	$2,867,123
Inventory-related deposits	222,982	384,477
Prepaid insurance and other operational expenses	258,257	201,275
Deposits for sales events	-	222,540
Right to recover asset	16,094	15,632
Subtotal	727,469	3,691,047
Less: allowance for losses	(175,641)	(179,765)
	$551,828	$3,511,282

Prepaid consulting fees represent the fair value on the grant date of stock warrants issued to DSS in January 2022 for consulting services to be rendered over a year from the issue date (see Note 12 – Related Party Transactions). Prepaid insurance and other operational expenses primarily consist of payments for goods and services (such as freight, trade show expenses and insurance premiums) which are expected to be realized in the next operating cycle. Right to recover asset is associated with our customers’ right of return and is expected to be realized in one year or less. As of both December 31, 2022, and March 31, 2022, the provision for losses in connection with certain inventory-related deposits for which recoverability is less than certain was $175,641 and $179,765.

NOTE 6 – INVESTMENT IN UNCONSOLIDATED ENTITIES, NET

In September 2021, the Company, Stemtech Corporation (“Stemtech”) and Globe Net Wireless Corp. (“GNTW”) entered into a Securities Purchase Agreement (the “SPA”) pursuant to which the Company invested $1.4 million in Stemtech in exchange for: (a) a Convertible Promissory Note in the amount of $1.4 million in favor of the Company (the “Convertible Note”) and (b) a detachable Warrant to purchase shares GNTW common stock (the “GNTW Warrant”). Stemtech is a subsidiary of GNTW. As an inducement to enter into the SPA, GNTW agreed to pay to the Company an origination fee of $500,000, payable in shares of GNTW’s common stock. The Convertible Note matures on September 9, 2024, bears interest at the annual rate of 10%, and is convertible, at the option of the holder, into shares of GNTW’s common stock at a conversion rate calculated based on the closing price per share of GNTW’s common stock during the 30-day period ended September 19, 2021. The GNTW Warrant expires on September 13, 2024 and conveys the right to purchase up to 1.4 million shares of GNTW’s common stock at a purchase price calculated based on the closing price per share of GTNW’s common stock during the 10-day period ended September 13, 2021. In September 2021, GNTW issued to the Company 154,173 shares of its common stock, or less than 1% of the shares of GNTW then issued and outstanding, in payment of the origination fee. In November 2021, Globe Net Wireless Corp. changed its corporate name to Stemtech Corporation. In connection therewith, the investee’s common stock is now traded under the symbol “STEK”.

F-11

The Company carries its investment in the Convertible Note, the GNTW Warrant and the shares of GNTW common stock at fair value in accordance with GAAP. During the three and nine months ended December 31, 2022, the Company recognized losses, before income tax, of $1.2 million and $4.9 million in connection with its investment in the Convertible Note, the GNTW Warrant and the shares of GNTW common stock.

In September 2021, the Company entered into a Membership Unit Purchase Agreement pursuant to which the Company acquired a 30.75% equity interest in MojiLife, LLC, a limited liability company organized in the State of Utah, in exchange for $1,537,000. MojiLife is an emerging growth distributor of technology-based consumer products for the home and car. MojiLife’s products include esthetically attractive, cordless scent diffusers for the home or for the car, as well as proprietary home cleaning products and accessories.

On a quarterly basis, the Company evaluates the recoverability of its investments and reviews current economic trends to determine the adequacy of its allowance for impairment losses based on each investee financial performance data and other relevant information. An estimate for impairment losses is recognized when recovery in full of the Company’s investment is no longer probable. Investment balances are written off against the allowance after the potential for recovery is considered remote. In March of 2022, the company impaired the MojiLife investment as the evaluation at such time determined the investment was not fully recoverable.

Investment in unconsolidated entities and securities consists of the following:

	December 31, 2022	March 31, 2022
Investment in detachable GNTW stock warrant	$126,000	$3,570,000
Investment in GNTW common stock	13,876	393,141
Investment in Stemtech convertible note	38,851	1,100,799
Investment in MojiLife, LLC	1,537,000	1,537,000
Subtotal	1,715,727	6,600,940
Less, allowance for impairment losses	(1,537,000)	(1,537,000)
	$178,727	$5,063,940

The following table reflects the activity in the allowance for impairment losses for the periods presented:

	December 31, 2022	March 31, 2022
Balance at beginning of period	$1,537,000	$-
Provision for estimated impairment losses	-	1,537,000
Balance at end of period	$1,537,000	$1,537,000

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31, 2022	March 31, 2022
Building and building improvements	$8,975,813	$8,976,878
Computer software	1,025,586	875,925
Furniture and fixtures	237,045	237,045
Computer equipment	223,424	223,424
Vehicles	27,851	-
Leasehold improvements and other	371,124	263,208
Total property and equipment	10,860,843	10,576,480
Impairment of property and equipment	-	(100,165)
Accumulated depreciation and amortization	(1,423,299)	(891,174)
	$9,437,544	$9,585,141

F-12

NOTE 8 - OTHER ASSETS

In July 2022, the Company acquired a multi-user license of a back-office platform for $1,000,000. This back-end platform is designed to facilitate the computation and processing of commission payments to distributors, and it requires customization in order for it to be operational. The license has no resell rights and the Company has the option to buy the full license within six months of the launch of the platform. At of the date of this report, this platform is in development for inclusion of relevant user requirements.

NOTE 9 – ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consist of the following:

	December 31, 2022	March 31, 2022
Deferred sales	$401,663	$547,217
Liability associated with uncertain tax positions	925,795	921,987
Payroll and employee benefits	388,193	478,360
Settlement liability, current portion	224,000	341,919
Lease liability, current portion	78,266	134,578
Due to related parties	53,797	125,532
Other operational accruals	1,368,114	530,189
	$3,439,828	$3,079,782

Lease liability, current portion, represent obligations due within one year under operating leases for office space, automobiles, and office equipment. See Note14 - LEASES below for more information. Other operational accruals as of December 31, 2022, include accrued expense of $816,115 and accrued interest of $552,000 on the related party convertible notes and notes payable included in the condensed consolidated balance sheet.

NOTE 10 - CONVERTIBLE NOTES PAYABLE, RELATED PARTIES

Convertible notes payable consists of the following:

Issuance Date	Maturity Date	Interest Rate	Conversion Price (per share)	December 31, 2022	March 31, 2022
April 2021	April 2024	8%	$0.20	$-	$30,000,000
October 2017	October 2022	12%	$0.15	-	50,000
June 2022	June 2024	8%	$0.03	27,000,000	-
Total convertible notes payable				27,000,000	30,050,000
Less: unamortized debt discount and deferred financing costs				14,866,710	20,151,230
				12,133,290	9,898,770
Less: current portion of convertible notes payable				12,133,290	9,898,770
Long-term convertible notes payable				$-	$-

The Company’s convertible notes are convertible, at the option of the holder, into shares of the Company’s Common Stock at the conversion prices shown above.

In October 2017, the Company issued a Convertible Promissory Note in the principal amount of $50,000 (the “Note”) to HWH International, Inc. (“HWH” or the “Holder”). HWH is affiliated with Heng Fai Ambrose Chan, a Director of the Company. The Note is convertible into 333,333 shares of the Company’s Common Stock. Concurrent with issuance of the Note, the Company issued to HWH a detachable warrant to purchase up to an additional 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. Under the terms of the Note and the detachable stock warrant, the Holder is entitled to certain financing rights. If the Company enters into more favorable transactions with a third-party investor, it must notify the Holder and may have to amend and restate the Note and the detachable stock warrant to be identical. On August 9, 2022, HWH and the Company executed an agreement to settle the Note and cancel the related stock warrant for $78,636, which amount represents the principal plus accrued interest. The Company made the payment to HWH on August 9, 2022.

F-13

On April 5, 2021, the Company and Decentralized Sharing Systems, Inc. (“DSSI”) entered into a Securities Purchase Agreement, pursuant to which the Company issued: (a) a Convertible Promissory Note in the principal amount of $30.0 million (the “Note”) in favor of DSSI, and (b) a detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, and DSSI loaned to the Company $30.0 million. DSSI, is a subsidiary of DSS, Inc. (formerly Document Security Systems, Inc., “DSS”), and, together with DSS, is a major shareholder of the Company. Under the terms of the loan, the Company agreed to pay to DSSI a loan Origination Fee of $3.0 million, payable in shares of the Company’s Class A Common Stock, at the rate of $0.20 per share. The Note bore interest at the annual rate of 8%, with a maturity date of April 5, 2024, subject to certain accelerated provisions upon the occurrence of an Event of Default, as was defined in the Note. At any time during the term of the Note, all or part of the Note, including the principal amount less unamortized prepaid interest, if any, plus any accrued interest could have been converted into shares of the Company’s Class A Common Stock at the rate of $0.20 per share, at the option of the holder. Interest on the Note was pre-payable annually in cash or in shares of the Company’s Class A Common Stock, at the option of the Company, except that interest for the first year was pre-payable in shares of the Company’s Class A Common Stock, at the rate of $0.20 per share. As further discussed below, the Note and the detachable Warrant were redeemed in June 2022.

In connection with the issuance of the Note and the detachable Warrant, the Company allocated $15.0 million of the net proceeds from the loan to the detachable Warrant, allocated $12.0 million of the net proceeds to the beneficial conversion feature embedded in the Note and recognized deferred financing costs of $3.0 million. The resulting debt discount and the deferred financing costs were being amortized into interest expense over the term of the note (three years). During the nine months ended December 31, 2021, the Company issued to DSSI 27,000,000 shares of its Class A Common Stock, including 15,000,000 shares in payment of the loan Origination Fee and 12,000,000 shares in prepayment of interest for the first year and recognized a deemed dividend of $1,080,000 for the excess of the fair value of the shares issued over the amounts settled.

On June 15, 2022, the Company and DSSI which, together with DSS, is a majority shareholder of the Company, entered into an agreement pursuant to which the Company issued, to DSSI: (a) a two-year Convertible, Advancing Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI and (b) a detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share. The 2022 Note bears interest at the annual rate of 8% and is due and payable on demand or, if no demand, on May 1, 2024. At any time during the term of the 2022 Note, all or part of the Note may be converted into up to 818,181,819 shares of the Company’s Class A Common Stock, at the option of the holder. Under the terms of the agreement, the Company agreed to pay to DSSI a loan origination fee of $270,000. In addition, DSSI agreed to surrender to the Company all DSSI’s rights pursuant to: (a) a certain Convertible Promissory Note in the principal amount of $30.0 million issued by the Company in April 2021 in favor of DSSI, and (b) a certain detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, issued concurrently with such $30.0 million note. The Company recognized the transaction with DSSI as a debt extinguishment in accordance with GAAP. Since DSSI is a related party, the difference between the fair value of the new equity instruments and the carrying value of the retired equity instruments, was recognized in additional paid in capital on the Company’s condensed consolidated balance sheet.

During the three months ended December 31, 2022, and December 31, 2021, interest expense in connection with the Company’s convertible notes was $552,000 and $605,934, respectively, excluding amortization of debt discount and deferred financing costs of $2.5 million and $2.3 million, respectively. During the nine months ended December 31, 2022, and December 31, 2021, interest expense in connection with the convertible notes were $1.2 million and $1.8 million, respectively, excluding amortization of debt discount and deferred financing cost of $5.6 million and $6.7 million respectively. These amounts are included in interest expense in our consolidated statements of operations.

NOTE 11 – INCOME TAXES

The statutory rates for our domestic and our material foreign operations are as follows for the periods shown:

Country	2022	2021
United States	21%	21%
Republic of Korea	21%	22%

F-14

Our consolidated effective income tax rate reconciliation is as follows:

	Nine Months Ended December 31,
	2022	2021
Federal statutory rate	21.0%	21.0%
State and local income taxes	(0.0)	(0.7)
Valuation allowance for NOL carry-forwards	(21.0)	(51.1)
Stock warrant transactions and other items	(2.5)	4.1
Effective income tax rate	(2.5)%	(26.7)%

Income taxes applicable to our foreign operations are not material in the periods presented.

NOTE 12 - STOCKHOLDERS’ EQUITY

Common Stock

During the nine months ended December 31, 2022, the Company issued to DSSI: (a) a two-year Convertible, Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI and (b) a detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share. The transaction is discussed more fully in Note 9 – Convertible Notes Payable, Related Parties.

In May 2022, the Company and certain of its subsidiaries, on the one hand, and Alchemist, the former officer and certain entities affiliated with the former officer, on the other hand, entered into a Confidential Settlement Agreement with Mutual Releases (the “May 2022 Settlement Agreement”) pursuant to which the parties amicably settled all claims and disputes among them; (b) the former officer sold to the Company 26,091,136 shares of the Company’s common stock then under the voting and dispositive control of the former officer; (c) the Company made a one-time payment of $1,043,645; and (d) the Company and its relevant subsidiaries, on the one hand, and the former officer and relevant entities affiliated with the former officer, on the other hand, exchanged customary mutual releases of any prior obligations among them. On May 19, 2022, the closing price for the Company’s common stock was $0.25 per share. In the nine months ended December 31, 2022, the Company measured and recognized the repurchase of its common stock at its fair value of $626,187, derecognized its remaining liability under the Co-Founder’s Agreement, and recognized a recovery of $324,230 in connection with the previously recognized loss related to the Co-Founder’s Agreement.

At the Annual Meeting, the Company’s Shareholders ratified the Third Amended and Restated Articles of Incorporation of the Company and approved the maximum number of shares which the Corporation shall have the authority to issue of Two Billion Two Hundred Million (2,200,000,000) shares, $0.0001 par value per share, of which: (a) Two Billion (2,000,000,000) Shares of Common Stock having a par value of $0.0001 per share (“Common Stock”) and (b) Two Hundred Million (200,000,000) Shares of Preferred Stock comprised of Series A and Series C having a par value of $0.0001 per share or as authorized (“Preferred Stock”).

The Company’s Board of Directors has designated 10,000,000 shares of Class B Common Stock, par value 0.0001 per share. As of December 31, 2022, and March 31, 2022, there were 262,832,833 and 288,923,969 shares of the Company’s Class A Common Stock issued. As of December 31, 2022, and March 31, 2022, there were 262,832,833 shares and 288,923,969 shares, respectively, net of 26,091,136 shares held in Treasury Stock at December 31, 2022, of the Company’s Class A Common Stock outstanding. As of December 31, 2022, and March 31, 2022, there were no shares of the Company’s Class B Common Stock issued and outstanding.

NOTE 13 - RELATED PARTY TRANSACTIONS

Decentralized Sharing Systems, Inc.

In July 2020, the Company and Heng Fai Ambrose Chan, a Director of the Company, entered into a Stock Purchase and Share Subscription Agreement (the “SPA Agreement”) pursuant to which Mr. Chan invested $3.0 million in the Company and the Company agreed to issue 30.0 million shares of the Company’s Class A Common Stock and a fully vested Stock Warrant to purchase up to 10.0 million shares of the Company’s Class A Common Stock at an exercise price of $0.20 per share. Concurrently with the SPA Agreement, Mr. Chan and DSS, then a major shareholder of the Company, entered into an Assignment and Assumption Agreement pursuant to which Mr. Chan assigned to DSS all interests in the SPA Agreement. In July 2020, the Company issued 30.0 million of its Class A Common Stock pursuant to the SPA Agreement. The Stock Warrant issued pursuant to the SPA Agreement expires on the third anniversary from the issuance date, unless exercised earlier.

F-15

In April 2021, the Company and DSSI entered into a Securities Purchase Agreement, pursuant to which DSSI granted a $30.0 million loan to the Company in exchange for: (a) a Convertible Promissory Note in the principal amount of $30.0 million (the “Note”) in favor of DSSI, and (b) a detachable Stock Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share. At any time during the term of the Note, all or part of the Note, including the principal amount less unamortized prepaid interest, if any, plus any accrued interest can be converted into shares of the Company’s Class A Common Stock at the rate of $0.20 per share, at the option of the holder. Under the terms of the loan agreement, the Company agreed to pay to DSSI a loan origination fee of $3.0 million, payable in shares of the Company’s Class A Common Stock, with the number of shares to be calculated at the rate of $0.20 per share. In April 2021, Sharing Services issued 27.0 million shares of its Class A Common Stock to DSSI, including 15.0 million shares in payment of the loan origination fee and 12.0 million shares in prepayment of interest on a loan for the first year.

In December 2021, the Company and DSSI entered into a Stock Purchase and Share Subscription Agreement pursuant to which DSSI invested $3,000,000 in the Company in exchange for 50.0 million shares of Class A Common Stock (the “Shares”) and stock warrants (the “Stock Warrants”) to purchase up to 50.0 million shares of the Company’s Class A Common Stock. The Stock Warrants are fully vested, have a term of five (5) years and are exercisable at any time prior to expiration, at the option of DSSI, at a per share price equal to $0.063. On the effective date of the Stock Purchase and Share Subscription Agreement, the closing price for the Company’s common stock was $0.075 per share and the Company recognized a deemed dividend of $2.3 million in connection with the transaction.

In January 2022, the Company and DSS who, together with its subsidiaries, is currently a majority shareholder of the Company, entered into a one-year Business Consulting Agreement (the “Consulting Agreement”) pursuant to which DSS will provide to the Company certain consulting services, as defined in the Consulting Agreement. The Consulting Agreement may be terminated by either party on a 60-day’s written notice. In connection with the Consulting Agreement, the Company agreed to pay DSS a flat monthly fee of sixty thousand dollars ($60,000) and DSS received a fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock, at the exercise price of $0.0001 per share. On the effective date of the Consulting Agreement, the closing price of the Company’s common stock was $0.07 per share and the fair value of the Stock Warrant was $3.5 million. The fair value of the Stock Warrant is being recognized as consulting expense over the term of one year. As of December 31, 2022, the Company had accrued approximately $700,000, related to the Consulting Agreement, within the condensed consolidated financial statements. During the three and nine months ended December 31, 2022, the Company recognized consulting expense of $1.0 million and $3.1 million, in connection with the Consulting Agreement. In February 2022, the Company issued 50.0 million shares of its Common Stock Class A to DSS in connection with exercise of the Stock Warrant.

On June 15, 2022, the Company and Decentralized Sharing Systems, Inc. (“DSSI”) entered into a Securities Purchase Agreement (the “SPA”), pursuant to which the Company issued: (a) a Convertible Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI and (b) a detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock (the “Warrant”), at $0.033 per share, in exchange for the $27.0 million. The 2022 Note bears interest at the annual rate of 8% and is due and payable on demand or, if no demand, on May 1, 2024. At any time during the term of the 2022 Note, all or part of the Note may be converted into up to 818,181,819 shares of the Company’s Class A Common Stock, at the option of the holder.

In connection with the loan, the Company agreed to pay to DSSI a loan Origination Fee of $270,000. In addition, DSSI agreed to surrender to the Company all DSSI’s rights pursuant to: (a) a certain Convertible Promissory Note in the principal amount of $30.0 million issued by the Company in April 2021 in favor of DSSI, and (b) a certain detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, issued concurrently with such $30.0 million note.

As of December 31, 2022, DSS and its affiliates owned, in the aggregate, 191.9 million shares of the Company’s Class A Common Stock, excluding 878.2 million shares issuable upon the exercise of warrants held by DSS and 818.2 million shares issuable upon conversion of the Note discussed in the third preceding paragraph. Heng Fai Ambrose Chan, Frank D. Heuszel, and John (“JT”) Thatch, each a Director of the Company, also serve on the Board of Directors of DSS. Mr. Chan serves as Chairman of the Board of Directors of the Company. Mr. Thatch also serves as President, CEO and Vice Chairman of the Board of Directors of the Company.

HWH International, Inc.

In October 2017, Sharing Services issued a Convertible Promissory Note in the principal amount of $50,000 (the “Note”) to HWH International, Inc. (“HWH” or the “Holder”). HWH is affiliated with Heng Fai Ambrose Chan, who became a Director of the Company in April 2020. The Note is convertible into 333,333 shares of the Company’s Common Stock. Concurrent with issuance of the Note, the Company issued to HWH a detachable stock warrant to purchase up to an additional 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. Under the terms of the Note and the detachable stock warrant, the Holder is entitled to certain financing rights. If the Company enters into more favorable transactions with a third-party investor, it must notify the Holder and may have to amend and restate the Note and the detachable stock warrant to be identical. On August 9, 2022, HWH and the Company executed an agreement to settle the Note and cancel the related stock warrant for $78,636, which amount represents the principal plus accrued interest. The detachable stock warrant to purchase the additional 333,333 shares of the Company’s Common Stock was forfeited by the Holder upon payment. The Company made the payment to HWH on August 9, 2022.

F-16

HWH World, Inc.

A subsidiary of the Company operating in the Republic of Korea subleases office space from HWH World, Inc. (“HWH World”), a subsidiary of DSS and a company affiliated with Heng Fai Ambrose Chan, a Director of the Company. Pursuant to the terms of the sublease agreement, the Company recognized a right-of-use asset and an operating lease liability of $261,835 in connection therewith. In fiscal year ended March 31, 2022, the Company recognized expense of $222,092 in connection this lease. As of March 31, 2022, accounts payable included payments due to HWH World under the lease of $213,742. In May 2022, the Company and HWH World amended the related sublease agreement to significantly reduce the space subleased by the Company and the related rent obligation. On June 30, 2022, the right-of-use asset and liability were written off and a new month-to-month rental agreement was entered into for the reduced space subleased by the Company. The company recognized $2,808 in rent expense for the nine months ended December 31, 2022, in connection with the new lease.

In September 2021, the Company and HWH World entered into an Advisory Agreement pursuant to which the Company provides strategic advisory services to HWH World in connection with its North America expansion plans in exchange for a monthly fee of $10,000. During the fiscal year ended March 31, 2022, the Company recognized consulting income of $76,700 in connection therewith. The Advisory Agreement was terminated during the nine months ended December 31, 2022. No consulting income has been recognized for the three and nine months ended December 31, 2022.

Impact Biomedical, Inc. and DSS BioHealth Holdings Inc.

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company purchased health and wellness products from Impact Biomedical, Inc., a subsidiary of DSS, in the aggregate amount of $111,414. During the three months ended December 31, 2022, the Company made no purchases of health and wellness products from DSS BioHealth Holdings Inc. For the nine months ended December 31, 2022, the Company’s purchases totaled $36,808.

K Beauty Research Lab. Co., Ltd

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company purchased skin care products manufactured by K Beauty Research Lab. Co., Ltd (“K Beauty”), a South Korean-based supplier of skin care products that is affiliated with Heng Fai Ambrose Chan, a Director of the Company, in the aggregate amount of $2.3 million. The Company’s affiliates operating in Asia intend to distribute skin care and other products in South Korea and other countries, including skin care products procured from K Beauty, as part of the Company’s previously announced strategic growth plans. During the three months ended December 31, 2022, the Company made no purchases of skin care products manufactured by K Beauty Research Lab and other items. For the nine months ended December 31, 2022, the Company made purchases in the amount of $1,572 of skin care products manufactured by K Beauty Research Lab.

Premier Packaging Corporation

Premier Packaging Corporation is a wholly owned subsidiary of the Company. Purchase orders to Premier Packaging Corporation, a subsidiary of DSS, to acquire printed packaging materials in the aggregate amount was $28,090 and $152,813 for the nine months ended December 31, 2022, and 2021, respectively.

Alchemist Holdings, LLC

In February 2020, the Company, Alchemist Holdings, LLC (“Alchemist”), and a former Company officer entered into a Settlement Accommodation Agreement (the “Accommodation Agreement”) pursuant to which Alchemist and the former Company officer agreed to transfer to the Company 22.7 million shares of the Company’s Common Stock held by Alchemist, in settlement of certain obligations to the Company. Under the terms of the Accommodation Agreement, Alchemist and the former Company officer also agreed to transfer to the Company 15.6 million shares of the Company’s Common Stock held by Alchemist, to offset certain legal and other expenses incurred by the Company in connection with various related-party legal claims. Accordingly, in the fiscal year ended March 31, 2021, the Company and Alchemist caused the transfer to the Company, in the aggregate, of 38.3 million shares of the Company’s Common Stock then held by Alchemist, and the Company retired such redeemed shares.

In May 2022, the Company and certain of its subsidiaries, on the one hand, and Alchemist, the former officer and certain entities affiliated with the former officer, on the other hand, entered into a Confidential Settlement Agreement with Mutual Releases (the “May 2022 Settlement Agreement”) pursuant to which the parties amicably settled all claims and disputes among them; (b) the former officer sold to the Company 26,091,136 shares of the Company’s common stock then under the voting and dispositive control of the former officer; (c) the Company made a one-time payment of $1,043,645; and (d) the Company and its relevant subsidiaries, on the one hand, and the former officer and relevant entities affiliated with the former officer, on the other hand, exchanged customary mutual releases of any prior obligations among them. On May 19, 2022, the closing price for the Company’s common stock was $0.25 per share. During the nine months ended December 31, 2022, the Company measured and recognized the repurchase of its common stock at its fair value of $626,187, derecognized its remaining liability under the Co-Founder’s Agreement, and recognized a recovery of $324,230 in connection with the previously recognized loss related to the Co-Founder’s Agreement.

F-17

The Company subleases warehouse and office space from Alchemist, until May 2022, a 10% shareholder of the Company. During the three and nine months ended December 31, 2022, rent expense associated with such sublease agreement was $26,007 and $77,787, respectively.

American Wealth Mining Corporation (formerly, American Premium Water Corporation)

In July 2021, the Company, and American Premium Water Corporation (“American Premium”) entered into a business consulting agreement pursuant to which the Company provides consulting services to American Premium in exchange for a monthly fee of $4,166. Mr. John “JT” Thatch, a director of the Company, also serves on the Board of Directors of American Premium. During the three and nine months ended December 31, 2022, the Company recognized consulting fee income of $12,498 and 37,494, respectively.

In August 2022, the Company executed a non-binding letter of intent with American Wealth Mining Corporation (“AWM”), a related party, allowing AWM to be the exclusive franchisee of Hapi Café in the State of New York.

Alset Title Company, Inc.

In December 2021, Sharing Services, through one of its subsidiaries, purchased an office building in Lindon, Utah for $8,942,640. In connection therewith, Alset Title Company, Inc. (“Alset Title”), a subsidiary of DSS, acted as escrow and closing agent for the transaction, at no cost. DSS, together with its subsidiaries, is a majority shareholder of the Company.

Hapi Café, Inc.

In November 2021, Sharing Services and Hapi Café, Inc., a company affiliated with Heng Fai Ambrose Chan, a Director of the Company, entered into a Master Franchise Agreement pursuant to which Sharing Services acquired the exclusive franchise rights in North America to the brand “Hapi Café.” Under the terms, Sharing Services, directly or through its subsidiaries, has the right to operate no less than five (5) corporate-owned stores and can offer to the public sub-franchise rights to own and operate other stores, subject to the terms and conditions contained in the Master Franchise Agreement.

American Pacific Bancorp

On June 15, 2022, Sharing Services, through one of its subsidiaries, entered into a secured real estate promissory note with American Pacific Bancorp, Inc. (“APB”), and the Company entered into a Loan Agreement pursuant to which APB loaned the Company approximately $5.7 million. The loan bears interest at the annual rate of 8% matures on June 1, 2024, is payable in equal monthly instalments of $43,897 commencing on July 1, 2022 (with the remainder due on September 1, 2024) and is secured by a first mortgage interest on the Company’s Lindon, Utah office building. In connection with this loan, the Company received net proceeds of $5,522,829 from APB on June 17, 2022. APB is a subsidiary of DSS. Heng Fai Ambrose Chan, and Frank D. Heuszel, each a Director of the Company, also serve on the Board of Directors of APB.

On August 11, 2022, the Company executed a revolving credit promissory note with APB (“the APB Revolving Note”) pursuant to which the Company has access to advances with a maximum principal balance not to exceed the principal sum of $10 million. The APB Revolving Note is collateralized by the assets of the Company, and it bears interest at the annual rate of 8% and such interest shall be due and payable quarterly as it accrues on the outstanding balance. Interest payments on the loan are due and payable on the last day of each consecutive third calendar month until the maturity date of August 12, 2024. On December 9, 2022, APB and the Company mutually agreed to limit and/or end any further commitment by APB to fund or to readvance under the terms of the APB Revolving Note. As of December 31, 2022, the Company had $6.0 million outstanding under the APB Revolving Note.

NOTE 14 – STOCK-BASED COMPENSATION

Stock Warrants

Stock Warrants Issued to Directors, Officers and Employees

In July 2020, the Company and Heng Fai Ambrose Chan, a Director of the Company, entered into a Stock Purchase and Share Subscription Agreement (the “SPA Agreement”) pursuant to which Mr. Chan invested $3.0 million in the Company in exchange for 30.0 million shares of the Company’s Class A Common Stock and a fully vested Stock Warrant to purchase up to 10.0 million shares of the Company’s Class A Common Stock at an exercise price of $0.20 per share. In July 2020, Mr. Chan assigned to DSS all interests in the SPA Agreement and the transactions contemplated in the SPA Agreement were completed. Mr. Chan is also a Director of DSS.

In October 2017, the Company issued a convertible note in the principal amount of $50,000 to HWH International, Inc. (“HWH”) and a detachable stock warrant to purchase up to 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. The Note is convertible into 333,333 shares of the Company’s Common Stock and expires in October 2022. HWH is affiliated with Heng Fai Ambrose Chan, who in April 2020 became a Director of the Company. On August 9, 2022, HWH and the Company executed an agreement to settle the Note and cancel the related stock warrant for $78,636, which amount represents the principal plus accrued interest. The detachable stock warrant to purchase the additional 333,333 shares of the Company’s Common Stock was forfeited by the Holder upon payment. The Company made the payment to HWH on August 9, 2022.

F-18

During fiscal year 2020, subsidiaries of the Company entered multi-year employment agreements with its key employees. In general, each employment contract contained a fully vested initial grant of warrants exercisable at a fixed exercise price and, provided for subsequent grants that were exercisable at a discounted price based on the 10-day average stock price determined at the time of exercise. The subsequent grants would vest at each anniversary date of the employment agreement effective date. The Company begins recognizing the compensatory nature of the warrants at the service inception date and ceases recognition at the vesting date. Due to the variable nature of the exercise price for some grants, the Company will continue to recognize expense (or benefit) after the end of the service period until the warrants are exercised or expire. As such, the Company disclosures below are based on either (i) the fixed exercise price of the warrant; or (ii) the variable exercise price of the warrant as determined on the last day of the period.

During the three months ended December 31, 2022, and 2021, the Company recognized a compensatory gain of $39,375 and $154,488, respectively, in connection with grants with a variable exercise price after service is completed. During the nine months ended December 31, 2022, and 2021, the Company recognized a gain of $207,210 and 1,935,588, respectively, in connection with grants with a variable exercise price after service is completed.

NOTE 15 – LEASES

The Company leases space for its offices and warehouse space, under lease agreements classified as “operating leases’” as defined in ASC Topic 842.

The Company leases space for its corporate headquarters, warehouse space, automobiles, and office and other equipment, under lease agreements classified as operating leases. The Company has remaining lease terms of approximately 1 to 10 years on the remaining Leases. Leases with an initial term in excess of 12 months are recognized on the consolidated balance sheet based on the present value of future lease payments over the defined lease term at the lease commencement date. Future lease payments were discounted using an implicit rate of 10% to 12% in connection with most leases.

The following information pertains to the Company’s leases as of the balance sheet dates indicated:

Assets	Classification	December 31, 2022	March 31, 2022
Operating leases	Right-of-use assets, net	$458,768	$593,389
Total lease assets		$458,768	$593,389

Liabilities
Operating leases	Accrued and other current liabilities	$78,266	$134,578
Operating leases	Lease liability, long-term	413,587	461,515
Total lease liabilities		$491,853	$596,093

The following information pertains to the Company’s leases for the periods indicated:

		Three Months Ended December 31,
Lease cost	Classification	2022	2021
Operating lease cost	General and administrative expenses	$36,920	$54,463
Operating lease cost	Depreciation and amortization	-	-
Operating lease cost	Interest expense, net	-	-
Total lease cost		$36,920	$54,463

		Nine Months Ended December 31,
Lease cost	Classification	2022	2021
Operating lease cost	General and administrative expenses	$81,212	$349,165
Operating lease cost	Depreciation and amortization	-	-
Operating lease cost	Interest expense, net	-	-
Total lease cost		$81,212	$349,165

F-19

The Company’s lease liabilities are payable as follows:

Twelve months ending September 30,	Amount
2023	$80,439
2024	99,367
2025	102,147
2026	104,926
2027	107,706
Thereafter	252,241
Total remaining payments	746,826
Less imputed interest	254,973
Total lease liability	$491,853

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Legal Matters in General

The Company has incurred several claims in the normal course of business. The Company believes such claims can be resolved without any material adverse effect on our consolidated financial position, results of operations, or cash flows.

The Company maintains certain liability insurance. However, certain costs of defending lawsuits are not covered by or only partially covered by its insurance policies, including claims that are below insurance deductibles. Additionally, insurance carriers could refuse to cover certain claims, in whole or in part. The Company accrues costs to defend itself from litigation as they are incurred.

The outcome of litigation is uncertain, and despite management’s view of the merits of any litigation, or the reasonableness of the Company’s estimates and reserves, the Company’s financial statements could nonetheless be materially affected by an adverse judgment. The Company believes it has adequately reserved for the contingencies arising from current legal matters where an outcome was deemed to be probable, and the loss amount could be reasonably estimated. No provision for legal matters was deemed necessary at December 31, 2022.

Legal Proceedings

The Company from time to time is involved in various claims and lawsuits incidental to the conduct of its business in the ordinary course. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, results of operations or cash flows.

(a)	Case No. 4:20-cv-00946; Dennis Burback, Ken Eddy and Mark Andersen v. Robert Oblon, Jordan Brock, Jeff Bollinger, Four Oceans Global, LLC, Four Oceans Holdings, Inc., Alchemist Holdings, LLC, Elepreneurs U.S., LLC, Elevacity U.S., LLC, Sharing Services Global Corporation, Custom Travel Holdings, Inc., and Does 1-5, pending in the United States District Court for the Eastern District of Texas. On December 11, 2020, three investors in Four Oceans Global, LLC filed a lawsuit against the Company, its affiliated entities, and other persons and entities related to an investment made by the three Plaintiffs in 2015. The Company and its affiliated entities filed an answer denying the three investors’ claims. Plaintiffs filed a First Amended Complaint on October 14, 2021. The Company and its affiliated entities responded in November 2021 by filing a Motion to Dismiss the claims contained in the Amended Complaint. The Motion was granted on July 20, 2022, by Court Order dismissing with prejudice the Company and all affiliated entities from the lawsuit. In early August 2022, Plaintiffs on their own motion moved to dismiss all claims against the remaining parties in the case to enable the Order of Dismissal to become an appealable, final Order. On September 7, 2022, Plaintiffs filed a Notice of Appeal to the United States Court of Appeals for the Fifth Circuit. As of December 31, 2022, the Fifth Circuit had not yet issued a briefing schedule.

(b)	Case No. 4:21-cv-00026; Elepreneurs Holdings, LLC d/b/a Elepreneur, LLC, Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC, and SHRG IP Holdings, LLC v. Lori Ann Benson, Andrea Althaus and Lindsey Buboltz, pending in the United States District Court for the Eastern District of Texas. On December 31, 2020, the Company filed suit against three former distributors and obtained injunctive relief from the 429th Judicial District of Collin County, Texas. The lawsuit was removed by the three former distributors to federal court. The Company subsequently obtained injunctive relief from the federal court. The parties settled their disputes, and a Joint Motion for Final Dismissal was filed with the Court on December 31, 2022, requesting the Court to enter a Final Order of Dismissal with Prejudice and close the case.

F-20

(c)	Case No. 429-01137-2022; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Mark Willodson, Judy Willodson and Valentus, Inc., pending in the 429th Judicial District Court of Collin County, Texas. On March 9, 2022, the Company filed suit against a competitor and former distributors. On March 9, 2022, the Company filed suit against a competitor and former distributors. An Agreed Temporary Injunction was entered by the Court against the Willodsons in April 2022. This matter remains pending as of December 31, 2022.

(d)	Case No. 4:22-cv-00042; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Brian Christopher Schweda, Jr., pending in the United States District Court for the Eastern District of Texas. On January 20, 2022, the Company filed suit against a former distributor. The Defendant filed two motions to dismiss. The Court entered an Order recently denying Defendant’s motion to dismiss for lack of jurisdiction over the Defendant in Texas. As of December 31, 2022, Defendant’s motion to dismiss Plaintiff’s claim of tortious interference remains pending. Regardless of the outcome of that pending motion, the case will move forward with breach of contract claims against the Defendant. The case is pending as of December 31, 2022.

(e)	Case No. 9:22-cv-00146; Travel Gig, LLC and Happitravel, LLC v. Sharing Services Global Corporation, SHRG IP Holdings, LLC; Global Travel Destinations, LLC., and Does 1-25, pending in the United States District Court for the District of Montana. On September 7, 2022, Plaintiffs filed a lawsuit against the Company and two affiliated entities alleging trademark infringement concerning the Company’s affiliated travel entity. Plaintiffs filed a motion seeking a Preliminary Injunction and the Court set a hearing on the motion for November 1, 2022. This case was resolved on December 29, 2022, and the Court entered a Dismissal with Prejudice on February 6, 2023.

(f)	Case No. 4:22-cv-00047; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Kimberley McLean, pending in the United States District Court for the Eastern District of Texas. On January 20, 2022, the Company filed suit against a former distributor. This matter remains pending as of December 31, 2022.

NOTE 17 - FAIR VALUE MEASUREMENTS OF FINANCIAL INSTRUMENTS

Our financial instruments consist of cash equivalents, if any, accounts receivable, notes receivable, investments in unconsolidated entities, accounts payable and convertible notes payable. The carrying amounts of cash equivalents, if any, trade accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these financial instruments.

Consistent with the valuation hierarchy contained in ASC Topic 820, we categorized certain of our financial assets and liabilities as follows:

	December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets

Investment in unconsolidated entities, net	$178,727	$-	-	178,727
Investment in marketable securities	4,251,225	4,251,225
Total assets	$4,429,952	$4,251,225	$-	$178,727
Liabilities

Convertible notes payable	$12,109,091	$-	$12,109,091	$-
Total liabilities	$12,109,091	$-	$12,109,091	$-

	March 31, 2022
	Total	Level 1	Level 2	Level 3
Assets

Investment in unconsolidated entities, net	$5,063,940	$-	$-	$5,063,940
Total assets	$5,063,940	$-	$-	$5,063,940
Liabilities

Convertible notes payable	$5,840,000	$-	$5,790,000	$50,000
Total liabilities	$5,840,000	$-	$5,790,000	$50,000

NOTE 18 - SUBSEQUENT EVENTS

In preparing these unaudited condensed consolidated financial statements, the Company has evaluated events and transactions subsequent to the balance sheet date of December 31, 2022, for potential recognition or disclosure through the date of this report. Except as disclosed below, no other events require adjustment to or disclosure in the Company’s unaudited condensed consolidated financial statements.

On February 3, 2023, the Company and DSS entered into a mutual release and termination of the business consulting agreement dated January 24, 2022 (the “Consulting Agreement”) effective December 31, 2022. The Parties agree and acknowledge that the Company’s accrued and unpaid service fees of $700,000 owed to DSS under the Consulting Agreement and, in lieu of a cash payment thereof, the Company shall issue to DSS 33,333,333 shares of the Company’s common stock (calculated on a pre-reverse split basis), reflecting a price per share of $0.021 (which price is the average of last five days’ closing price as per OTC Markets), in full satisfaction of any and all amounts due by the Company to DSS pursuant to the Consulting Agreement.

On February 28, 2023, the Company and DSSI, mutually agreed in a Letter Agreement (the “DSSI Letter Agreement”) to a mutual settlement of the interest accrued on the 2022 Note issued by the Company to DSSI. In accordance with the DSSI Letter Agreement, the Company agreed to issue 26,285,714 shares of the Company’s Common Stock, at a price per share of $0.021 in lieu of cash payment to satisfy the accrued and unpaid interest between the Issuance Date through and including December 31, 2022, equal to $552,000 owed to DSS under the DSSI Letter Agreement.

On April 17, 2023, the Company and DSSI, mutually agreed in a Letter Agreement (the “April 2023 Letter Agreement”) to issue 28,877,005 shares of the Company’s common stock (calculated on a pre-reverse split basis), reflecting a price per share of $0.0187 (the volume weighted average price of the Company’s Common Stock calculated over a period of 5 (five) consecutive trading days immediately preceding the date of the approval by the Company’s Board) to DSSI to satisfy the $540,000 of interest accrued on the 2022 Note as of March 31, 2023.

On March 24, 2023, the Company, DSS and DSSI, entered into a Securities Exchange and Amendment Agreement (the “Exchange and Amendment Agreement”). Pursuant to the Exchange and Amendment Agreement, the parties decided to (i) exchange and surrender the Stock Warrants under the SPA Agreement, (ii) exchange and surrender the fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock DSS received pursuant to the Consulting Agreement, (iii) exchange and surrender of the detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share under the June 2022 Refinancing Agreement, and amend the 2022 Note by removing all conversion rights granted by the 2022 Note.

In accordance with the Exchange and Amendment Agreement, the Company agreed to issue 25,000,000 shares of the Company’s Class A Common Stock in full satisfaction, exchange and payment for the exchanges and amendments set forth in the Exchange and Amendment Agreement.

F-21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Sharing Services Global Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Sharing Services Global Corporation, formerly Sharing Services, Inc. (the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity, for the each of the two fiscal years in the 23-month period ended March 31, 2022 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two fiscal years in the 23-month period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the Board of Directors and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Employee Stock Warrants

As described in Note 2 and Note 17 to the consolidated financial statements, the Company granted warrants to its employees and officers in connection with multi-year employment agreements which are exercisable at a variable exercise price.

The principal considerations for our determination that performing procedures relating to the valuation of employee stock warrants is a critical audit matter were (i) there was a high degree of auditor judgment and subjectivity in applying procedures relating to the fair value measurement of the warrants due to the significant amount of judgment by management when developing the estimate; (ii) significant audit effort was required in evaluating the significant assumptions relating to the estimates.

Our audit of the valuation of employee stock warrants included, but was not limited to, the following procedures:

●	understanding of controls relating to stock warrants granted;
●	examining original employment agreements;
●	reviewing management’s assumptions used in the valuation and revaluation of the fair value;
●	reviewing management’s criteria of allocation of expenses between compensatory expense and non-operating expense;
●	reviewing the fair value computations of the warrants at each revaluation date;
●	obtaining technical guidance from third party experts on the accounting treatment;
●	evaluating the sufficiency of the Company’s disclosures relating to share- based payments.

F-22

Investment in Unconsolidated Entities

As described in Note 9 to the consolidated financial statements, the Company made investments in certain unconsolidated entities.

The principal considerations for our determination that performing procedures relating to the valuation of the investments is a critical audit matter were (i) there was a high degree of auditor judgment and subjectivity in applying procedures relating to the fair value measurement of the investments due to the significant amount of judgment by management when developing the estimate; (ii) significant audit effort was required in evaluating the significant assumptions relating to the estimates.

Our audit of the valuation of investment in unconsolidated entities included, but was not limited to, the following procedures:

●	understanding of controls relating to investments made;
●	examining original investment agreements;
●	reviewing management’s assumptions used in the valuation and revaluation of the fair value of the investment;
●	reviewing management’s criteria of allocation of fair value between components of investment;
●	obtaining technical guidance from third party experts on the accounting treatment;
●	reviewing management’s assumptions for impairment of investment;
●	evaluating the valuation and presentation of the unrealized gain/loss on investments;
●	evaluating the adequacy of the Company’s disclosures relating to investment in unconsolidated entities;

Related Party Convertible Note Payable

As described in Note 9 to the consolidated financial statements, the Company entered into a securities purchase agreement with a related party pursuant to which a convertible note was issued with detached warrants.

The principal considerations for our determination that performing procedures relating to the accounting treatment of the transaction is a critical audit matter were (i) there was a high degree of auditor judgment and subjectivity in applying procedures relating to the fair value measurement of the transaction due to the significant amount of judgment by management when developing the estimate; (ii) significant audit effort was required in evaluating the significant assumptions relating to the estimates.

Our audit of the valuation of the convertible notes payable and attached warrants included, but was not limited to, the following procedures:

●	understanding of controls relating to the loan raised;
●	examining original convertible note and warrants agreements;
●	reviewing management’s assumptions used in the valuation of the note, warrants and related interest and fee;
●	reviewing management’s criteria of allocation of fair value allocation between note and warrants;
●	obtaining technical guidance from third party experts on the accounting treatment;
●	reviewing management’s assumptions for accounting treatment of the whole transaction;
●	evaluating the adequacy of the Company’s disclosures relating to the loan raised from related party;

Income Taxes

As described in Note 2 and Note 14 to the consolidated financial statements, the Company uses the asset and liability method in accounting for income taxes. The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“temporary differences”).

The principal considerations for our determination that auditing income tax matters is a critical audit matter included the significant judgment made by management when considering factors in assessing the more-likely-than-not tax position. In turn, such management’s assessment led to challenging and subjective auditor judgment in performing our audit procedures.

Our audit of income tax matters included, but was not limited to, the following procedures:

●	understanding of controls relating to management assessment of the tax positions;
●	reviewing management’s tax computations, testing the completeness and accuracy of data used in computations;
●	evaluating the appropriateness of the tax positions.

/s/ Ankit Consulting Services, Inc.

We have served as the Company’s auditor since September 2017.

Rancho Santa Margarita, California

June 20, 2022

F-23

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$17,023,266	$12,144,409
Trade accounts receivable	1,682,958	1,514,359
Income taxes receivable	300,000	1,011,740
Notes receivable, net	-	94,600
Inventory, net	4,374,236	2,471,310
Other current assets, net	3,511,282	2,403,634
Total Current Assets	26,891,742	19,640,052
Property and equipment, net	9,585,141	887,950
Right-of-use assets, net	593,389	428,075
Deferred income taxes, net	81,205	1,873,170
Investment in unconsolidated entities	5,063,940	-
Intangible assets, net	688,670	188,567
Other assets	260,637	219,142
TOTAL ASSETS	$43,164,724	$23,236,956

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$985,139	$1,295,174
Accrued sales commission payable	3,745,481	4,713,777
Employee stock warrants liability	452,050	3,132,161
State and local taxes payable	1,339,366	1,048,717
Note payable	-	1,040,400
Accrued and other current liabilities	3,079,782	4,827,414
Convertible notes payable, net of unamortized debt discount of $18,136,631 and unamortized deferred financing costs of $2,014,599 in 2022 and unamortized debt discount of $369 in 2021	9,898,770	99,631
Total Current Liabilities	19,500,588	16,157,274
Convertible notes payable, net of unamortized debt discount of $15,238 in 2021	-	34,762
Settlement liability, long-term	373,677	808,071
Lease liability, long-term	461,515	77,810
TOTAL LIABILITIES	20,335,780	17,077,917
Commitments and contingencies	-	-
Stockholders’ Equity	-	-
Preferred stock, $0.0001 par value, 200,000,000 shares authorized:
Series A convertible preferred stock, $0.0001 par value, 100,000,000 shares designated, 3,100,000 shares and 5,100,000 shares issued and outstanding in 2022 and 2021, respectively	310	510
Series B convertible preferred stock, $0.0001 par value, 10,000,000 shares designated, no shares issued and outstanding	-	-
Series C convertible preferred stock, $0.0001 par value, 10,000,000 shares designated, 3,220,000 shares and 3,230,000 shares issued and outstanding in 2022 and 2021, respectively	322	323
Common Stock, $0.0001 par value, 500,000,000 Class A shares authorized, 288,923,969 shares and 160,100,769 shares issued and outstanding in 2022 and 2021, respectively	28,892	16,010
Common Stock, $0.0001 par value, 10,000,000 Class B shares authorized, no shares issued and outstanding	-	-
Additional paid in capital	80,738,719	43,757,768
Shares to be issued	12,146	12,146
Accumulated deficit	(57,886,336)	(37,627,718)
Accumulated other comprehensive loss	(65,109)	-
Total Stockholders’ Equity	22,828,944	6,159,039
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,164,724	$23,236,956

The accompanying notes are an integral part of these consolidated financial statements.

F-24

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Fiscal Years Ended March 31,
	2022	2021
Net sales	$34,424,314	$64,811,151
Cost of goods sold	10,801,871	18,264,494
Gross profit	23,622,443	46,546,657
Operating expenses
Selling and marketing expenses	17,239,655	29,740,974
General and administrative expenses	19,714,963	18,983,209
Total operating expenses	36,954,618	48,724,183
Operating loss	(13,332,175)	(2,177,526)
Other income (expense)
Interest expense, net	(12,204,444)	(47,613)
Gain on employee warrants liability	2,511,350	530,335
Gain on extinguishment of debt	1,040,400	-
Impairment loss on assets	(1,610,523)	-
Unrealized gain on investments	3,663,940	-
Other non-operating expense	(211,035)	(134,726)
Total other income (expense), net	(6,810,312)	347,996
Loss before income taxes	(20,142,487)	(1,829,530)
Income tax benefit	(3,035,990)	(594,509)
Net loss	$(17,106,497)	$(1,235,021)
Other comprehensive loss (net of tax):
Currency translation adjustments	(65,109)	-
Total other comprehensive loss	(65,109)	-
Comprehensive loss	$(17,171,606)	$(1,235,021)
Loss per share:
Basic and diluted	$(0.08)	$(0.01)
Weighted average shares:
Basic and diluted	206,211,711	172,046,517

The accompanying notes are an integral part of these consolidated financial statements.

F-25

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,106,497)	$(1,235,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	655,267	163,248
Stock-based compensation	(2,120,111)	3,578,707
Deferred income taxes	(1,038,359)	(536,862)
Amortization of debt discount and other	12,231,501	18,647
Gain on extinguishment of debt	(1,040,400)	-
Impairment loss on assets	2,331,554	-
(Gain) loss on investments and other assets	(3,663,940)	114,599
Non-cash consulting expense	632,877	-
Provision for inventory obsolescence	635,137	1,095,068
Changes in operating assets and liabilities:
Accounts receivable	(163,599)	2,562,491
Inventory	(2,579,581)	1,235,523
Other current assets	1,098,003	(1,348,655)
Security deposits	(459)	(20,967)
Accounts payable	(304,637)	524,124
Income taxes payable	(2,110,592)	(714,692)
Lease liability	(19,073)	2,617
Accrued and other liabilities	(2,663,745)	(7,005,797)
Net Cash Used in Operating Activities	(15,226,654)	(1,566,970)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment	(9,331,967)	(914,336)
Payments for intangible assets	-	(190,151)
Payments for notes receivable	(579,790)	(204,879)
Collections of notes receivable	5,000	113,727
Payment for acquisition of nonconsolidated interests	(2,937,000)	-
Net Cash Used in Investing Activities	(12,843,757)	(1,195,639)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,078,607	3,023,390
Repayments of convertible notes payable	(100,000)	-
Proceeds from convertible notes payable	30,000,000	-
Proceeds from issuance of promissory notes payable	-	1,040,400
Repurchase of common stock	-	(899,500)
Net Cash Provided by Financing Activities	32,978,607	3,164,290
IMPACT OF CURRENCY RATE CHANGES ON CASH	(29,339)	-
Increase in cash and cash equivalents	4,878,857	401,681
Cash and cash equivalents, beginning of fiscal year	12,144,409	11,742,728
Cash and cash equivalents, end of fiscal year	$17,023,266	$12,144,409

Supplemental cash flow information
Cash paid for interest	$52,541	$5,071
Cash paid for income taxes	$47,489	$828,233
Supplemented disclosure of non-cash investing and financing activities:
Related party loan fees, consulting fees, and interest obligations settled with shares of common stock	$8,900,000	$-
Investment origination fee collected in shares of investee stock	$500,000	$-
Right-of-use assets obtained in exchange for operating lease liability	$523,998	$164,970
Settlement obligation satisfied with shares of common stock	$-	$400,000

The accompanying notes are an integral part of these consolidated financial statements.

F-26

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Fiscal Years Ended March 31,2022 and 2021

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid In Capital	Subscription Receivable	Shares to be Issued	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance - April 30, 2020	32,478,750	$3,248	10,000,000	$1,000	3,490,000	$349	136,072,386	$13,607	$38,871,057	$(114,405)	$11,785	$(1,532,355)	$(33,992,697)	$-	$3,261,589
Common stock issued for cash	-	-	-	-	-	-	30,000,000	3,000	5,397,000	-	-	-	(2,400,000)	-	3,000,000
Common stock issued upon settlement of litigation	-	-	-	-	-	-	10,000,000	1,000	399,000	-	-	-	-	-	400,000
Preferred stock retired	(5,628,750)	(563)	-	-	-	-	-	-	563	-	-	-	-	-	-
Conversions of preferred stock	(21,750,000)	(2,175)	(10,000,000)	(1,000)	(260,000)	(26)	32,010,000	3,201	-	-	-	-	-	-	-
Common stock redeemed upon settlement of stockholder litigation	-	-	-	-	-	-	(38,308,864)	(3,831)	(1,528,524)	-	-	1,532,355	-	-	-
Repurchase and retirement of common stock	-	-	-	-	-	-	(17,500,000)	(1,750)	(897,750)	-	-	-	-	-	(899,500)
Stock-based compensation expense	-	-	-	-	-	-	-	-	2,201,004	-	-	-	-	-	2,201,004
Proceeds from common stock warrants exercised	-	-	-	-	-	-	-	-	-	-	23,390	-	-	-	23,390
Stock warrants exercised	-	-	-	-	-	-	7,827,247	783	(570,177)	-	(23,029)	-	-	-	(592,423)
Subscription receivable impaired	-	-	-	-	-	-	-	-	(114,405)	114,405	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(1,235,021)	-	(1,235,021)
Balance – March 31, 2021	5,100,000	$510	-	$-	3,230,000	$323	160,100,769	$16,010	$43,757,768	$-	$12,146	$-	$(37,627,718)	$-	$6,159,039
Common stock issued for cash	-	-	-	-	-	-	50,000,000	5,000	5,245,000	-	-	-	(2,250,000)	-	3,000,000
Common stock issued for deferred financing costs and prepaid interest on debt	-	-	-	-	-	-	27,000,000	2,700	6,477,300	-	-	-	(1,080,000)	-	5,400,000
Conversions or retirements of preferred stock	(2,000,000)	(200)	-	-	(10,000)	(1)	10,000	1	200	-	-	-	-	-	-
Issuance of debt with beneficial conversion feature and in-the-money stock warrant, net of tax	-	-	-	-	-	-	-	-	21,330,000	-	-	-	-	-	21,330,000
Expiration of common stock puts	-	-	-	-	-	-	-	-	-	-	-	-	177,879	-	177,879
Stock-based compensation expense	-	-	-	-	-	-	-	-	3,780,000	-	-	-	-	-	3,780,000
Stock warrants exercised	-	-	-	-	-	-	51,813,200	5,181	148,451	-	-	-	-	-	153,632
Currency translation adjustments	-	-	-	-	-	-	-	-	-	-	-	-	-	(65,109)	(65,109)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	(17,106,497)	-	(17,106,497)
Balance – March 31, 2022	3,100,000	$310	-	$-	3,220,000	$322	288,923,969	$28,892	$80,738,719	$-	$12,146	$-	$(57,886,336)	$(65,109)	$22,828,944

The accompanying notes are an integral part of these consolidated financial statements.

F-27

SHARING SERVICES GLOBAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND BUSINESS

Sharing Services Global Corporation (“Sharing Services”) and its subsidiaries (collectively, the “Company”) aim to build shareholder value by developing or investing in innovative emerging businesses and technologies that augment the Company’s products and services portfolio as described below, business competencies, and geographic reach. The Company was incorporated in the State of Nevada in April 2015.

In June 2021, the Company, through a subsidiary, commenced operations in the Republic of Korea (South Korea).

Health and Wellness Products - The Company’s subsidiaries operating in the health and wellness products industry, which accounted for approximately 99% of the Company’s consolidated net sales during the fiscal year 2022 and 2021, market our products primarily through an independent sales force, using a direct selling business model under the proprietary brand “The Happy Co.” Currently, The Happy Co. TM markets and distributes its health and wellness products primarily in the United States (the “U.S.”) and Canada. In June 2021, the Company, through a subsidiary, commenced operations in the Republic of Korea (South Korea).

Subscription-Based Travel Services - Through its subsidiary, Hapi Travel Destinations, the Company established a subscription-based travel services business under the proprietary brand “Hapi Travel” in May 2022. The Hapi Travel TM services are designed to offer the opportunity to travel to destinations in the U.S. and abroad to people of all ages, demographics, and economic backgrounds. Hapi Travel provides entrepreneurial opportunities to its subscribers by capitalizing on both the direct selling model and the retail travel business model.

Company-Owned and Franchised Destination Cafes – In August 2021, Sharing Services and Hapi Café, Inc., a company affiliated with Heng Fai Ambrose Chan, a Director of the Company, entered into a Master Franchise Agreement (the “MFA”) pursuant to which Sharing Services acquired the exclusive franchise rights in North America to the brand “Hapi Café.” Under the terms of the MFA, Sharing Services, directly or through its subsidiaries, has the right to operate no less than five (5) corporate-owned stores and can offer to the public sub-franchise rights to own and operate other stores, subject to the terms and conditions contained in the MFA.

Targeted Ownership Interests – Directly or through its subsidiaries, the Company from time to time will invest in emerging businesses, using a combination of debt and equity financing, in efforts to leverage the Company’s resources and business competencies and to participate in the growth of these businesses. As part of the Company’s commitment to the success of these emerging businesses, the Company, directly or through its subsidiaries, also plans to offer non-traditional inventory financing, equity or debt financing, order fulfillment and logistic, CRM “Back Office” solutions, and other success-critical services to these businesses.

Corporate Name Change

Sharing Services Global Corporation was originally incorporated under the name Sharing Services, Inc. In January 2019, Sharing Services, Inc. changed its corporate name to Sharing Services Global Corporation to better reflect the Company’s strategic intent to grow its business globally. In connection with the name change, the Company adopted the trading symbol SHRG effective April 4, 2019. Prior to this the Company’s Common Stock traded under the symbol SHRV.

Change of Fiscal Year

In March 2021, Sharing Services changed its fiscal year-end from a fiscal year ending on April 30th to a fiscal year ending on March 31st. Accordingly, the accompanying financial statements reflect the results of operations and cash flows for the fiscal year ended March 31, 2022 (12 months) compared to the eleven months ended March 31, 2021.

F-28

The following table sets forth certain information about the Company’s results of operations for the twelve (12) months ended March 31, 2022, and 2021. The information for the twelve (12) months ended March 31, 2021, represents unaudited pro-forma information.

	12 Months Ended March 31,
	2022	2021
Net sales	$34,424,314	$74,664,436
Gross profit	$23,622,443	$53,630,538
Loss from continuing operations	$(20,142,487)	$(1,988,501)
Loss before income taxes	$(20,142,487)	$(1,988,501)
Income tax benefit	(3,035,990)	(1,782,278)
Net loss	$(17,106,497)	$(206,223)

Basic and diluted loss per share	$(0.08)	$(0.00)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of the Company and its consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the prior year’s data to conform with the current year’s presentation, primarily consisting of reclassification of the liability associated with uncertain tax positions of $904,643 as of March 31, 2021.

Use of Estimates and Assumptions

The preparation of financial statements in accordance with GAAP requires the use of judgment and requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosures about contingent assets and liabilities, if any. Matters that require the use of estimates and assumptions include, among others: the recoverability of accounts receivable, the valuation of inventory, the useful lives of fixed assets, the assessment of long-lived assets for impairment, the nature and timing of satisfaction of multiple performance obligations resulting from contracts with customers, the allocation of the transaction price to multiple performance obligations in a sales transaction, the measurement and recognition of right-of-use assets and related lease liabilities, the valuation of share-based compensation awards, the provision for income taxes, the measurement and recognition of uncertain tax positions, and the valuation of loss contingencies, if any. Actual results may differ from these estimates in amounts that may be material to our consolidated financial statements. We believe that the estimates and assumptions used in the preparation of our consolidated financial statements are reasonable.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include recent customer remittances deposited with our merchant processors at the balance sheet date, which generally settle within 24 to 72 hours. As of March 31, 2022, and 2021, cash and cash equivalents included cash held by our merchant processors of $3.3 million and $6.2 million, respectively, including $3.0 million and $4.9 million, respectively held by one merchant processor. In addition, as of March 31, 2022, and 2021, cash and cash equivalents held in bank accounts in foreign countries in the ordinary course of business were $1.4 million and $1.6 million, respectively. Amounts held by our merchant processor or held in bank accounts located in foreign countries are generally not insured by any federal agency.

F-29

Accounts Receivable and Allowance for Doubtful Accounts

As of March 31, 2022, and 2021, accounts receivable was $1.7 million and $1.5 million, which represents primarily amounts due from one merchant processor of approximately $1.5 million and $1.5 million, respectively. On a quarterly basis, the Company evaluates the collectability of its accounts receivable and reviews current economic trends and its historical collection data to determine the adequacy of its allowance for doubtful accounts, if any, based on its historical collection data and current information. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2022, and 2021, the Company determined that no allowance was necessary.

Inventory and Cost of Goods Sold

Inventory consists of product held for sale in the normal course of our business. Inventory is stated at the lower of cost, determined using the first-in, first-out (“FIFO”) method, or net realizable value. Inventory cost reflects direct product costs and certain shipping and handling costs, such as in-bound freight. When estimating the net realizable value of inventory, we consider several factors including estimates of future demand for the product, historical turn-over rates, the age and sales history of the inventory, and historic and anticipated changes in our product offerings. See Note 6 – “INVENTORIES” below for more information.

Physical inventory counts are performed at all facilities on a quarterly basis. Between physical counts, management estimates inventory shrinkage based on the Company’s historical experience. The Company periodically assesses the realizability of its inventory based on evaluation of its inventory levels against historical and anticipated sales. During the fiscal year ended March 31, 2022, and 2021, the Company recognized a provision for inventory losses of $635,137 and $1.1 million, respectively, in connection with health and wellness products that were either damaged, expired, or slow-moving, based on the Company’s historical and anticipated sales. The Company reports its provisions for inventory losses in cost of goods sold in its consolidated statements of operations.

Cost of goods sold includes actual product costs, vendor rebates and allowances, if any, inventory shrinkage and certain shipping and handling costs, such as in-bound freight, associated with product sold. All other shipping and handling costs, including the cost to ship product to customers, are included in selling and marketing expenses in our consolidated statements of operations when incurred.

Property and Equipment

Property and equipment are recorded at cost and reported net of accumulated depreciation. Depreciation expense is recognized over an asset’s estimated useful life using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the term of the related lease, including lease renewals considered reasonably assured. The estimated useful lives of our property and equipment are as follows:

●	Buildings and building improvements– shorter of 39 years or remaining useful life of the asset
●	Furniture and fixtures – 3 years
●	Office equipment – 5 years
●	Computer Equipment – 3 years
●	Computer software – 3 years
●	Leasehold improvements – shorter of the remaining lease term or estimated useful live of the asset

The estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. The recoverability of long-lived assets is assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable, by comparing the net carrying amount of each asset to the total estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 when (or as) it transfers control of the promised goods and services to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services.

Revenue is recognized net of amounts due to taxing authorities (such as local and state sales tax). The Company’s customers place sales orders online and through the Company’s “back-office” operations, which creates a contract and establishes the transaction price. With respect to products sold, the Company’s performance obligation is satisfied upon receipt of the products by the customer. With respect to subscription-based revenue, including independent distributor membership fees, the Company’s performance obligation is satisfied over time (generally, up to one year). With respect to customer loyalty points awarded, the Company’s performance obligation is satisfied at the earliest of (a) the redemption or expiration date, or (b) when it is no longer probable the points will be redeemed. The Company assesses the probability an awards of customer loyalty points will be redeemed, based on its historic breakage rates. The timing of revenue recognition may differ from the time when the Company invoices the customer and/or collects payment. The Company has elected to treat shipping and handling costs as an activity to fulfill its performance obligations, rather than a separate performance obligation.

F-30

During the fiscal year ended March 31, 2022, a subsidiary of the Company introduced a Customer Loyalty Program which enables customers to earn points in a purchase transaction or through other means. The points are not redeemable for cash or product. Upon reaching 1,500 points, a customer may redeem the points and receive a $10 loyalty rewards card or certificate, that may be used when purchasing product. Points and loyalty rewards cards or certificates expire one year for the issuance date. However, points, loyalty rewards cards, and certificates are forfeited if the customer fails to remain active for a period of 90-days. The Company allocates a portion of the sales transaction price to each of its performance obligations therein, including points earned, and deferred revenue recognition until the earlier of (a) redemption or expiration of the rights conferred by the points or (b) the date when it is not probable the points will be redeemed (for example, because the holder is no longer an active customer).

As of March 31, 2022, and 2021, deferred revenue associated with product invoiced but not received by customers at the balance sheet date was $344,071 and $1.2 million, respectively; deferred revenue associated with unfulfilled performance obligations for services offered on a subscription basis was $70,968 and $153,216, respectively; deferred sales revenue associated with unfulfilled performance obligations for customers’ right of return was $63,890 and $95,780, respectively; and deferred sales revenue associated with customer loyalty points outstanding was $68,287 and $0, respectively. Deferred sales revenue is expected to be recognized over one year.

During the fiscal year ended March 31, 2022, and 2021, no individual customer, or related group of customers, represents 10% or more of our consolidated net sales. During the fiscal year ended March 31, 2022, approximately 66% of consolidated net sales were to consumers (including 32% to recurring customers, referred to herein as “SmartShip” sales, and approximately 34% to new customers) and approximately 34% of net sales were to independent distributors. During the fiscal year ended March 31, 2021, approximately 71% of our net sales were to consumers (including 43% to recurring customers, which we refer to as “SmartShip” sales, and approximately 28% to new customers) and approximately 29% of our net sales were to our independent distributors.

During the fiscal year ended March 31, 2022, and 2021, approximately 87% and 94%, respectively, of our consolidated net sales are to customers and independent distributors located in the U.S. (based on the customer’s shipping address). No other country represented more than 10% of total sales.

During the fiscal year ended March 31, 2022, substantially all the Company’s net sales are from health and wellness products (including approximately 33% from the sale of Nutraceutical products, approximately 32% from the sale of coffee and other functional beverages, approximately 11% from the sale of weight management products, and approximately 17% from the sale of all other health and wellness products). During the fiscal year ended March 31, 2021, approximately 99% of consolidated net sales are from our health and wellness products (including approximately 52% from the sale of Nutraceutical products, approximately 17% from the sale of coffee and coffee-related products, and approximately 30% from the sale of all other health and wellness products). During the fiscal year ended March 31, 2022, and 2021, our ten top selling products represent approximately 50% and 54%, respectively, of our consolidated net sales.

During the fiscal year ended March 31, 2022, and 2021, product purchases from one U.S.-based supplier accounted for approximately 64% and 99%, respectively, of total product purchases. In addition, during the fiscal year ended March 31, 2022, 33% of total product purchases were from one third-party supplier located in South Korea.

Sales Commissions

The Company recognizes sales commission expense when incurred. In the fiscal year ended March 31, 2022, and 2021, sales commission expense was approximately $16.3 million and $29.4 million, respectively, and is included in selling and marketing expenses in our consolidated statements of operations. The Company measures and recognizes sales commission expense based on the Company’s Distributor Compensation Plan. The Company’s independent distributors can earn commissions when they sell Company products to retail customers or to their downline independent distributors. Additionally, they can earn commissions when their personally sponsored distributors (or downline) sell products to end users. There is no limit as to the number of personally enrolled distributors or retail customers that an independent distributor may have and earned compensation for.

F-31

Share-Based Payments

The Company accounts for stock-based compensation awards to its directors, officers, and employees in accordance with ASC Topic 718, Compensation – Stock Compensation (“ASC 718”). During the fiscal year 2020, the Company, through a subsidiary, entered into multi-year employment agreements with certain employees. In general, each employment agreement contains (a) an Initial Warrant that vested immediately and is exercisable at a fixed exercise price and (b) Subsequent Warrants that vest over time and are exercisable at an exercise price calculated by multiplying a specified discount rate by the 10-day average stock price determined at the time of exercise. Generally, a Subsequent Warrants tranche vests in full at each anniversary of the employment agreement effective date, during the contractual term of employment. See Note 17 – “STOCK-BASED COMPENSATION” for more information.

As stated above, some stock warrants issued in connection with these multi-year employment agreements are exercisable at a variable exercise price, a price equal to the discounted 10-day average stock price determined at the time of exercise. In general, the Company begins recognizing the compensatory nature of the warrants at the service inception date and ceases recognition at the vesting date. Due to the variable nature of the exercise price for some grants, however, the Company remeasures compensation expense associated with these awards after the service period ends and until the warrant is exercised or expires. As such, the Company’s stock-based compensation expense contains components associated with (i) awards that have a fixed exercise price whose fair value is measured at the grant date and (ii) awards with a variable exercise price whose value is measured at the balance sheet date, including fully vested awards. The Company recognizes the income/expense component associated with the subsequent measure of fully vested awards as non-operating income/expense.

In the fiscal year ended March 31, 2022, income recognized in connection with stock-based compensation awards was $2.3 million, including (a) compensatory expense of $186,264 and (b) income associated with the subsequent measure of fully vested awards (see preceding paragraph) of $2.5 million. In the fiscal year ended March 31, 2021, expense recognized in connection with stock-based compensation awards was $3.0 million, including (a) compensatory expense of $3.6 million and (b) income associated with the subsequent measure of fully vested awards of $530,335.

Lease Accounting

The Company determines if an arrangement is a lease at inception. Determining whether a contract contains a lease includes judgment regarding whether the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. The Company accounts for its lease obligations in accordance with ASC Topic 842, Leases, which requires lessees to, among other things, report on their balance sheets a right-of-use asset and a lease liability measured based on the present value of future lease payments over the term of the lease agreements for agreements classified as operating leases.

For all arrangements as a lessee, the Company has elected an accounting policy to combine non-lease components with the related-lease components and treat the combined items as a lease for accounting purposes. The Company measures lease related assets and liabilities based on the present value of lease payments, including in-substance fixed payments, variable payments that depend on an index or rate measured at the commencement date, and the amount the Company believes is probable the Company will pay the lessor under residual value guarantees when applicable. The Company discounts lease payments based on the Company’s estimated incremental borrowing rate at lease commencement (or modification), which is primarily based on the Company’s estimated credit rating, the lease term at commencement, and the contract currency of the lease arrangement. The Company has elected to exclude short term leases (leases with an original lease term less than one year) from the measurement of lease-related assets and liabilities.

The Company tests right-of-use assets in an operating or finance lease at the asset group level (because these assets are long-lived nonfinancial assets and should be accounted for the same way as other long-lived nonfinancial assets) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company leases space for its corporate headquarters, warehouse space, automobiles, and office and other equipment, under lease agreements classified as operating leases. See Note 13 – “LEASES” below for more information about the Company’s lease obligations.

Foreign Currency

During the fiscal year ended March 31, 2022, and 2021, approximately 87% and 94%, respectively, of our consolidated net sales are denominated in U.S. Dollars. During the fiscal year ended March 31, 2022, and 2021, sales denominated in no other currency accounted for 10% or more of net sales.

F-32

As part of its growth initiatives, the Company recently expanded operations outside the United States. The functional currency of each of our foreign operations is generally the respective local currency. Balance sheet accounts are translated into U.S. dollars (our reporting currency) at the rates of exchange in effect at the balance sheet date, while the results of operations and cash flows are generally translated using average exchange rates for the periods presented. Individually material transactions, if any, are translated using the actual rate of exchange on the transaction date. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss in our consolidated balance sheets.

In June 2021, the Company expanded its geographical footprint, and through its wholly owned subsidiary, commenced operations in the Republic of Korea (South Korea). The following exchange rates between the South Korean Won and the U.S. Dollar (“USD”) were used to translate the Company’s Korean operation’s financial statements:

South Korean Won per USD
Exchange rate as of March 31, 2022	1,212.99
Average exchange rate for the fiscal year ended March 31, 2022	1,167.39

Income Taxes

The Company uses the asset and liability method and follows ASC Topic 740 – Income Taxes (“ASC 740”) in accounting for its income taxes. The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“temporary differences”). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which temporary differences are anticipated to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in measuring results of operations in the period that includes the enactment date. Deferred tax assets are evaluated periodically, and a valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to the amount expected to be realized unless it is more-likely-than-not that the assets will be realized in full. When assessing whether it is more-likely-than-not that the deferred tax assets will be realized, management considers multiple factors, including recent earnings history, expectations of future earnings, available carryforward periods, the availability of tax planning strategies, and other relevant quantitative and qualitative factors.

In determining the provision for income taxes, an annual effective income tax rate is used based on annual income, permanent differences between book and tax income, and statutory income tax rates. Accounting for income taxes involves judgment and the use of estimates.

The Company recognizes a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in its tax returns, unless the weight of available evidence indicates it is more-likely-than-not that the tax position will be sustained on audit, including resolution through available appeals processes. We measure the tax position as the largest amount which is more-likely-than-not of being realized. The Company considers many factors when evaluating and estimating the Company’s tax positions, which may require periodic adjustments when new facts and circumstances become known. See Note 14 – “INCOME TAXES” for more information about the Company’s accounting for income taxes.

Investments

Investments in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for using the equity method of accounting. Significant influence is generally considered to exist when the Company has voting shares representing 20% to 50%, and other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. Under this method of accounting, the Company records its proportionate share of the net earnings or losses of equity method investments and a corresponding increase or decrease in the investment balances. Dividends received from equity method investments are recorded as reductions in the cost of such investments. The Company generally considers an ownership interest of 20% or higher to represent significant influence. The Company accounts for the investments in entities over which it has neither control nor significant influence, and no readily determinable fair value is available, using the investment’s cost minus any impairment, if necessary.

Investments are evaluated for impairment when facts or circumstances indicate that the fair value of a long-term investment is less than the carrying value. An impairment loss is recognized when a decline in fair value is determined to be other-than-temporary. The Company reviews several factors to determine whether a loss is other-than-temporary. These factors include, but are not limited to, the: (i) nature of the investment; (ii) cause and duration of the impairment; (iii) extent to which fair value is less than cost; (iv) financial condition and near-term prospects of the investment; and (v) ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

F-33

Related Parties

A party is considered to be related to the Company if it, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its separate interests.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the increase or decrease in stockholders’ equity during a period as a result of transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. For each of the fiscal years presented herein, the Company’s components of comprehensive loss included net loss and foreign currency translation adjustments, as reported in the consolidated statements of operations and comprehensive loss.

Segment Reporting

The Company follows ASC Topic 280, Segment Reporting. The Company’s management reviews the Company’s consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and has determined that the Company’s reportable segments are: (a) the sale of health and wellness products, and (b) the sale of other products and services. See Note 19 – “BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION” for more information about the Company’s reportable segments.

Recently Issued Accounting Standard - Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12, among other things, (a) eliminates the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income (or a gain) from other items, (b) eliminates the exception to the general methodology for calculating income taxes in an interim period when the year-to-date loss exceeds the anticipated loss for the year, (c) requires than an entity recognize a franchise tax (or a similar tax) that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, and (d) requires than an entity reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation for the interim period that includes the enactment date. For public companies, these amendments are effective for fiscal years, and interim periods within those fiscal years, that begin after December 15, 2020. The Company adopted the provisions of ASU 2019-12 effective April 1, 2021, and such adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Standard - Pending Adoption

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (ASU 2020-06), which simplifies the accounting for certain convertible instruments. Among other things, under ASU 2020-06, the embedded conversion features no longer must be separated from the host contract for convertible instruments with conversion features not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. ASU 2020-06 also eliminates the use of the treasury stock method when calculating the impact of convertible instruments on diluted Earnings per Share. For the Company, the provisions of ASU 2020-06 are effective for its fiscal quarter beginning on April 1, 2024. Early adoption is permitted, subject to certain limitations. The Company is evaluating the potential impact of adoption on its consolidated financial statements.

NOTE 3 – FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash equivalents, if any, accounts receivable, notes receivable, investments in unconsolidated entities, accounts payable, and notes payable, including convertible notes. The carrying amounts of cash equivalents, if any, accounts receivable, notes receivable, and accounts payable approximate their respective fair values due to the short-term nature of these financial instruments.

The Company’s measures and discloses the fair value of its financial instruments under the provisions of ASC Topic 820 – Fair Value Measurement, as amended (“ASC 820”). The Company defines “fair value” as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. ASC 820 establishes a three-level hierarchy for measuring fair value and requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There were no transfers between the levels of the fair value hierarchy during the periods covered by the accompanying consolidated financial statements.

F-34

Consistent with the valuation hierarchy contained in ASC 820, we categorized certain of our financial assets and liabilities as follows:

	As of March 31, 2022
	Total	Level 1		Level 2		Level 3
Assets
Investment in unconsolidated entities	$5,063,940	$		$		$5,063,940
Total assets	$5,063,940	$		$		$5,063,940
Liabilities
Convertible notes payable	$5,840,000		$-		$5,790,000	$50,000
Total liabilities	$5,840,000		$-		$5,790,000	$50,000

	As of March 31, 2021
	Total	Level 1	Level 2	Level 3
Assets
Notes receivable	$94,600	$-	$-	$94,600
Total assets	$94,600	$-	$-	$94,600
Liabilities
Notes Payable	$1,040,400	$-	$-	$1,040,400
Convertible notes payable	134,393	-	-	134,393
Total liabilities	$1,174,793	$-	$-	$1,174,793

Certain of the Company’s investments in unconsolidated entities are valued for purposes of this disclosure using unobservable inputs, since there are no observable market transactions for such investments. The fair value of notes receivable approximates the carrying value due to the short-term nature of the note. See Note 5 below for more information about our notes receivable.

As of March 31, 2022, convertible notes payable (including current maturities) are reported in our consolidated financial statements at amortized cost of $30.1 million, less unamortized debt discount and deferred financing costs, in the aggregate, of $20.2 million. As of March 31, 2021, convertible notes payable (including current maturities) are reported in our consolidated financial statements at amortized cost of $150,000, less unamortized debt discount of $15,607. Notes payable and certain convertible notes payable are valued for purposes of this disclosure using discounted cash flows and observable interest rates whenever available. See Notes 10 and 12 below for more information about our notes and convertible notes payable.

NOTE 4 – EARNINGS (LOSS) PER SHARE

The Company calculates basic earnings (loss) per share by dividing net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is calculated similarly but reflects the potential impact of shares issuable upon the conversion or exercise of our outstanding convertible Preferred Stock, convertible notes payable, stock warrants and other commitments to issue Common Stock, except where the impact would be anti-dilutive, as defined in GAAP.

The following table sets forth the computations of basic and diluted earnings (loss) per share for the periods indicated:

	Fiscal Year Ended March 31,
	2022	2021
Net loss	$(17,106,497)	$(1,235,021)

Weighted average basic and diluted shares	206,211,711	172,046,517
Earnings (loss) per share:
Basic and diluted	$(0.08)	$(0.01)

F-35

The following potentially dilutive securities and instruments were outstanding on the dates indicated, but excluded from the table above because their impact would be anti-dilutive:

	As of March 31,
	2022	2021
Convertible notes payable	158,403,141	10,406,100
Stock warrants	68,475,290	34,128,212
Convertible Preferred Stock	7,307,589	20,879,530
Total potential incremental shares	234,186,020	65,413,842

NOTE 5 – NOTES RECEIVABLE, NET

In January 2021, the Company, through a wholly owned subsidiary, and 1044PRO, LLC (“1044 PRO”) entered into a Funding Agreement pursuant to which the Company agreed to provide to 1044 PRO loans under a $250,000 revolving credit line. In December 2021, the parties to the Funding Agreement entered into a modification to the Funding Agreement pursuant to which the parties agreed to increase the amount of the revolving credit line to $310,000. Borrowings under the credit line, as amended, are payable in monthly installments in amounts determined in relation to the amount of each cash advance. In connection with the Funding Agreement, the Company acquired a 10% equity interest in 1044 PRO and a security interest in 1044 PRO’s cash receipts and in substantially all 1044 PRO’s assets.

On January 26, 2022, the parties to the Funding Agreement discussed in the preceding paragraph entered into a new Loan Agreement pursuant to which the Company agreed to loan to 1044Pro up to and additional $250,000, of which $125,000 was funded immediately. Borrowings under the Loan Agreement bear interest at 10%, are payable in full on or before July 26, 2023, and are secured by a security interest in substantially all 1044Pro’s assets and a security interest in 50% of 1044Pro’s members’ interest. Borrowings under the Loan Agreement are further secured by a personal guaranty executed by a member of 1044Pro.

On January 14, 2022, the Company and MojiLife, LLC (“MojiLife”), an unconsolidated subsidiary of the Company, entered into a loan agreement pursuant to which the Company agreed to provide to MojiLife a loan in the amount of $150,000. Borrowings are payable in equal monthly installment of $8,333 and are due in full on July 14, 2023.

On a quarterly basis, the Company evaluates the collectability of its notes receivable and reviews current economic trends and its historical collection data to determine the adequacy of its allowance for impairment losses based on its historical collection data and other relevant information. An estimate for impairment losses is recognized when collection of the full amount is no longer probable. Note balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Notes receivable consist of the following:

	As of March 31,
	2022	2021
1044PRO, LLC	$436,520	$189,199
MojiLife, LLC	150,000	-
Other	15,000	20,000
	601,520	209,199
Allowance for obsolescence	(601,520)	(114,599)
	$-	$94,600

The following table reflects the activity in the allowance for impairment losses for the periods presented:

	Fiscal Year Ended March 31,
	2022	2021
Balance at beginning of fiscal year	$114,599	$-
Provision for estimated impairment losses	491,921	114,599
Write-offs and recoveries	(5,000)	-
Balance at end of fiscal year	$601,520	$114,599

F-36

NOTE 6 – INVENTORY, NET

Inventory consists of the following:

	As of March 31,
	2022	2021
Finished Goods	$4,482,291	$2,556,368
Allowance for obsolescence	(108,055)	(85,058)
	$4,374,236	$2,471,310

The increase in finished goods as of March 31, 2022, compared to as of March 31, 2021, reflects the inventory of the Company’s South Korean subsidiary (primarily skin care products) that started its operations in June 2021, of approximately $1.9 million.

The following table reflects the activity in the allowance for inventory obsolescence for the periods presented:

	Fiscal Year Ended March 31,
	2022	2021
Balance at beginning of fiscal year	$85,058	$-
Provision for estimated obsolescence	635,137	1,095,068
Write-offs and recoveries	(612,140)	(1,010,010)
Balance at end of fiscal year	$108,055	$85,058

NOTE 7 – OTHER CURRENT ASSETS, NET

Other current assets consist of the following:

	As of March 31,
	2022	2021
Prepaid consulting fees	$2,867,123	$-
Inventory-related deposits	384,477	1,845,722
Employee advances	-	320,631
Prepaid insurance and other operational expenses	201,275	210,665
Deposits for sales events	222,540	-
Right to recover asset	15,632	26,616
Subtotal	3,691,047	2,403,634
Less: allowance for losses	(179,765)	-
	$3,511,282	$2,403,634

Prepaid consulting fees represent the fair value on the grant date of stock warrants issued to DSS in January 2022 for consulting services to be rendered over a year from the issue date (see Note 15 for more information). Prepaid insurance and other operational expenses consist of payments for goods and services (such as freight, trade show expenses and insurance premiums) which are expected to be realized in the next operating cycle. Right to recover asset is associated with our customers’ right of return and is expected to be realized in one year or less. As of March 31, 2022, and 2021, employee advances include $0 and $320,631, respectively, due from an employee in connection with payroll tax obligations associated with the exercise of compensatory stock warrants. In the fiscal year ended March 31, 2022, the Company recognized a provision for losses in connection with certain inventory-related deposits for which recoverability is less than certain.

NOTE 8 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	As of March 31,
	2022	2021
Building and building improvements	$8,976,878	$-
Computer software	875,925	734,510
Furniture and fixtures	237,045	230,685
Computer equipment	223,424	197,419
Leasehold improvements and other	263,208	106,877
Total property and equipment	10,576,480	1,269,491
Impairment of property and equipment	(100,165)	-
Accumulated depreciation and amortization	(891,174)	(381,541)
	$9,585,141	$887,950

Depreciation and amortization expense in connection with the Company’s property and equipment for the fiscal year ended March 31, 2022, and 2021 was $534,371 and $161,663, respectively. During the fiscal year ended March 31, 2022, the Company recognized an impairment loss of $100,165 in connection with its formal plans to reorganize its Korean operations. See Note 20, “SUBSEQUENT EVENTS” for more details.

F-37

In December 2021, the Company, through as subsidiary, purchased an office building in Lindon, Utah for $8,942,640, including $3,675,000 allocated to land. The capitalized costs include legal and other professional fees incurred directly in connection with the purchase of the property. The Company assessed a useful life of the building (28 years). Depreciation and amortization expense for the fiscal year ended March 31, 2022, include $48,007 in connection with the building. On June 15, 2022, the Company and American Pacific Bancorp, Inc. (“APB”) entered a Loan Agreement pursuant to which APB loaned to the Company approximately $5.7 million. The loan is secured by a first mortgage interest on the Lindon, Utah building. See Note 20, “SUBSEQUENT EVENTS” for more details.

During the fiscal year ended March 31, 2021, the Company capitalized $715,354 in computer software in connection with upgrades to its information technology systems placed in service. In addition, during the fiscal year ended March 31, 2021, the Company incurred $163,106 in capitalizable costs primarily in connection with leasehold improvements for office facilities and ongoing upgrades to its information technology systems yet to be placed in service. These costs were reported in other assets in our consolidated balance sheets until the related assets were placed in service in 2022.

NOTE 9 – INVESTMENT IN UNCONSOLIDATED ENTITIES

In September 2021, the Company, Stemtech Corporation (“Stemtech”) and Globe Net Wireless Corp. (“GNTW”) entered into a Securities Purchase Agreement (the “SPA”) pursuant to which the Company invested $1.4 million in Stemtech in exchange for: (a) a Convertible Promissory Note in the amount of $1.4 million in favor of the Company (the “Convertible Note”) and (b) a detachable Warrant to purchase shares of GNTW common stock (the “GNTW Warrant”). Stemtech is a subsidiary of GNTW. As an inducement to enter into the SPA, GNTW agreed to pay to the Company an origination fee of $500,000, payable in shares of GNTW’s common stock. The Convertible Note matures on September 9, 2024, bears interest at the annual rate of 10%, and is convertible, at the option of the holder, into shares of GNTW’s common stock at a conversion rate calculated based on the closing price per share of GNTW’s common stock during the 30-day period ended September 19, 2021. The GNTW Warrant expires on September 13, 2024 and conveys the right to purchase up to 1.4 million shares of GNTW’s common stock at a purchase price calculated based on the closing price per share of GTNW’s common stock during the 10-day period ended September 13, 2021. In September 2021, GNTW issued to the Company 154,173 shares of its common stock, or less than 1% of the shares of GNTW then issued and outstanding, in payment of the origination fee.

The Company carries its investment in the Convertible Note, the GNTW Warrant and the shares of GNTW common stock at fair value in accordance with U.S. GAAP. During the fiscal year ended March 31, 2022, the Company recognized unrealized gains, before income tax, of $3.7 million in connection with its investment in the Convertible Note, the GNTW Warrant and the shares of GNTW common stock.

In September 2021, the Company entered into a Membership Unit Purchase Agreement pursuant to which the Company acquired a 30.75% equity interest in MojiLife, LLC, a limited liability company organized in the State of Utah, in exchange for $1,537,000. MojiLife is an emerging growth distributor of technology-based consumer products, such as cordless scent diffusers, for the home and the car, as well as proprietary home cleaning products and accessories.

Investment in unconsolidated entities consists of the following:

	As of March 31,
	2022	2021
Investment in detachable GNTW stock warrant	$3,570,000	$-
Investment in GNTW common stock	393,141	-
Investment in Stemtech convertible note	1,100,799	-
Investment in MojiLife, LLC	1,537,000	-
Subtotal	6,600,940	-
Less, allowance for impairment losses	(1,537,000)	-
	$5,063,940	$-

On a quarterly basis, the Company evaluates the recoverability of its investments and reviews current economic trends to determine the adequacy of its allowance for impairment losses based on each investee financial performance data and other relevant information. An estimate for impairment losses is recognized when recovery in fill of the Company’s investment is no longer probable. Investment balances are written off against the allowance after the potential for recovery is considered remote.

F-38

The following table reflects the activity in the allowance for impairment losses for the periods presented:

	Fiscal Year Ended March 31,
	2022	2021
Balance at beginning of fiscal year	$-	$-
Provision for estimated impairment losses	1,537,000	-
Balance at end of fiscal year	$1,537,000	$-

NOTE 10 – NOTES PAYABLE

In May 2020, the Company was granted a loan (the “PPP Loan”) by a commercial bank in the amount of $1,040,400, pursuant to the Paycheck Protection Program features of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). The Company’s borrowings under the PPP Loan were eligible for loan forgiveness pursuant to the CARES Act. As of March 31, 2021, loan principal in the amount of $1,040,400, excluding accrued but unpaid interest of $8,922, was outstanding. In May 2021, the Company was notified by the lender that the Company’s obligations under the PPP Loan were forgiven effective May 25, 2021.

NOTE 11 – ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consist of the following:

	As of March 31,
	2022	2021
Deferred sales revenues	$547,217	$1,449,359
Liability associated with uncertain tax positions	921,987	904,643
Accrued severance expense	-	700,000
Payroll and employee benefits	478,360	523,454
Settlement liability, current portion	341,919	376,921
Lease liability, current portion	134,578	373,398
Other operational accruals	655,721	499,639
	$3,079,782	$4,827,414

Lease liability, current portion, represent obligations due within one year under operating leases for office space, automobiles, and office equipment. See Note 13 – “LEASES” below for more information.

NOTE 12 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following:

	Maturity	Interest	Conversion Price	As of March 31,
Issuance Date	Date	Rate	(per share)	2022	2021
April 2021	April 2024	8%	$0.20	$30,000,000	$-
October 2017	October 2022	12%	$0.15	50,000	50,000
April 2018	April 2021	0%	$0.01	-	100,000
Total convertible notes payable				30,050,000	150,000
Less: unamortized debt discount and deferred financing costs				20,151,230	15,607
Subtotal				9,898,770	134,393
Less: current portion of convertible notes payable				9,898,770	99,631
Long-term convertible notes payable				$-	$34,762

The Company’s convertible notes are convertible, at the option of the holder, into shares of the Company’s Common Stock at the conversion prices indicated above. The April 2018 convertible note was paid in full in March 2022.

In October 2017, the Company issued a Convertible Promissory Note in the principal amount of $50,000 (the “Note”) to HWH International, Inc (“HWH” or the “Holder”). HWH is affiliated with Heng Fai Ambrose Chan, who in April 2020 became a Director of the Company. The Note is convertible into 333,333 shares of the Company’s Common Stock. Concurrent with issuance of the Note, the Company issued to HWH a detachable warrant to purchase up to an additional 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. Under the terms of the Note and the detachable stock warrant, the Holder is entitled to certain financing rights. If the Company enters into more favorable transactions with a third-party investor, it must notify the Holder and may have to amend and restate the Note and the detachable stock warrant to be identical. HWH has informed the Company that it believes that during the term of the Note, the Company has granted more favorable financing terms to third-party lenders. As of the date of this Registration Statement, the Company and HWH are evaluating alternative options to settle this Note in the foreseeable future.

F-39

In April 2021, the Company and Decentralized Sharing Systems, Inc. (“DSSI”) entered into a Securities Purchase Agreement, pursuant to which the Company issued: (a) a Convertible Promissory Note in the principal amount of $30.0 million (the “Note”) in favor of DSSI, and (b) a detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, and DSSI loaned to the Company $30.0 million. DSSI, is a subsidiary of DSS, Inc. (formerly Document Security Systems, Inc.) (“DSS”), and, together with DSS, is a majority shareholder of the Company. Under the terms of the loan, the Company agreed to pay to DSSI a loan origination fee of $3.0 million, payable in shares of the Company’s Class A Common Stock, at the rate of $0.20 per share. The Note bears interest at the annual rate of 8% and matures on April 5, 2024, subject to certain acceleration provisions upon the occurrence of an Event of Default, as defined in the Note. In addition, the Note is payable on demand by the holder. Accordingly, the Company classifies as current its obligation under the Note. At any time during the term of the Note, all or part of the Note, including the principal amount less unamortized prepaid interest, if any, plus any accrued interest can be converted into shares of the Company’s Class A Common Stock at the rate of $0.20 per share, at the option of the holder. Interest on the Note is pre-payable annually in cash or in shares of the Company’s Class A Common Stock, at the option of the Company, except that interest for the first year is pre-payable in shares of the Company’s Class A Common Stock, at the rate of $0.20 per share.

In connection with the issuance of the Note and the detachable Warrant, the Company allocated $15.0 million of the net proceeds from the loan to the detachable Warrant, allocated $12.0 million of the net proceeds to the beneficial conversion feature embedded in the Note and recognized deferred financing costs of $3.0 million. The resulting debt discount and the deferred financing costs are being amortized into interest expense over the term of the note (three years). During the fiscal year ended March 31, 2022, the Company issued 27,000,000 shares of its Class A Common Stock to DSSI, including 15,000,000 shares in payment of the loan origination fee discussed above and 12,000,000 shares in prepayment of interest for the first year. In connection therewith, the Company recognized a deemed dividend of $1,080,000 for the excess of the fair value of the shares issued over the amounts settled.

In the fiscal year ended March 31, 2022, and 2021, interest expense associated with the Company’s convertible notes was $2.4 million and $5,507, excluding amortization of debt discounts and deferred financing fees of $9.9 million and $18,647, respectively. These amounts are included in interest expense, net, in our consolidated statements of operations.

NOTE 13 – LEASES

The Company leases space for its corporate headquarters, warehouse space, automobiles, and office and other equipment, under lease agreements classified as operating leases. The Company has remaining lease terms of approximately 1 to 10 years on the remaining Leases. Leases with an initial term in excess of 12 months are recognized on the consolidated balance sheet based on the present value of future lease payments over the defined lease term at the lease commencement date. Future lease payments were discounted using an implicit rate of 10% to 12% in connection with most leases.

F-40

The following information pertains to the Company’s leases as of the balance sheet dates indicated:

		As of March 31,
Assets	Classification	2022	2021
Operating leases	Right-of-use assets, net	$593,389	$428,075
Total lease assets		$593,389	$428,075

Liabilities
Operating leases	Accrued and other current liabilities	$134,578	$373,398
Operating leases	Lease liability, long-term	461,515	77,810
Total lease liabilities		$596,093	$451,208

Expense pertaining to the Company’s leases for the periods indicated is as follows:

		Fiscal Year Ended March 31,
Lease cost	Classification	2022	2021
Operating lease cost	General and administrative expenses	$585,015	$495,272
Operating lease cost	Depreciation and amortization	-	-
Operating lease cost	Interest expense, net	-	-
Total lease cost		$585,015	$495,272

The Company’s lease liabilities are payable as follows:

Twelve months ending March 31,	Amount
2023	$154,310
2024	96,944
2025	99,458
2026	102,231
2027	105,048
Thereafter	258,025
Total remaining payments	816,016
Less imputed interest	219,923
Total lease liability	$596,093

F-41

NOTE 14 – INCOME TAXES

Our consolidated provision for (benefit from) income taxes is as follows:

	Fiscal Year Ended March 31,
	2022	2021
Current:
Federal	$(2,098,199)	$(326,121)
State and local	100,568	268,474
Foreign	-	-
Total current	(1,997,631)	(57,647)
Deferred:
Federal	(1,038,359)	(536,862)
State and local		-
Foreign		-
Total deferred	(1,038,359)	(536,862)
Total consolidated income tax benefit	$(3,035,990)	$(594,509)

Our consolidated effective income tax rate reconciliation is as follows:

	Fiscal Year Ended March 31,
	2022	2021
Federal statutory rate	21.0%	21.0%
State and local income taxes	(0.5)	(11.6)
Prior period adjustments	-	45.6
Change in valuation allowance for NOL carry-forwards	(6.7)	(5.3)
Effect of change in uncertain tax positions	-	(49.4)
Stock warrant transactions and other items	1.3	32.2
Effective income tax rate	15.1%	32.5%

Our deferred tax asset (liability) is as follows:

	As of March 31,
Deferred tax assets:	2022	2021
Share-based compensation	$972,043	$873,970
Accruals and reserves not currently deductible	649,113	247,348
Impairment of investments and inventory	660,904	674,112
Other	141,349	87,093
Total deferred tax assets	2,423,409	1,882,523
Less: valuation allowance	(2,342,204)	-
Total deferred tax assets, net of valuation allowance	81,205	1,882,523
Deferred tax liability:
Other	-	9,353
Total deferred tax liability	-	9,353
Total consolidated deferred tax (liability) assets, net	$81,205	$1,873,170

During the fiscal year ended March 31, 2022, the Company recognized a valuation allowance of $2.3 million in connection with certain deferred tax assets because of significant uncertainty about the Company’s ability to generate sufficient earnings in the foreseeable future to realize such assets. During the fiscal year ended March 31, 2022, and 2021, the Company recognized, in the aggregate, $491,496 and $91,931, respectively, in deferred income tax benefits in connection with certain foreign start-up operation. In addition, the Company recognized a valuation allowance of $491,496 and $91,931, respectively, in connection with the associated deferred tax assets because these star-up operations do not yet have a history of earnings and profits.

F-42

The Company has adopted the comprehensive model for how an entity should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return, consistent with ASC 740. Accordingly, the Company recognizes the impact of tax positions that meet a “more likely than not” threshold, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position is measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. As of March 31, 2022, and 2021, the Company had recognized a liability of $17,334 and $904,643, respectively, related to uncertain income tax positions, which is reported in other current liabilities. As of March 31, 2022, and 2021, the Company had unrecognized tax benefits of $921,977 and $904,643, respectively that, if recognized, would impact the Company’s effective tax rate.

A reconciliation of the Company’s unrecognized tax benefits for the years indicated is as follows:

	Fiscal Year Ended March 31,
	2022	2021
Balance at beginning of fiscal year	$904,643	$-
Additions for tax positions related to the current year	17,334	-
Additions for tax positions of prior years	-	904,643
Reductions of tax positions of prior years	-	-
Settlements	-	-
Balance at end of fiscal year	$921,977	$904,643

The company recognizes interest and/or penalties related to uncertain tax positions in current income tax expense. For the year ended March 31, 2022, and 2021, the Company had recognized accrued interest and penalties, in the aggregate, of $121,790 and $334,332, respectively. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase or decrease in the next twelve months due to uncertainties regarding timing and outcome of any examinations, the Company is evaluating alternatives that may impact the recognition of uncertain tax positions in the next twelve months.

The Company files consolidated federal income tax returns in the United States and files income tax returns in various state and foreign jurisdictions. As of March 31, 2022, the Company’s income tax returns for the following tax years remained subject to examination:

Tax Jurisdiction	Open Years
United States	2016 – 2021
Republic of Korea	2021
Other Countries	N/A

NOTE 15 – RELATED PARTY TRANSACTIONS

DSS, Inc., and Decentralized Sharing Systems, Inc.

In July 2020, the Company and Heng Fai Ambrose Chan, a Director of the Company, entered into a Stock Purchase and Share Subscription Agreement (the “SPA Agreement”) pursuant to which Mr. Chan invested $3.0 million in the Company and the Company agreed to issue 30.0 million shares of the Company’s Class A Common Stock and a fully vested Stock Warrant to purchase up to 10.0 million shares of the Company’s Class A Common Stock at an exercise price of $0.20 per share. Concurrently with the SPA Agreement, Mr. Chan and DSS, then a major shareholder of the Company, entered into an Assignment and Assumption Agreement pursuant to which Mr. Chan assigned to DSS all interests in the SPA Agreement. In July 2020, the Company issued 30.0 million of its Class A Common Stock pursuant to the SPA Agreement. The Stock Warrant issued pursuant to the SPA Agreement expires on the third anniversary from the issuance date, unless exercised earlier.

In April 2021, the Company and DSSI entered into a Securities Purchase Agreement, pursuant to which DSSI granted a $30.0 million loan to the Company in exchange for: (a) a Convertible Promissory Note in the principal amount of $30.0 million (the “Note”) in favor of DSSI, and (b) a detachable Stock Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share. At any time during the term of the Note, all or part of the Note, including the principal amount less unamortized prepaid interest, if any, plus any accrued interest can be converted into shares of the Company’s Class A Common Stock at the rate of $0.20 per share, at the option of the holder. Under the terms of the loan agreement, the Company agreed to pay to DSSI a loan origination fee of $3.0 million, payable in shares of the Company’s Class A Common Stock, with the number of shares to be calculated at the rate of $0.20 per share. In April 2021, Sharing Services issued 27.0 million shares of its Class A Common Stock to DSSI, including 15.0 million shares in payment of the loan origination fee and 12.0 million shares in prepayment of interest on a loan for the first year, as more fully discussed in Note 11 above.

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In December 2021, the Company and DSSI entered into a Stock Purchase and Share Subscription Agreement pursuant to which DSSI invested $3,000,000 in the Company in exchange for 50.0 million shares of Class A Common Stock (the “Shares”) and stock warrants (the “Stock Warrants”) to purchase up to 50.0 million shares of the Company’s Class A Common Stock. The Stock Warrants are fully vested, have a term of five (5) years and are exercisable at any time prior to expiration, at the option of DSSI, at a per share price equal to $0.063. On the effective date of the Stock Purchase and Share Subscription Agreement, the closing price for the Company’s common stock was $0.075 per share and the Company recognized a deemed dividend of $2.3 million in connection with the transaction.

In January 2022, the Company and DSS who, together with its subsidiaries, is currently a majority shareholder of the Company, entered into a one-year Business Consulting Agreement (the “Consulting Agreement”) pursuant to which the DSS will provide to the Company certain consulting services, as defined in the Consulting Agreement. The Consulting Agreement may be terminated by either party on a 60-day’s written notice. In connection with the Consulting Agreement, the Company agreed to pay DSS and flat monthly fee of sixty thousand dollars ($60,000) and DSS received a fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock, at the exercise price of $0.0001 per share. On the effective date of the Consulting Agreement, the closing price of the Company’s common stock was $0.07 per share and the fair value of the Stock Warrant was $3.5 million. The fair value of the Stock Warrant is being recognized as consulting expense over the term of one year. During the fiscal year ended March 31, 2022, the Company recognized consulting expense of $766,415 in connection with the Consulting Agreement. In February 2022, the Company issued 50.0 million shares of its Common Stock Class A to DSS in connection with exercise of the Stock Warrant.

As of March 31, 2022, DSS and its affiliates owned, in the aggregate, 191.9 million shares of the Company’s Class A Common Stock, excluding 210.0 million shares issuable upon the exercise of warrants held by DSS and 150.0 million shares issuable upon conversion of the Note discussed in the third preceding paragraph. Heng Fai Ambrose Chan, Frank D. Heuszel, and John (“JT”) Thatch, each a Director of the Company, also serve on the Board of Directors of DSS. Mr. Chan serves as Chairman of the Board of Directors of the Company. Mr. Thatch also serves as President, CEO and Vice Chairman of the Board of Directors of the Company.

Alset Title Company, Inc.

In December 2021, Sharing Services, through one of its subsidiaries, purchased an office building in Lindon, Utah for $8,942,640. In connection therewith, Alset Title Company, Inc. (“Alset Title”), a subsidiary of DSS, acted as escrow and closing agent for the transaction, at no cost. DSS, together with its subsidiaries, is a majority shareholder of the Company.

Hapi Café, Inc.

In November 2021, Sharing Services and Hapi Café, Inc., a company affiliated with Heng Fai Ambrose Chan, a Director of the Company, entered into a Master Franchise Agreement pursuant to which Sharing Services acquired the exclusive franchise rights in North America to the brand “Hapi Café.” Under the terms, Sharing Services, directly or through its subsidiaries, has the right to operate no less than five (5) corporate-owned stores and can offer to the public sub-franchise rights to own and operate other stores, subject to the terms and conditions contained in the Master Franchise Agreement.

HWH International, Inc.

In October 2017, Sharing Services issued a Convertible Promissory Note in the principal amount of $50,000 (the “Note”) to HWH International, Inc (“HWH” or the “Holder”). HWH is affiliated with Heng Fai Ambrose Chan, who became a Director of the Company in April 2020. The Note is convertible into 333,333 shares of the Company’s Common Stock. Concurrent with issuance of the Note, the Company issued to HWH a detachable stock warrant to purchase up to an additional 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. Under the terms of the Note and the detachable stock warrant, the Holder is entitled to certain financing rights. If the Company enters into more favorable transactions with a third-party investor, it must notify the Holder and may have to amend and restate the Note and the detachable stock warrant to be identical. As of the date of this Registration Statement, the Company and HWH are evaluating alternative options to settle this Note in the foreseeable future.

HWH World, Inc.

A subsidiary of the Company operating in the Republic of Korea subleases office space from HWH World, Inc. (“HWH World”), a subsidiary of DSS and a company affiliated with Heng Fai Ambrose Chan, a Director of the Company. Pursuant to the terms of the sublease agreement, the Company recognized a right-of-use asset and an operating lease liability of $261,835 in connection therewith. In fiscal year ended March 31, 2022, the Company recognized expense of $222,092 in connection this lease. As of March 31, 2022, accounts payable includes payments due to HWH World under the lease of $213,742. In May 2022, the Company and HWH World amended the related sublease agreement to significantly reduce the space subleased by the Company and the related rent obligation.

In September 2021, the Company and HWH World entered into an Advisory Agreement pursuant to which the Company provides strategic advisory services to HWH World in connection with its North America expansion plans in exchange for a monthly fee of $10,000. During the fiscal year ended March 31, 2022, the Company recognized consulting income of $76,700 in connection therewith.

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Impact Biomedical, Inc.

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company purchased health and wellness products from Impact Biomedical, Inc., a subsidiary of DSS, in the aggregate amount of $111,414.

K Beauty Research Lab. Co., Ltd

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company purchased skin care products manufactured by K Beauty Research Lab. Co., Ltd (“K Beauty”), a South Korean-based supplier of skin care products that is affiliated with Heng Fai Ambrose Chan, a Director of the Company, in the aggregate amount of $2.3 million. The Company’s affiliates operating in Asia intend to distribute skin care and other products in South Korea and other countries, including skin care products procured from K Beauty, as part of the Company’s previously announced strategic growth plans.

Premier Packaging Corporation

In the fiscal year ended March 31, 2022, a wholly owned subsidiary of the Company issued purchase orders to Premier Packaging Corporation, a subsidiary of DSS, to acquire printed packaging materials in the aggregate amount of $155,693.

Alchemist Holdings, LLC

In February 2020, the Company, Alchemist Holdings, LLC (“Alchemist”), and a former Company officer entered into a Settlement Accommodation Agreement (the “Accommodation Agreement”) pursuant to which Alchemist and the former Company officer agreed to transfer to the Company 22.7 million shares of the Company’s Common Stock held by Alchemist, in settlement of certain obligations to the Company. Under the terms of the Accommodation Agreement, Alchemist and the former Company officer also agreed to transfer to the Company 15.6 million shares of the Company’s Common Stock held by Alchemist, to offset certain legal and other expenses incurred by the Company in connection with various related-party legal claims. Accordingly, in the fiscal year ended March 31, 2021, the Company and Alchemist caused the transfer to the Company, in the aggregate, of 38.3 million shares of the Company’s Common Stock then held by Alchemist, and the Company retired such redeemed shares.

In June 2020, the Company and the former Company officer discussed in the preceding paragraph entered into a Settlement Accommodation Agreement and an Amended and Restated Founder Consulting Agreement pursuant to which the Company and the former officer agreed to settle all existing disputes between them, the former officer agreed to continue to provide certain consulting services to the Company, and the Company agreed to pay certain amounts to the former officer. The Company has recognized a settlement liability of $2.0 million in connection therewith. As of March 31, 2022, the settlement liability balance is $715,596.

The Company subleases warehouse and office space from Alchemist, a 10% shareholder of the Company. During the fiscal year ended March 31, 2022, and 2021, rent expense associated with such sublease agreement was $105,105 and $84,918, respectively.

American Premium Water Corporation

In July 2021, the Company and American Premium Water Corporation (“American Premium”) entered into a business consulting agreement pursuant to which the Company provides consulting services to American Premium in exchange for a monthly fee of $4,166. Mr. John “JT” Thatch, a director of the Company, also serves on the Board of Directors of American Premium. During the fiscal year ended March 31, 2022, the Company recognized consulting fee income of $33,328.

NOTE 16 - STOCKHOLDERS’ EQUITY – CAPITAL STOCK

Preferred Stock

The Company’s Board of Directors (the “Board”) has authorized the issuance of up to 200,000,000 shares of Preferred Stock, par value of $0.0001 per share. The Board may divide this authorization into one or more series, each with distinct powers, designations, preferences, and rights.

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Series A Convertible Preferred Stock

The Board has authorized the issuance of up to 100,000,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). Shares of our Series A Preferred Stock are senior in rank to shares of our Series C Preferred Stock. The affirmative vote of the holders of 86% of the issued and outstanding shares of our Series A Preferred Stock is required for the Board: (i) to declare dividends upon shares of our Common Stock unless, with respect to cash dividends, the shares of our Series A Preferred Stock are to receive the same dividend as the common shares, on an as converted basis; (ii) to redeem the shares of our Series A Preferred Stock at a redemption price of $0.001 per share; (iii) to authorize or issue additional or other capital stock that is junior or equal in rank to shares of our Series A Preferred Stock with respect to the preferences as to distributions and payments upon the liquidation, dissolution, or winding up of the Company; and (iv) to amend, alter, change, or repeal any of the powers, designations, preferences, and rights of our Series A Preferred Stock. Upon the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive out of the assets of the Company the sum of $0.001 per share before any payment or distribution shall be made on our shares of Common Stock, or any other class of capital stock ranking junior to the Series A Preferred Stock. For a period of 10 years from the date of issuance, the holders of the Series A Preferred Stock may elect to convert each share of the Series A Preferred Stock into one share of the Company’s Common Stock. Each share of our Series A Preferred Stock is entitled to one vote when voting as a class or together with the shares of our Common Stock.

During the fiscal year ended March 31, 2021, stockholders converted an aggregate of 21,750,000 shares of the Company’s Series A Preferred Stock into an equal number of shares of the Company’s Common Stock. There were no similar conversions in the fiscal year ended March 31, 2022.

As disclosed in the notes to our consolidated financial statements for the fiscal year ended April 30, 2020, in the fiscal year 2019, the Company filed suit against Research & Referral BZ and two other parties concerning breach of contract, fraud, and statutory fraud in a stock transaction, violations of state securities laws and alter ego relating to a stock exchange/transfer transaction, involving the Company’s stock. In April 2020, the court issued a Final Default Judgment in favor of the Company finding Research and Referral, BZ liable for the Company’s claims of fraud in the inducement and statutory fraud in a stock transaction. Further, the court ordered that the stock transaction be rescinded, and the Company’s stock be returned to the Company, and the matter has been dismissed with prejudice. During the fiscal year ended March 31, 2022, the Company’s transfer agent received and cancelled the stock certificate and the Company retired 2,000,000 shares of the Company’s Series A Preferred Stock previously purportedly held by Research and Referral BZ.

As of March 31, 2022, and 2021, 3,100,000 shares and 5,100,000 shares, respectively, of the Company’s Series A Preferred Stock remain outstanding. The shares of the Company’s Series A Preferred Stock reported in the Company’s financial statements as of March 31, 2022, include 2,900,000 shares purportedly held by Research & Referral BZ, pending cancellation of the stock certificate when presented by Research & Referral BZ in the future.

Series B Convertible Preferred Stock

The Board has authorized the issuance of up to 10,000,000 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock”). Issued and outstanding shares of our Series B Preferred Stock, if any, are senior in rank to shares of our Series A and Series C Preferred Stock. During the fiscal year ended March 31, 2021, all shares of the Company’s Series B Preferred Stock previously issued were converted into shares of the Company’s Class A Common Stock. As of March 31, 2022, and 2021, no shares of the Company’s Series B Preferred Stock remain outstanding.

Series C Convertible Preferred Stock

The Board has authorized the issuance of up to 10,000,000 shares of Series C Convertible Preferred Stock (the Series C Preferred Stock”). Shares of our Series C Preferred Stock are junior in rank to the Series A and Series B Preferred Stock. The affirmative vote of the holders of 86% of the issued and outstanding shares of our Series C Preferred Stock is required for the Board: (i) to declare dividends upon shares of our Common Stock unless, with respect to cash dividends, the shares of our Series C Preferred Stock are to receive the same dividend as the common shares, on an as converted basis; (ii) to redeem the shares of Series C Preferred Stock at a redemption price of $0.001 per share; (iii) to authorize or issue additional or other capital stock that is junior or equal in rank to our Series C Preferred Stock with respect to the preferences as to distributions and payments upon the liquidation, dissolution, or winding up of the Company; and (iv) to amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series C Preferred Stock. Upon the dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Series C Preferred Stock are entitled to receive out of the assets of the Company the sum of $0.001 per share before any payment or distribution shall be made on our shares of Common Stock, or any other class of capital stock of the Company ranking junior to the Series C Preferred Stock. For a period of 10 years from the date of issuance, the holders of the Series C Preferred Stock may elect to convert each share of Series C Preferred Stock into one share of the Company’s Common Stock. Each share of our Series C Preferred Stock is entitled to one vote when voting as a class or together with shares of our Common Stock.

During the fiscal year ended March 31, 2022, and 2021, holders of 10,000 shares and 260,000 shares, respectively, of the Company’s Series C Preferred Stock converted their holdings into an equal number of shares of the Company’s Common Stock. As of March 31, 2022, and 2021, 3,220,000 shares and 3,230,000 shares of the Company’s Series C Preferred Stock remain outstanding.

F-46

Common Stock

The Board has authorized the issuance of up to 800,000,000 shares of Class A Common Stock and up to 10,000,000 shares of Class B Common Stock, each with a par value of $0.0001 per share. Holders of our Common Stock are entitled to dividends, subject to the rights of the holders of other classes of capital stock outstanding having priority rights with respect to dividends. At the time of this Registration Statement, no shares of the Company’s Class B Common Stock remain outstanding. References to our “Common Stock” throughout this report include our Class A Common Stock and Class B Common Stock, unless otherwise indicated or the context otherwise requires.

In July 2020, in exchange for $3.0 million in cash, the Company issued 30.0 million shares of its Class A Common Stock and a fully vested Stock Warrant to purchase up to 10.0 million shares of the Company’s Class A Common Stock, at the exercise price of $0.20 per share, in connection with the previously disclosed SPA Agreement between the Company and DSSI (see Note 15 above). On the effective date of the SPA Agreement, the closing price for the Company’s common stock was $0.18 per share and the Company recognized a deemed dividend of $2.4 million in connection with this related-party transaction.

In April 2021, the Company issued 27.0 million shares of its Class A Common Stock to DSSI, including 15.0 million shares in payment of a loan origination fee and 12.0 million shares in prepayment of interest on a loan, as more fully discussed in Notes 11 and 14 above. On the effective date of the loan agreement, the closing price for the Company’s common stock was $0.24 per share and the Company recognized a deemed dividend of $1.1 million in connection with this related-party transaction.

In December 2021, the Company and DSSI entered into a Stock Purchase and Share Subscription Agreement pursuant to which DSSI invested $3.0 million in the Company in exchange for 50.0 million shares of Class A Common Stock and a Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock. On the effective date of the Stock Purchase and Share Subscription Agreement, the closing price for the Company’s common stock was $0.075 per share and the Company recognized a deemed dividend of $2.3 million in connection with this related-party transaction.

As discussed in Note 13 above, in January 2022, the Company and DSS entered into a one-year Business Consulting Agreement (the “Consulting Agreement”) pursuant to which the DSS will provide to the Company certain consulting services, as defined in the Consulting Agreement. In connection with the Consulting Agreement, the Company agreed to pay DSS and flat monthly fee of sixty thousand dollars ($60,000) and DSS received a fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock, at the exercise price of $0.0001 per share. On the effective date of the Consulting Agreement, the fair value of the detachable Stock Warrant was $3.5 million which is being recognized as consulting expense over the term of the Consulting Agreement (one year). In February 2022, Sharing Services issued 50.0 million shares of its Common Stock Class A to DSS in connection with the exercise of such Stock Warrant.

During the fiscal year ended March 31, 2021, the Company also issued: (a) 10.0 million shares of its Class A Common Stock to Robert Oblon, a co-founder of the Company, pursuant to the previously disclosed Multi-Party Settlement Agreement, (b) 5.5 million shares in connection with the exercise of warrants by Company employees, and (c) 2.3 million shares in connection with the exercise of warrants by independent distributors of the Company.

During the fiscal year ended March 31, 2022, holders of 10,000 shares of the Company’s Series C Preferred Stock converted such holdings into an equal number of shares of the Company’s Class A Common Stock. In addition, during the fiscal year ended March 31, 2022, the Company issued: (a) 1.5 million shares in connection with the exercise of warrants by Company employees, and (b) 313.200 shares in connection with the exercise of warrants by independent distributors of the Company.

During the fiscal year ended March 31, 2021, the holders of 10.0 million shares of the Company’s Series B Preferred Stock and 10.0 million shares of the Company’s Class B Common Stock converted their holdings into an equal number of shares of the Company’s Class A Common Stock. In addition, during the fiscal year ended March 31, 2021, a purported holder of 20.0 million shares of the Company’s Series A Preferred Stock, converted such holdings into an equal number of shares of the Company’s Class A Common Stock, holders of 1.8 million shares of the Company’s Series A Preferred Stock converted such holdings into an equal number of shares of the Company’s Class A Common Stock, and holders of 260,000 shares of the Company’s Series C Preferred Stock converted such holdings into an equal number of shares of the Company’s Class A Common Stock.

As of March 31, 2022, and 2021, 288,923,969 shares and 160,100,769 shares, respectively, of our Class A Common Stock remained issued and outstanding. As of March 31, 2022, and 2021, there were no shares of the Company’s Class B Common Stock outstanding.

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NOTE 17 – STOCK-BASED COMPENSATION

A subsidiary of the Company has awarded compensatory warrants to purchase shares of the Company’s common stock to its officers and employees (see Note 2 – “SIGNIFICANT ACCOUNTING POLICIES - Share-Based Payments” for more details) and warrants to purchase shares of the Company’s common stock to its independent sales force. Further, the Company from time to time, awards stock warrants to its consultants in exchange for services.

Stock Warrants

Stock Warrants Issued to Related Parties, Directors, Officers, and Employees

In the fiscal year ended March 31, 2021, the Company issued to Company directors, officers, and employees stock warrants to purchase, in the aggregate, up to 29,200,000 shares of its Common Stock, with an aggregate grant date fair value of $3.6 million. Some of the stock warrants outstanding as of March 31, 2022, are exercisable at a variable exercise price (see Note 2 – “SIGNIFICANT ACCOUNTING POLICIES - Share-Based Payments” for more details) pursuant to the related employment agreements.

As discussed in Note 14, in July 2020, the Company and Heng Fai Ambrose Chan, a Director of the Company, entered into a Stock Purchase and Share Subscription Agreement (the “SPA Agreement”) pursuant to which Mr. Chan agreed to invest $3.0 million in the Company in exchange for 30.0 million shares of the Company’s Class A Common Stock and a fully vested Stock Warrant to purchase up to 10.0 million shares of the Company’s Class A Common Stock at an exercise price of $0.20 per share. In July 2020, Mr. Chan assigned to DSS all interests in the SPA Agreement and the transactions contemplated in the SPA Agreement were completed. Mr. Chan is a Director of DSS.

In October 2017, the Company issued a convertible note in the principal amount of $50,000 to HWH International, Inc (“HWH”) and a detachable stock warrant to purchase up to 333,333 shares of the Company’s Common Stock, at an exercise price of $0.15 per share. The Note is convertible into 333,333 shares of the Company’s Common Stock and expires in October 2022. HWH is affiliated with Heng Fai Ambrose Chan, who in April 2020 became a Director of the Company.

The following table summarizes the activity relating to the Company’s stock warrants held by Related Parties (all of which are fully vested) (See Note 15 above for more details):

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at April 30, 2020	333,333	$0.15	2.4
Granted	10,000,000		-
Exercised		-	-
Expired or forfeited	-		-
Outstanding at March 31, 2021	10,333,333	$0.20	2.3
Granted	250,000,000	0.14	-
Exercised	(50,000,000)	0.0001
Expired or forfeited	-	-	-
Outstanding at March 31, 2022	210,333,333	$0.18	4.1

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The following table summarizes the activity relating to the Company’s vested and unvested stock warrants held by Directors, Officers, and Employees:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at April 30, 2020	22,000,000	$0.002	4.2
Granted	29,200,000	0.13	-
Exercised	(9,000,000)	0.0001	-
Expired or forfeited	(18,125,000)	0.0001	-
Outstanding at March 31, 2021	24,075,000	$0.11	3.5
Granted	-	-	-
Exercised	(1,500,000)	0.13	-
Expired or forfeited	(2,875,000)	0.19	-
Outstanding at March 31, 2022	19,700,000	$0.03	2.6
Less: unvested at March 31, 2022	5,625,000	$0.02	2.1
Vested at March 31, 2022	14,075,000	$0.04	2.8

Stock Warrants Issued to Our Independent Sales Force

In the fiscal year ended March 31, 2021, the Company issued fully vested warrants to purchase up to 4,013,000 shares of its Common Stock to members of its independent sales force, with a fair value of $1.5 million. The warrants are exercisable for a period ranging from one to two years from the issuance date, at the exercise price ranging from $0.01 per share to $0.25 per share. In the fiscal year ended March 31,2022, and 2021, warrants held by independent distributors to purchase up to 1,507,200 shares and 2,066,600 shares, respectively, of the Company’s Common Stock expired or were otherwise terminated or forfeited. See Note 2 – “SIGNIFICANT ACCOUNTING POLICIES - Sales Commissions” for more details.

The following table summarizes the activity relating to the Company’s stock warrants held by members of the Company’s independent sales force (all of which are fully vested):

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at April 30, 2020	4,390,600	$0.04	2.5
Granted	4,013,000	0.01	-
Exercised	(2,339,000)	0.01	-
Expired or forfeited	(2,066,600)	0.25	-
Outstanding at March 31, 2021	3,998,000	$0.09	1.4
Granted	2,400	0.01	-
Exercised	(313,200)	0.01	-
Expired or forfeited	(1,507,200)	0.03	-
Outstanding at March 31, 2022	2,180,000	$0.02	1.2

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Stock Warrants Held by Our Consultants

From time to time, the Company has granted fully vested warrants to purchase shares of its Common Stock to its consultants in exchange for services. The following table summarizes the activity relating to the Company’s stock warrants held by Company consultants (all of which are fully vested):

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at April 30, 2020	160,000	$1.97	3.80
Granted	-	-	-
Exercised	-	-	-
Expired or forfeited	(60,000)	0.25	-
Outstanding at March 31, 2021	100,000	$3.00	1.00
Granted	-	-	-
Exercised, expired or forfeited	-	-	-
Outstanding at March 31, 2022	100,000	$3.00	0.02

The following table summarizes additional information relating to all stock warrants outstanding and warrants exercisable as of March 31, 2022:

All Warrants Outstanding			All Warrants Exercisable
	Weighted Average Remaining	Weighted Average		Weighted Average
Number of Shares	Contractual life (in years)	Exercise Price	Number of Shares	Exercise Price
3,000,000	5.40	$0.0001	3,000,000	$0.0001
16,700,000	2.10	$0.04	11,075,000	$0.04
210,000,000	4.1	$0.18	210,000,000	$0.18
2,180,000	1.20	$0.02	2,180,000	$0.02
333,333	0.50	$0.15	333,333	$0.15
100,000	0.02	$3.00	100,000	$3.00
232,313,333			226,688,333

NOTE 18 - COMMITMENTS AND CONTINGENCIES

Contingencies

Legal Proceedings – Related-Party Matters and Settlement Liability

In February 2020, the Company, Alchemist, and a former officer of the Company entered into a Settlement Accommodation Agreement and an Amended and Restated Founder Consulting Agreement pursuant to which the Company and the former officer agreed to settle all existing disputes between them, the former officer agreed to continue to provide certain consulting services to the Company, and the Company agreed to pay certain amounts to the former officer. The Company has recognized a settlement liability of $2.0 million in connection therewith. As of March 31, 2022, the settlement liability balance is $715,596. See Note 15 – “RELATED PARTY TRANSACTIONS – Alchemist Holdings, LLC” above for more information.

Legal Proceedings – Other Matters

The Company from time to time is involved in various claims and lawsuits incidental to the conduct of its business in the ordinary course. We do not believe that the ultimate resolution of these matters will have a material adverse impact on our consolidated financial position, results of operations or cash flows.

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(a)

Case No. 4:20-cv-00946; Dennis Burback, Ken Eddy and Mark Andersen v. Robert Oblon, Jordan Brock, Jeff Bollinger, Four Oceans Global, LLC, Four Oceans Holdings, Inc., Alchemist Holdings, LLC, Elepreneurs U.S., LLC, Elevacity U.S., LLC, Sharing Services Global Corporation, Custom Travel Holdings, Inc., and Does 1-5, pending in the United States District Court for the Eastern District of Texas. On December 11, 2020, three investors in Four Oceans Global, LLC filed a lawsuit against the Company, its affiliated entities, and other persons and entities related to an investment made by the three investors in 2015. The Company and its affiliated entities have filed an answer denying the three investors’ claims. Plaintiffs filed a first amended complaint on October 14, 2021. This matter remains pending as of March 31, 2022.

(b)

AAA Ref. No. 01-20-0019-3907; Sharing Services Global Corporation, Elevacity Holdings, LLC, Elevacity U.S., LLC, Elepreneurs Holdings, LLC and Elepreneurs U.S., LLC v. Robert Oblon, pending before the American Arbitration Association. On December 30, 2020, the Company and its affiliated companies filed an arbitration complaint against Robert Oblon for breach of contract and a declaratory judgment relating to the Multi-Party Settlement Agreement with Robert Oblon. See Note 20, SUBSEQUENT EVENTS below.

(c)

Case No. 4:20-cv-00989; Sharing Services Global Corporation, Elevacity Holdings, LLC, Elevacity U.S., LLC, Elepreneurs Holdings, LLC and Elepreneurs U.S., LLC v. Robert Oblon, pending in the in the United States District Court for the Eastern District of Texas. On December 30, 2020, the Company and its affiliated companies filed a lawsuit against Robert Oblon seeking injunctive relief relating to the Multi-Party Settlement Agreement with Robert Oblon. This matter is a companion case to the AAA arbitration proceeding described in paragraph (b) above and, while it remains pending as of March 31,2022, further action in this case has been stayed by court order, pending final adjudication of the referenced AAA arbitration proceeding. See Note 20, SUBSEQUENT EVENTS below.

(d)

Case No. 4:21-cv-00026; Elepreneurs Holdings, LLC d/b/a Elepreneur, LLC, Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC, and SHRG IP Holdings, LLC v. Lori Ann Benson, Andrea Althaus and Lindsey Buboltz, pending in the United States District Court for the Eastern District of Texas. On December 31, 2020, the Company filed suit against three former distributors and obtained injunctive relief from the 429th Judicial District of Collin County, Texas. The lawsuit was removed by the three former distributors to federal court. The Company subsequently obtained injunctive relief from the federal court. The matter remains pending as of March 31, 2022.

(e)

Case No. 4:21-cv-00183; Sharing Services Global Corporation f/k/a Sharing Services, Inc., Elepreneurs Holdings, LLC n/k/a Elevacity Holdings, LLC, Elepreneurs U.S., LLC n/k/a Elevacity U.S., LLC and SHRG IP Holdings, LLC v. AmplifeiIntl, LLC d/b/a HAPInss and HAPInssBrands, LLC pending in the United States District Court for the Eastern District of Texas. On March 5, 2021, the Company and its affiliated entities filed suit against a newly formed competitor for various claims including t, trade secret violations, unfair competition under state and federal law as well as tortious interference with contracts and business relationships. See Note 20, SUBSEQUENT EVENTS below.

(f)	Cause No. 429-01137-2022; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Mark Willodson, Judy Willodson and Valentus, Inc., pending in the 429th Judicial District Court of Collin County, Texas. On March 9, 2022, the Company filed suit against a competitor and former distributors. The matter remains pending as of March 31, 2022.

(g)	Case No. 4:22-cv-00042; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Brian Christopher Schweda, Jr., pending in the United States District Court for the Eastern District of Texas. On January 20, 2022, the Company filed suit against a former distributor. The matter remains pending as of March 31, 2022.

(h)	Case No. 4:22-cv-00047; Elevacity U.S., LLC d/b/a The Happy Co. and Elepreneurs U.S., LLC d/b/a Elepreneurs, LLC v. Kimberley McLean, pending in the United States District Court for the Eastern District of Texas. On January 20, 2022, the Company filed suit against a former distributor. The matter remains pending as of March 31, 2022.

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NOTE 19 - BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Business Segments

As of March 31, 2022, and 2021, the Company, through its subsidiaries, markets and sells its products and services to consumers, through its independent sales force and proprietary websites, and to its independent distributors. The Company has determined its reportable segments are: (a) the sale of health and wellness products, and (b) the sale of other products and services. The Company’s determination of its reportable segments is based on how its chief operating decision maker manages the business.

The Company’s segment information is as follows:

	Fiscal Year Ended March 31,
	2022	2021
Net sales
Health and wellness products	$32,147,330	$64,046,966
Other	2,276,984	764,185
Total net sales	$34,424,314	$64,811,151
Operating earnings (loss):
Segment gross profit:
Health and wellness products	$22,059,788	$45,997,828
Other	1,562,655	548,829
Total segment gross profit	23,622,443	46,546,657
Selling and marketing expenses	17,239,655	29,740,974
General and administrative expenses	19,714,963	18,983,209
Consolidated operating loss	$(13,332,175)	$(2,177,526)
Total Assets:
Health and wellness	$13,729,219	$22,772,217
Corporate	29,435,505	464,739
Consolidated total assets	$43,164,724	$23,236,956
Payments for property and equipment:
Health and wellness	$208,952	$907,891
Corporate	9,123,016	6,445
Consolidated payments for property and equipment	$9,331,967	$914,336
Depreciation and amortization expense:
Health and wellness	$94,459	$155,085
Corporate	560,808	8,163
Consolidated depreciation and amortization	$655,267	$163,248

Geographic Area Information

Our consolidated net sales, by geographic area, were as follows:

	Fiscal Year Ended March 31,
Country	2022	2021
United States	$29,803,258	$60,961,369
Canada	2,446,330	3,214,633
Republic of Korea	1,706,367	-
Other	468,359	635,149
	$34,424,314	$64,811,151

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Our consolidated total assets, by geographic area, were as follows:

	Fiscal Year Ended March 31,
Country	2022	2021
United States	$39,865,782	$20,941,018
Republic of Korea	2,663,149	1,200,214
Other	635,793	1,095,725
	$43,164,724	$23,236,956

NOTE 20 - SUBSEQUENT EVENTS

Legal Proceedings - In April 2022, the parties to the matters discussed in Items (b), (c) and (e) in Note 18 – COMMITMENTS AND CONTINGENCIES – Legal Proceedings – Other Matters above reached a settlement, and the related legal and arbitration proceedings were dismissed.

Federal Income Tax Refund - In April 2022, the Company received a federal income tax refund in the amount of $300,000.

Modification of Debt - On June 15, 2022, the Company and DSSI which, together with DSS, is a majority shareholder of the Company, entered into an agreement pursuant to which the Company issued, to DSSI: (a) a two-year Convertible, Advancing Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI and (b) a detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share. The 2022 Note bears interest at the annual rate of 8% and is due and payable on demand or, if no demand, on May 1, 2024. At any time during the term of the 2022 Note, all or part of the Note may be converted into up to 818,181,819 shares of the Company’s Class A Common Stock, at the option of the holder. Under the terms of the agreement, the Company agreed to pay to DSSI a loan origination fee of $270,000. In addition, DSSI agreed to surrender to the Company all DSSI’s rights pursuant to: (a) a certain Convertible Promissory Note in the principal amount of $30.0 million issued by the Company in April 2021 in favor of DSSI, and (b) a certain detachable Warrant to purchase up to 150,000,000 shares of the Company’s Class A Common Stock, at $0.22 per share, issued concurrently with such $30.0 million note.

Financing of Lindon, Utah Facility – On June 15, 2022, Linden Real Estate Holdings, LLC, a wholly owned subsidiary of the Company, American Pacific Bancorp, Inc. (“APB”), and the Company entered a Loan Agreement pursuant to which APB loaned to the Company approximately $5.7 million. The loan bears interest at the annual rate of 8%, matures on June 1, 2024, and is secured by a first mortgage interest on the Company’s Lindon, Utah office building. In connection with this loan, the Company received net proceeds of $5,522,829 from APB on June 17, 2022. APB is a subsidiary of Alset eHome International Inc. (NASDAQ:AEI). Heng Fai Ambrose Chan, and Frank D. Heuszel, each a Director of the Company, also serve on the Board of Directors of APB, and Mr. Chan also serves on the Board of Directors of Alset eHome International.

Settlement With Former Officer - As disclosed in Note 14 above, in February 2020, the Company and a former officer of the Company entered into an Amended and Restated Founder Consulting Agreement (the “Co-Founder’s Agreement”) pursuant to which the former officer agreed to continue to provide certain consulting services to the Company, and the Company agreed to pay certain periodic amounts to the former officer. At that time, the Company recognized a settlement liability of $2.0 million in connection therewith. As of March 31, 2022, the settlement liability balance was $715,596. In May 2022, the Company and certain of its subsidiaries, on the one hand, and the former officer and certain entities affiliated with the former officer, on the other hand, entered into a Confidential Settlement Agreement with Mutual Releases (the “May 2022 Settlement Agreement”) pursuant to which the parties amicably settled all claims and disputes among them; (b) the former officer sold to the Company 26,091,136 shares of the Company’s common stock then under the voting and dispositive control of the former officer; (c) the Company made a one-time payment of $1,043,645.40; and (d) the Company and its relevant subsidiaries, on the one hand, and the former officer and relevant entities affiliated with the former officer, on the other hand, exchanged customary mutual releases of any prior obligations among them. On May 19, 2022, the closing price for the Company’s common stock was $0.25 per share. In the fiscal quarter ending June 30, 2022, the Company measured and recognized the repurchase of its common stock at its fair value of $652,278.40, derecognized its remaining liability under the Co-Founder’s Agreement, and recognized a recovery of $324,228 in connection with the previously recognized loss related to the Co-Founder’s Agreement.

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Reorganization of Korean Operations - In May 2022, the Company implemented its plan to reorganize its Korean operations. The reorganization resulted in a significant reduction in the size of the space subleased from HWH World (see Note 15 – “RELATED PARTY TRANSACTIONS” above) and a reduction (by ten) in the number of staff employed in our Korean operations. The reorganization did not result in material costs and expenses.

Funding Agreement With MojiLife - In May 2022, the Company and MojiLife entered into a Funding Agreement (the “Funding Agreement”) pursuant to which the Company agreed to provide to MojiLife loans up to a maximum outstanding at any point in time of $150,000, under a revolving line of credit. Borrowings under the revolving line of credit bear interest at the annual rate of 8% and cash advance granted are due and payable 180 days after each advance. Upon completion of the Funding Agreement, the Company advanced $40,000 to MojiLife.

NOTE 21 – SUPPLEMENTARY FINANCIAL INFORMATION

We are a Smaller Reporting Company, as defined in Rule 12b-2 of the Exchange Act, and, accordingly, are not required to provide the supplementary financial information otherwise required by Item 302, as amended.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses in connection with the distribution of the securities to be registered. All of the fees set forth below are estimates except for the SEC registration fee and transfer and distribution agent fees and expenses:

Item	Amount
Registration Statement filing fee	$
Accountants fees and expenses	$
Legal fees and expenses	$
Printing	$
Transfer and distribution agent fees and expenses	$
Miscellaneous	$
Total	$

Item 14.	Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

In the month ended February 28, 2022, the Company issued 50,000,000 shares of its Class A Common Stock in connection with the exercise of warrants by DSS, Inc., a majority shareholder of the Company. The proceeds from these stock issuances were used for general corporate purposes.

On February 3, 2023, the Company mutually agreed with DSS to enter into a Letter Agreement (the “DSS Letter Agreement”), pursuant to which the Company and DSS have agreed to terminate and release all obligations of a Consulting Agreement between the Company and DSS (the “Consulting Agreement”) effective as of December 31, 2022. In accordance with the DSS Letter Agreement, the Company also agreed to issue 33,333,333 shares of the Company’s Common Stock in lieu of cash payment to satisfy the accrued and unpaid service fees equal to $700,000 owed to DSS under the Consulting Agreement.

On February 20, 2023 (the “Issuance Date”), the Company granted the chief executive officer of the Company, John “JT” Thatch 8,444,663 warrants of the Company (the “Warrants”) to purchase shares of the Company’s Common Stock, at the exercise price of $0.0001 per share. The Warrants expire five (5) years from the Issuance Date.

On February 28, 2023, the Company and DSSI, mutually agreed in a Letter Agreement (the “DSSI Letter Agreement”) to a mutual settlement of the interest accrued on a two-year Convertible, Advancing Promissory Note in the principal amount of $27.0 million (the “2022 Note”) in favor of DSSI. The 2022 Note held interest at the annual rate of 8% and was due and payable on demand or, if no demand, on May 1, 2024. At any time during the term of the 2022 Note, all or part of the Note was convertible into up to 818,181,819 shares of the Company’s Class A Common Stock, at the option of the holder. In accordance with the DSSI Letter Agreement, the Company agreed to issue 26,285,714 shares of the Company’s Common Stock, at a price per share of $0.021 in lieu of cash payment to satisfy the accrued and unpaid interest between the Issuance Date through and including December 31, 2022, equal to $552,000 owed to DSS under the DSSI Letter Agreement.

On April 17, 2023, the Company and DSSI, mutually agreed in a Letter Agreement (the “April 2023 Letter Agreement”) to issue 28,877,005 shares of the Company’s common stock (calculated on a pre-reverse split basis), reflecting a price per share of $0.0187 (the volume weighted average price of the Company’s Common Stock calculated over a period of 5 (five) consecutive trading days immediately preceding the date of the approval by the Company’s Board) to DSSI to satisfy the $540,000 of interest accrued on the 2022 Note as of March 31, 2023.

On March 24, 2023, the Company, DSS and DSSI, entered into a Securities Exchange and Amendment Agreement (the “Exchange and Amendment Agreement”). Pursuant to the Exchange and Amendment Agreement, the parties decided to (i) exchange and surrender the Stock Warrants under the SPA Agreement, (ii) exchange and surrender the fully vested detachable Stock Warrant to purchase up to 50.0 million shares of the Company’s Class A Common Stock DSS received pursuant to the Consulting Agreement, (iii) exchange and surrender of the detachable Warrant to purchase up to 818,181,819 shares of the Company’s Class A Common Stock at the exercise price of $0.033 per share under the June 2022 Refinancing Agreement, and amend the 2022 Note by removing all conversion rights granted by the 2022 Note.

In accordance with the Exchange and Amendment Agreement, the Company agreed to issue 25,000,000 shares of the Company’s Class A Common Stock in full satisfaction, exchange and payment for the exchanges and amendments set forth in the Exchange and Amendment Agreement.

In connection with the transactions described in the preceding paragraph, no underwriters were involved, there were no proceeds generated (except as indicated in the preceding paragraph), and the issuances were made in reliance on the exemption from the registration requirements of the Securities Act of 1933 provided under Section 4(a)(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately preceding the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in our consolidated financial statements or notes thereto.

Item 17.	Undertakings.

(a)	(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Exhibit
Number	Description
3.1	Second Amended and Restated Articles of Incorporation of Sharing Services Global Corporation, which is incorporated herein by reference from Exhibit A to the Company’s Proxy Statement on Schedule 14A filed on July 14, 2021

3.2	Third Amended and Restated Articles of Incorporation of Sharing Services Global Corporation, which is incorporated herein by reference from Exhibit A to the Company’s Proxy Statement on Schedule 14A filed on July 14, 2022

3.3	Bylaws of Sharing Services Global Corporation, which is incorporated herein by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 24, 2019

4.1	Certificate of Designation of Series A Preferred Stock, which is incorporated herein by reference from Exhibit 3.1.2 to the Company’s Current Report on Form 8-K filed on May 8, 2017

4.2	Certificate of Designation of Series C Preferred Stock, which is incorporated herein by reference from Exhibit 3.1.4 to the Company’s Current Report on Form 8-K filed on May 8, 2017

4.3	Convertible Promissory Note dated April 13, 2018 issued by Sharing Service, Inc. in favor of RB Capital Partners, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on April 19, 2018

4.4	Convertible Promissory Note dated April 5, 2021 issued by Sharing Service Global Corporation in favor of Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 1.2 to the Company’s Current Report on Form 8-K filed on April 9, 2021

4.5	Warrant to Purchase Shares of Sharing Services Global Corporation’s Class A Common Stock, which is incorporated herein by reference from Exhibit 1.3 to the Company’s Current Report on Form 8-K filed on April 9, 2021

4.6	Warrant to Purchase Shares of Sharing Services Global Corporation’s Class A Common Stock, which is incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 29, 2021

4.7	Warrant to Purchase Shares of Sharing Services Global Corporation’s Class A Common Stock, which is incorporated herein by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 27, 2022

4.8	Form of Convertible Promissory Note issued, in June 2022, by Sharing Service Global Corporation in favor of Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 4.8 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

4.9	Form of Warrant to Purchase Shares of Sharing Services Global Corporation’s Class A Common Stock issued, in June 2022, by Sharing Service Global Corporation to Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 4.9 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

5.1	Opinion Of Sichenzia Ross Ference LLP as to the legality of the securities being distributed

10.1	U. S. Small Business Administration Note dated May 13, 2020 issued by Sharing Services Global Corporation in favor of Prosperity Bank, which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on May 18, 2020

10.2	Stock Purchase and Share Subscription Agreement dated as of July 22, 2020 by and between Sharing Services Global Corporation and Heng Fai Ambrose Chan, which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on July 24, 2020

10.3	Settlement Accommodation Agreement [Including Stock Disposition and Release Provisions] dated July 22, 2020 by and between Sharing Services Global Corporation, Bear Bull Market Dividends, Inc., Kenyatto Montez Jones, and MLM Mafia, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on July 30, 2020

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10.4	Securities Purchase Agreement dated as of April 5, 2021 by and among Sharing Service Global Corporation and Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on April 9, 2021

10.5	Stock Purchase and Share Subscription Agreement dated as of December 23, 2021 by and among Sharing Service Global Corporation and Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 29, 2021

10.6	Business Consulting Agreement dated January 24, 2022 by and between Sharing Service Global Corporation and DSS, Inc., which is incorporated herein by reference from Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on January 27, 2022

10.7	Form of Distributor Agreement of The Happy Co., which is incorporated herein by reference from Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed on June 10, 2021

10.8	2021 The Happy Co. Brand Partner Compensation Plan, which is incorporated herein by reference from Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed on June 10, 2021

10.9	Form of Securities Purchase Agreement entered into, in June 2022, by and among Sharing Services Global Corporation, and the Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

10.10	Form of Security Agreement made, in June 2022, by Sharing Service Global Corporation in favor of Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

10.11	Form of Loan Agreement entered into, in June 2022,by and between LINDEN REAL ESTATE HOLDINGS, LLC and AMERICAN PACIFIC BANCORP, INC., which is incorporated herein by reference from Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

10.12	Form of DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT made, in June 2022, by LINDEN REAL ESTATE HOLDINGS, LLC in favor of Cottonwood Title Insurance Agency, Inc., for the benefit of American Pacific Bancorp, Inc., which is incorporated herein by reference from Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

10.13	Form of Demand Promissory Note issued, in June 2022, by LINDEN REAL ESTATE HOLDINGS, LLC in favor of AMERICAN PACIFIC BANCORP, INC., which is incorporated herein by reference from Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

10.14	Securities Exchange and Amendment Agreement dated March 24, 2023, by and between Sharing Services Global Corporation, DSS, Inc., and Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 30, 2023

10.15	Letter Agreement dated February 3, 2023, by and between Sharing Services Global Corporation and DSS, Inc., which is incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 29, 2023

10.16	Letter Agreement dated February 28, 2023, by and between Sharing Services Global Corporation and Decentralized Sharing Systems, Inc., which is incorporated herein by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 29, 2023

21.1	List of Subsidiaries of Sharing Services Global Corporation, which is incorporated herein by reference from Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on June 21, 2022

23.1	Consent of Sichenzia Ross Ference LLP (contained in Exhibit 5.1)

23.2	Consent of Ankit Consulting Services Inc.

107	Filing Fee table

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on April 20, 2023.

SHARING SERVICES GLOBAL CORPORATION
(Registrant)

By:	/s/ John Thatch
John Thatch
Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)

By:	/s/ Anthony S. Chan
Anthony S. Chan
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date
/s/ John Thatch	Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)	April 20, 2023
John Thatch

/s/ Heng Fai Ambrose Chan	Executive Chairman of the Board of Directors	April 20, 2023
Heng Fai Ambrose Chan

/s/ David K. Keene	Director	April 20, 2023
David K. Keene

/s/ Frank D. Heuszel	Director	April 20, 2023
Frank D. Heuszel

/s/ Castel B. Hibbert	Director	April 20, 2023
Castel B. Hibbert

/s/ Robert H. Trapp	Director	April 20, 2023
Robert H. Trapp

/s/ Christian Zimmerman	Director	April 20, 2023
Christian Zimmerman

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